                                CREDIT AGREEMENT

                           DATED AS OF MARCH 10, 2004

                                      AMONG

                           COVANTA ENERGY CORPORATION

                                       AND

                     EACH OF ITS SUBSIDIARIES PARTY HERETO,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                                       AND

                                  BANK ONE, NA,
                             AS ADMINISTRATIVE AGENT

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                                TABLE OF CONTENTS

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                                                                                                                  Page No.
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Section 1.        DEFINITIONS...................................................................................      1
         1.1.     Certain Defined Terms.........................................................................      1
         1.2.     Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement............     39
         1.3.     Other Definitional Provisions and Rules of Construction.......................................     40

Section 2.        REVOLVING LOANS; INTEREST RATES; FEES; AND CERTAIN TERMS OF PAYMENT AND REPAYMENT AND
                  OTHER MATTERS.................................................................................     40
         2.1.     Revolving Loan Commitments; Making of Revolving Loans; the Register; Optional Notes...........     40
         2.2.     Interest on the Revolving Loans...............................................................     44
         2.3.     Fees..........................................................................................     47
         2.4.     Mandatory Payments, Reductions in Commitments; General Provisions Regarding Payments;
                  Application of Proceeds of Collateral.........................................................     48
         2.5.     Use of Proceeds...............................................................................     55
         2.6.     Special Provisions Governing Eurodollar Rate Loans............................................     55
         2.7.     Increased Costs; Taxes; Capital Adequacy......................................................     57
         2.8.     Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate....................     60
         2.9.     Defaulting Lender.............................................................................     61
         2.10.    Joint and Several Liability; Payment Indemnifications.........................................     63
         2.11.    Rights of Subrogation, Contribution, Etc......................................................     63

Section 3.        LETTERS OF CREDIT.............................................................................     64
         3.1.     Letter of Credit Commitments; Issuance of Letters of Credit and Lenders' Purchase of
                  Participations Therein........................................................................     64
         3.2.     Letter of Credit Fees.........................................................................     68
         3.3.     Drawings and Reimbursement of Amounts Paid Under Letters of Credit............................     69
         3.4.     Obligations Absolute..........................................................................     71
         3.5.     Nature of Issuing Lender's Duties.............................................................     72
         3.6.     Cash Collateral for Letters of Credit.........................................................     73
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Section 4.        CONDITIONS....................................................................................     74
         4.1.     Conditions to Closing Date....................................................................     74
         4.2.     Conditions to All Revolving Loans.............................................................     85
         4.3.     Conditions to Letters of Credit...............................................................     86

Section 5.        COMPANY'S REPRESENTATIONS AND WARRANTIES......................................................     86
         5.1.     Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.................     87
         5.2.     Authorization of Borrowing, Etc...............................................................     87
         5.3.     Financial Condition...........................................................................     88
         5.4.     No Material Adverse Change; No Restricted Payments............................................     89
         5.5.     Title to Properties; Liens; Real Property; Intellectual Property..............................     89
         5.6.     Litigation; Adverse Facts.....................................................................     90
         5.7.     Payment of Taxes..............................................................................     90
         5.8.     Performance of Agreements; Material Contracts.................................................     91
         5.9.     Governmental Regulation.......................................................................     91
         5.10.    Securities Activities.........................................................................     91
         5.11.    Employee Benefit Plans........................................................................     91
         5.12.    Certain Fees..................................................................................     93
         5.13.    Environmental Protection......................................................................     93
         5.14.    Employee Matters..............................................................................     94
         5.15.    Matters Relating to Collateral................................................................     94
         5.16.    Disclosure....................................................................................     95
         5.17.    Cash Management System........................................................................     96
         5.18.    Matters Relating to Credit Parties............................................................     96
         5.19.    Investigation.................................................................................     96
         5.20.    Matters Relating to Bankruptcy Proceedings....................................................     97
         5.21.    Subordinated Indebtedness.....................................................................     97
         5.22.    Reporting to IRS..............................................................................     97
         5.23.    Solvency......................................................................................     97

Section 6.        COMPANY'S AFFIRMATIVE COVENANTS...............................................................     97
         6.1.     Financial Statements and Other Reports........................................................     98
         6.2.     Existence, Etc................................................................................    103
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                                      -ii-

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         6.3.     Payment of Taxes and Claims; Tax..............................................................    103
         6.4.     Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation
                  Proceeds......................................................................................    104
         6.5.     Inspection Rights; Lender Meeting.............................................................    106
         6.6.     Compliance with Laws, Etc.....................................................................    107
         6.7.     Environmental Matters.........................................................................    107
         6.8.     Execution of Borrower Joinder Agreement and Personal Property Collateral Documents
                  After the Closing Date........................................................................    109
         6.9.     Matters Relating to Additional Real Property Collateral.......................................    110
         6.10.    Deposit Accounts..............................................................................    111
         6.11.    Further Assurances............................................................................    111
         6.12.    High Yield Notes..............................................................................    113
         6.13.    Most Favored Nations Payments.................................................................    113
         6.14.    Montgomery Letter of Credit Cancellation......................................................    113

Section 7.        BORROWERS' NEGATIVE COVENANTS.................................................................    113
         7.1.     Indebtedness..................................................................................    114
         7.2.     Liens and Related Matters.....................................................................    117
         7.3.     Investments; Acquisitions.....................................................................    120
         7.4.     Contingent Obligations; Performance Guaranties................................................    123
         7.5.     Restricted Payments...........................................................................    125
         7.6.     Financial Covenants...........................................................................    127
         7.7.     Restriction on Fundamental Changes; Asset Sales...............................................    130
         7.8.     Transactions with Shareholders and Affiliates.................................................    132
         7.9.     Restriction on Leases.........................................................................    132
         7.10.    [Intentionally Omitted].......................................................................    133
         7.11.    Conduct of Business...........................................................................    133
         7.12.    Amendments to Related Agreements, Debt Documentation and Organizational Documents.............    133
         7.13.    End of Fiscal Years; Fiscal Quarters..........................................................    134
         7.14.    Amendment to Pension Plans....................................................................    134

Section 8.        EVENTS OF DEFAULT.............................................................................    134
         8.1.     Failure to Make Payments When Due.............................................................    135
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                                      -iii-

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         8.2.     Default in Other Agreements...................................................................    135
         8.3.     Breach of Certain Covenants...................................................................    135
         8.4.     Breach of Warranty............................................................................    136
         8.5.     Other Defaults Under Credit Documents.........................................................    136
         8.6.     Involuntary Bankruptcy; Appointment of Receiver, Etc..........................................    136
         8.7.     Voluntary Bankruptcy; Appointment of Receiver, Etc............................................    136
         8.8.     Judgments and Attachments.....................................................................    137
         8.9.     Dissolution...................................................................................    137
         8.10.    Employee Benefit Plans........................................................................    137
         8.11.    [Material Adverse Effect......................................................................    138
         8.12.    Change in Control.............................................................................    138
         8.13.    Invalidity of Intercreditor Agreement; Failure of Security; Repudiation of Obligations........    138
         8.14.    Termination of Material Contracts.............................................................    138
         8.15.    NOL Treatment.................................................................................    139

Section 9.        ADMINISTRATIVE AGENT..........................................................................    140
         9.1.     Appointment...................................................................................    140
         9.2.     Powers and Duties; General Immunity...........................................................    140
         9.3.     Independent Investigation by Lenders; No Responsibility For Appraisal of
                  Creditworthiness..............................................................................    142
         9.4.     Right to Indemnity............................................................................    142
         9.5.     Successor Administrative Agents...............................................................    143
         9.6.     Intercreditor Agreement.......................................................................    143
         9.7.     Administrative Agent May File Proofs of Claim.................................................    144

Section 10.       MISCELLANEOUS.................................................................................    145
         10.1.    Successors and Assigns; Assignments and Participations in Letters of Credit...................    145
         10.2.    Expenses......................................................................................    149
         10.3.    Indemnity.....................................................................................    150
         10.4.    Set-Off.......................................................................................    151
         10.5.    Ratable Sharing...............................................................................    151
         10.6.    Amendments and Waivers........................................................................    152
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         10.7.    Independence of Covenants.....................................................................    154
         10.8.    Notices; Effectiveness of Signatures..........................................................    154
         10.9.    Survival of Representations, Warranties and Agreements........................................    155
         10.10.   Failure or Indulgence Not Waiver; Remedies Cumulative.........................................    155
         10.11.   Marshalling; Payments Set Aside...............................................................    155
         10.12.   Severability..................................................................................    156
         10.13.   Obligations Several; Independent Nature of Lenders' Rights; Damage Waiver.....................    156
         10.14.   Release of Security Interest..................................................................    156
         10.15.   Headings......................................................................................    157
         10.16.   Applicable Law................................................................................    157
         10.17.   Construction of Agreement.....................................................................    157
         10.18.   Consent to Jurisdiction and Service of Process................................................    157
         10.19.   Waiver of Jury Trial..........................................................................    158
         10.20.   Confidentiality...............................................................................    159
         10.21.   No Fiduciary Duty.............................................................................    159
         10.22.   Counterparts; Effectiveness...................................................................    160
         10.23.   No Third Party Beneficiaries..................................................................    160

SIGNATURE PAGES.................................................................................................    S-1
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                                      -v-
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                                    EXHIBITS

I        NOTICE OF BORROWING

II       FORM OF REVOLVING NOTE

III      FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

IV       NOTICE OF CONVERSION / CONTINUATION

V        FORM OF COMPLIANCE CERTIFICATE

VI       FORM OF ASSIGNMENT AGREEMENT

VII      FORM OF SECURITY AGREEMENT

VIII     FORM OF BORROWER JOINDER AGREEMENT

IX       FORM OF SOLVENCY CERTIFICATE

X        FORM OF OPINIONS OF CREDIT PARTIES' COUNSEL

XI       DHC PLEDGE AGREEMENT

XII      [INTENTIONALLY OMITTED]

XIII     FORM OF INTERCREDITOR AGREEMENT

XIV      FORM OF MORTGAGE

XV       [INTENTIONALLY OMITTED]

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                                    SCHEDULES

1.1A              [INTENTIONALLY OMITTED]

1.1B              PRINCIPAL LEASE, SERVICE AND OPERATING AGREEMENTS

1.1C              BUDGET

2.1               LENDERS' COMMITMENTS AND PRO RATA SHARES

2.4A(iii)(f)      DEBT SERVICE RESERVE ACCOUNTS

3.1(a)(i)         LETTER OF CREDIT OBLIGATIONS

4.1C              CORPORATE STRUCTURE

4.1N              CLOSING DATE MORTGAGED PROPERTIES

4.1P              CASH MANAGEMENT SYSTEM

5.1               COMPANY AND SUBSIDIARIES

5.5B              REAL PROPERTY

5.5C              INTELLECTUAL PROPERTY

5.6               LITIGATION

5.8A              CERTAIN ALLEGED DEFAULTS

5.8C              MATERIAL CONTRACTS

5.11              MATTERS RELATING TO EMPLOYEE BENEFIT PLANS

5.13              ENVIRONMENTAL MATTERS

7.1(vi)           CERTAIN EXISTING INDEBTEDNESS

7.1(ix)           CERTAIN EXISTING CAPITAL LEASES

7.2               CERTAIN EXISTING LIENS

7.3(v)            CERTAIN EXISTING INVESTMENTS

7.3(vi)           CERTAIN WTE PROJECTS

7.4(iv)           CERTAIN EXISTING PERFORMANCE GUARANTIES

7.4(vi)           CERTAIN EXISTING CONTINGENT OBLIGATIONS

7.6G              STIPULATED ADJUSTED OPERATING CASH FLOW

7.8               CERTAIN TRANSACTIONS WITH AFFILIATES

                           COVANTA ENERGY CORPORATION

                                CREDIT AGREEMENT

                  This CREDIT AGREEMENT is dated as of March 10, 2004 and entered into by and among COVANTA ENERGY CORPORATION, a Delaware corporation ("COMPANY"); EACH OF COMPANY'S SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HEREOF (each such Subsidiary and Company individually referred to herein as a "BORROWER" and, collectively (together with any Additional Subsidiary Borrowers (this and other capitalized terms used in the recitals hereto without definition being used as defined in subsection 1.1)), on a joint and several basis, as "BORROWERS"); THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HEREOF AS LENDERS (each individually referred to herein as a "LENDER" and collectively as "LENDERS"); and BANK ONE, NA ("BANK ONE"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

                                 R E C I T A L S

                  WHEREAS, on April 1, 2002 (the "PETITION DATE"), Borrowers and certain of their Domestic Subsidiaries (collectively, the "DEBTORS") filed voluntary petitions for relief under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (such proceedings being jointly administered under Case Nos. 02-40826 through 02-40949, 02-16322, 03-13679 through 03-13685, and 03-13687 through 03-13709 are hereinafter referred to as the "CHAPTER 11 CASES"), and each Borrower has operated its businesses and managed its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

                  WHEREAS, the Debtors have proposed, their creditors have approved, and the Bankruptcy Court has confirmed, the Plan of Reorganization;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:

SECTION 1 DEFINITIONS

         1.1.     CERTAIN DEFINED TERMS.

                  The following terms used in this Agreement shall have the following meanings:

                  "ADDITIONAL SUBSIDIARY BORROWER" has the meaning assigned to that term in subsection 6.8B.

                  "ADJUSTED EBITDA" means, for any period, (i) without duplication, the aggregate amount derived by combining the amounts for such period of (a) "Operating income (loss)", plus (b) Net Depreciation and Amortization Expense, plus (c) "Amortization of premium and discount, net" plus
(d) "Unbilled receivables", to the extent associated with accretion accounting for Limited Recourse Debt relating to Projects of Company and its Subsidiaries, minus (e) "Equity in income from unconsolidated investments", minus (ii) without duplication, the aggregate amount derived by combining the amounts (each expressed as a positive number) for such period of (a) "Payment of debt", to the extent consisting of principal payments on Limited Recourse Debt relating to Projects of Company and its Subsidiaries, plus (b) "Minority interests", plus
(c) accretion of principal on the High Yield Notes, as each such line item referred to in clauses (i)(a), (i)(e) and (ii)(b) is reflected in Company's consolidated statement of income prepared in conformity with GAAP and as each such line item referred to in clauses (i)(c), (i)(d) and (ii)(a) is reflected in Company's consolidated statement of cash flows prepared in conformity with GAAP, in each case reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled; provided, however, that with respect to any such period ending during 2008, each of the line items referred to above shall be calculated as if the terms of the service agreement of Company and its Subsidiaries relating to the Alexandria Project in effect for Fiscal Year 2007 continued in effect during 2008, without giving effect to any negative impact on Adjusted EBITDA from the terms of any extension in 2008 of such service agreement.

                  "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

                  "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person (other than exclusively as a result of such Person's role as a senior executive of that Person or Project manager or operator), whether through the ownership of voting securities or by contract or otherwise.

                  "AGGREGATE AMOUNTS DUE" has the meaning assigned to that term in subsection 10.5.

                  "AGREEMENT" means this Credit Agreement dated as of March 10, 2004, as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "ANNUAL FREE CASH FLOW" means, for any period, (i) the sum for such period of (without duplication) (a) all cash revenue received by Company and its Subsidiaries from Projects and facilities that are not Projects, other than amounts received by Company or such Subsidiary as a "pass through" entity for debt service on Limited Recourse Debt, (b) all

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amounts previously in reserve with respect to Projects that are released from such reserves to Company or any of its Subsidiaries, other than amounts that are required to be paid (but that have not yet been paid) to third parties pursuant to binding Contractual Obligations of Company or any of its Subsidiaries and that are permitted under this Agreement to be paid to such third parties, (c) all distributions made to Company and its Subsidiaries on account of Capital Stock held by Company and its Subsidiaries, (d) all interest earned by Company and its Subsidiaries on Cash On Hand of Company and its Subsidiaries, (e) all amounts released to Company and its Subsidiaries from cash accounts related to Expansions, excluding any portion of such amounts that are not expended in such period and are required to be (and are permitted under this Agreement to be) expended by Company and its Subsidiaries in connection with such Expansions in a subsequent period (provided, that Administrative Agent shall have reviewed and approved the exclusion of such portion of such released amounts from this clause
(i)(e) prior to such exclusion), (f) all reimbursement amounts received by Company and its Subsidiaries under the Management Services and Reimbursement Agreement, and (g) all cash refunds or rebates of taxes received by Company and its Subsidiaries (but excluding from the amounts referred to in clauses (i)(a) through (i)(g) any portion of such amounts that was previously required to be applied (and was applied) as a Mandatory Payment), minus, without duplication of amounts already excluded or deducted from clauses (i)(a) through (i)(g) above,
(ii) the sum for such period of (without duplication) (a) operating disbursements of Company and its Subsidiaries, (b) Consolidated Facilities Capital Expenditures, (c) corporate overhead of Company and its Subsidiaries,
(d) payments on debt and leases of Company and its Subsidiaries, to the extent such payments are permitted to be made under this Agreement, (e) distributions on Capital Stock of Subsidiaries to Persons other than Company and its Subsidiaries, (f) all payments by Company and its Subsidiaries to third parties during such period as a result of drawings under the Existing IPP International Project Guaranties, (g) all payments by Company and its Subsidiaries to the extent that such payments are required to be reimbursed to Company and its Subsidiaries pursuant to the Management Services and Reimbursement Agreement,
(h) any amounts posted in such period by Company and its Subsidiaries for credit support to the extent such amounts are required to be posted during such period pursuant to binding Contractual Obligations of Company or any of its Subsidiaries, (i) all cash principal, interest and fee payments (other than Mandatory Payments) by Company and its Subsidiaries that are not prohibited by the terms of this Agreement, including all payments made by Borrowers to reimburse amounts drawn under Letters of Credit or letters of credit issued under the Detroit L/C Facility Agreement, (j) all cash payments of taxes by Company and its Subsidiaries, (k) all cash payments by Company and its Subsidiaries during such period under the DHC Corporate Services Reimbursement Agreement, to the extent such payments are permitted to be made under this Agreement, and (l) all payments by Company and its Subsidiaries made during such period into reserves with respect to Projects, to the extent such payments (1) are required to be placed during such period in such reserves pursuant to binding Contractual Obligations of Company or any of its Subsidiaries and (2) are funded from amounts which are included in the amounts described in clause
(i) of this definition for such period; provided, however, that in any Fiscal Year commencing with Fiscal Year 2005, Annual Free Cash Flow for such Fiscal Year shall be reduced by the amount, if any, by which the sum of

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the amounts of Annual Free Cash Flow for each of the immediately preceding
Fiscal Years (commencing with Fiscal Year 2004) was less than zero.

                  "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "APPROVED PLAN OF REORGANIZATION" has the meaning assigned to that term in subsection 4.1E(i).

                  "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person of (i) any of the Capital Stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $500,000 or less and the aggregate value of all such other assets since the Closing Date is equal to $2,000,000 or less, in each case so long as not less than 90% of the consideration received for such assets shall be cash); provided, however, that Asset Sales shall not include (1) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (provided, that sales and discounts of not more than $10,000,000 in face value of accounts receivable may be excluded from Asset Sales pursuant this clause (1), and the sole consideration received in connection with any such sale of accounts receivable shall be cash), (2) any sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged (provided, that any cash received in connection with any such sale or exchange that is not expended as part of such sale or exchange to obtain such replacement items of equipment, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (3) disposals of obsolete, worn out or surplus property in the ordinary course of business (provided, that not less than 75% of the consideration, if any, received in connection with any such disposal shall be cash, and any such cash received, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (4) any discount or compromise of notes or accounts receivable for less than the face value thereof, to the extent Company deems necessary in order to resolve disputes that occur in the ordinary course of business, or (5) any IPP International Sale.

                  "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit VI annexed hereto.

                  "ASSUMPTIONS" has the meaning assigned to that term in subsection 5.11D.

                  "BACK-UP CLOSING DATE LETTER OF CREDIT" means a Closing Date Letter of Credit issued in support of a DIP Tranche A L/C or a DIP Tranche B L/C and any Letter of Credit issued to replace or extend the same pursuant to subsection 3.1B(ii)(a).

                  "BANK OF AMERICA" means Bank of America, N.A.

                  "BANK ONE" has the meaning assigned to that term in the introduction to this Agreement.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York and any other court properly exercising jurisdiction over any relevant Chapter 11 Case.

                  "BANKRUPT SUBSIDIARY" means any of the Warren Subsidiaries, the Lake Subsidiary or the Tampa Subsidiaries, in each case so long as such Debtor remains subject to its Chapter 11 Case before the Bankruptcy Court.

                  "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

                  "BASE RATE LOANS" means Revolving Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

                  "BASE RATE MARGIN" means four and one-half of one percent (4.50%).

                  "BORROWER JOINDER AGREEMENT" means a Borrower Joinder Agreement, substantially in the form of Exhibit VIII annexed hereto.

                  "BORROWERS" has the meaning assigned to that term in the introduction to this Agreement.

                  "BUDGET" means (i) with respect to Fiscal Year 2004, the budget delivered by Company to Lenders on or prior to the Closing Date pursuant to subsection 4.1G, setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and each Fiscal Quarter from the Closing Date through December 31, 2004, and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, 2008, as such budget may be supplemented pursuant to subsection 6.1(i), and (ii) with respect to each Fiscal Year after 2004, the budget delivered by Company to Lenders pursuant to subsection 6.1(xvi), setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and Fiscal Quarter during such Fiscal Year and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, 2009, as such budget may be supplemented pursuant to subsection 6.1(i).

                  "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Illinois or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "CAPITAL EXPENDITURES" means cash expenditures by Company and its Subsidiaries that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries for the relevant period.

                  "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

                  "CASH MANAGEMENT SYSTEM" means the cash management system of Borrowers, described in Schedule 4.1P annexed hereto, as such Cash Management System may be modified pursuant to subsection 6.10.

                  "CASH ON HAND" has the meaning assigned to that term in subsection 2.4A(iii)(f).

                  "CEA" means Covanta Energy Americas, Inc., a Delaware corporation.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "CHANGE IN CONTROL" means the occurrence of any one or more of the following: (i) DHC shall cease to own, directly, 80% or more of the outstanding Capital Stock of Company; or (ii) any "change of control" or "change in control" or event, however titled, shall occur that requires under the High Yield Indenture a prepayment of the High Yield Notes or an offer to prepay High Yield Notes as a result of a change in ownership of all or some portion of the Capital Stock of Company or any of its Subsidiaries or all or substantially all of the assets of Company and its Subsidiaries.

                  "CHAPTER 11 CASES" has the meaning assigned to that term in the recitals to this Agreement.

                  "CLOSING DATE" means the date on which each of the conditions described in subsection 4.1 have been satisfied or waived by Administrative Agent and Requisite Lenders (or such other Lenders as may be required under subsection 10.6).

                  "CLOSING DATE LETTERS OF CREDIT" means the Letters of Credit issued on or about the Closing Date pursuant to subsection 3.1B(i), consisting of the Back-Up Closing Date Letters of Credit, the Montgomery Closing Date Letter of Credit and the Replacement Closing Date Letters of Credit and any Letters of Credit issued to replace or extend the same pursuant to subsection 3.1B(ii)(a).

                  "CLOSING DATE MORTGAGED PROPERTY" has the meaning assigned to that term in subsection 4.1N.

                  "CLOSING DATE MORTGAGES" has the meaning assigned to that term in subsection 4.1N.

                  "CLOSING DATE RETAINED AMOUNT" has the meaning assigned to that term in subsection 4.1T.

                  "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents, as security for the Obligations.

                  "COLLATERAL ACCOUNT" means the cash collateral account maintained with Collateral Agent pursuant to the Security Agreement to secure the obligations of Borrowers with respect to Letter of Credit Exposure.

                  "COLLATERAL AGENT" means Bank of America, in its capacity as Collateral Agent under the Intercreditor Agreement and the Collateral Documents.

                  "COLLATERAL DOCUMENTS" means the Security Agreement, the DHC Pledge Agreement, the Control Agreements, the Mortgages and all other instruments or documents (pursuant to which a Lien to secure all or any portion of the Obligations is purported or intended to be created, granted, evidenced or perfected) delivered from time to time by any Credit Party pursuant to this Agreement or any of the other Credit Documents, as such instruments and documents may be amended, restated, supplemented or otherwise modified from time to time.

                  "COMMITMENTS" means one or more of the Revolving Loan Commitments or the Letter of Credit Commitments or any combination thereof.

                  "COMMITMENT FEE PERCENTAGE" means, on any date of determination, a per annum rate equal to 0.50%.

                  "COMMODITIES AGREEMENT" means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities or similar agreement or arrangement to which Company or any of its Subsidiaries is a party unless, under the terms of such contract, option contract agreement or arrangement Company expects to make or take delivery of the commodities which are the subject thereof.

                  "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

                  "COMPETITOR" means any Person (and its Affiliates) primarily engaged in the business of (i) the generation and sale of electricity or (ii) municipal waste management.

                  "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit V annexed hereto.

                  "CONFIRMATION ORDER" means the Findings of Fact, Conclusions of Law and Order under 11 U.S.C. Section 1129 and Rule 3020 of the Federal Rules of Bankruptcy Procedure Confirming Debtors' Second Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code entered by the Bankruptcy Court on March 5, 2004 in the Chapter 11 Cases, without modification, revision or amendment.

                  "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period,
(i) Consolidated Interest Expense for such period minus (ii) to the extent included in Consolidated Interest Expense for such period, accretion of principal on the High Yield Notes, interest paid in kind and not in cash during such period and any other amounts not paid or payable in cash.

                  "CONSOLIDATED FACILITIES CAPITAL EXPENDITURES" means, for any period, the aggregate of all cash expenditures by Company and its Subsidiaries during that period that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries for that or any other period. Expenditures that are reimbursed by the client (if such client is a Government Authority) of a Project under the principal lease, service or operating agreement relating to such Project pursuant to a Contractual Obligation on the part of such client to reimburse such expenditures shall not constitute Consolidated Facilities Capital Expenditures.

                  "CONSOLIDATED INTEREST EXPENSE" means, for any period, (i) total interest expense, net of interest income, of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries to the extent such Indebtedness is or is required to be reflected on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP, but excluding any Indebtedness consisting of Limited Recourse Debt, and (ii) to the extent not included in the calculation of the amount described in clause (i), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, from clauses (i) and (ii) any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Closing Date and any amounts referred to in subsection 2.3 of the Detroit L/C Facility Agreement payable to the agents and lenders thereunder on or before the Closing Date.

                  "CONSOLIDATED LEVERAGE RATIO" means, as at any date of determination, the ratio of (a) Total Debt as at such date to (b) Adjusted EBITDA for the four-Fiscal Quarter period most recently ended prior to such date.

                  "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis, as such amounts are or are required to be reflected on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP.

                  "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount (if stated) of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if the amount of any Contingent Obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Company in good faith based upon reasonable assumptions. No obligations under Performance Guaranties shall constitute Contingent Obligations.

                  "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "CORPORATE SERVICES REIMBURSEMENT AGREEMENT" means the corporate services and expense reimbursement agreement entered into by DHC and Company on the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "COVANTA ENERGY PENSION PLAN" means the Pension Plan referred to generally by Company on and prior to the Closing Date as the "Covanta Energy Pension Plan".

                  "CPIH" means Covanta Power International Holdings, Inc., a Delaware corporation, and its successors and assigns.

                  "CPIH BORROWERS" means CPIH and any additional borrowers under the CPIH Term Loan Agreement from time to time.

                  "CPIH REVOLVER AGREEMENT" means that certain credit agreement dated as of the date hereof by and among CPIH Borrowers, as borrowers, and the financial institutions listed on the signature pages thereof, as lenders, as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "CPIH REVOLVER DOCUMENTS" means the "Loan Documents" as defined in the CPIH Revolver Agreement.

                  "CPIH STOCK PLEDGE AGREEMENT" means the pledge agreement dated as of the Closing Date pursuant to which CEA pledges the Capital Stock of CPIH to secure the obligations of CPIH Borrowers under the CPIH Revolver Documents and the CPIH Term Loan Documents, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "CPIH SUBSIDIARIES" means, on and after the Closing Date, CPIH and its Subsidiaries.

                  "CPIH TERM LOAN AGREEMENT" means that certain credit agreement dated as of the date hereof by and among CPIH Borrowers, the Persons listed on the signature pages thereof, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "CPIH TERM LOAN DOCUMENTS" means the "Loan Documents" as defined in the CPIH Term Loan Agreement.

                  "CREDIT DOCUMENTS" means this Agreement, the Revolving Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrowers in favor of Issuing Lender relating to, the Letters of Credit) and the Collateral Documents, the Intercreditor Agreement and all amendments, waivers and consents relating thereto.

                  "CREDIT EXPOSURE" means, with respect to any Lender, as of any date of determination, that Lender's Revolving Loan Exposure and Letter of Credit Exposure.

                  "CREDIT PARTY" means each Borrower and DHC, and "CREDIT PARTIES" means all such Persons, collectively.

                  "CREDIT UTILIZATION" means, on any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate amount of Letter of Credit Usage.

                  "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, or option contract to buy, sell or exchange currencies or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

                  "D.E. SHAW" means D. E. Shaw Laminar Portfolios, L.L.C. a Delaware limited liability company.

                  "DEBTORS" has the meaning assigned to that term in the recitals to this Agreement.

                  "DEFAULTED PARTICIPATION" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULT EXCESS" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULTING LENDER" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULT PERIOD" has the meaning assigned to that term in subsection 2.9.

                  "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

                  "DETROIT L/C FACILITY AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among Borrowers, as borrowers, Bank of America, as Administrative Agent, the Documentation Agent party thereto, the Co-Lead Arrangers party thereto, and the financial institutions listed on the signature pages thereof, as lenders, and (ii) any credit agreement entered into by Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause (i) and the Indebtedness and letters of credit issued thereunder (provided, that (a) the terms of the Detroit L/C Facility Documents as so refinanced, replaced, renewed or extended shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent) than the Detroit L/C Facility Documents in effect on the Closing Date (it being understood and agreed that any refinancing, replacement, renewal or extension having the effect of reducing, delaying or waiving any otherwise required reduction in the amount of any commitment to extend letters of credit under the Detroit L/C Facility Documents shall be deemed to be more disadvantageous for purposes of this clause (a) without further notice or other action by Administrative Agent), (b) the aggregate amount of Indebtedness and letters of credit outstanding and additional commitments to extend credit, if any, under the Detroit L/C Facility Documents as refinanced, replaced, renewed or extended, shall not exceed the aggregate amount of the commitments to extend credit in effect under the Detroit L/C Facility Documents on the Closing Date (or, if less, the amount of such commitments in effect immediately prior to such refinancing, replacement, renewal or extension), plus $5,000,000, (c) the credit available under the Detroit L/C Facility Documents as refinanced, replaced, renewed or extended shall be limited to letters of credit issuable in connection with the Project to which the Existing Detroit L/Cs relate (provided, that the requirements of this clause (c) shall not apply with respect to credit extended pursuant to the $5,000,000 additional amount described at the end of the foregoing clause (b)), (d) the obligations under (and the Liens securing) the Detroit L/C Facility Documents as refinanced, replaced, renewed or extended shall be subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the Detroit L/C Facility Documents in effect on the Closing Date, and (e) Company shall provide to Administrative Agent reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith), in the case of clause (i) or (ii) as such credit agreement may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "DETROIT L/C FACILITY DOCUMENTS" means (i) the Detroit L/C Facility Agreement, and (ii) the other "Credit Documents" as defined in the Detroit L/C Facility Agreement.

                  "DETROIT PROJECT SUBSIDIARY" means Michigan Waste Energy, Inc., a Delaware corporation.

                  "DEUTSCHE BANK" means Deutsche Bank Securities, Inc.

                  "DEVELOPMENT EXPENSE" means, with respect to any Project, cash expenditures made by Company or any of its Subsidiaries to fund (i) engineering, permitting, legal, environmental and other similar expenses and (ii) fees and expenses of consultants and advisers with respect to engineering, permitting, legal and environmental issues, in each case to the extent such expenses are payable to Persons other than Company and its Subsidiaries in connection with any Expansion permitted under this Agreement, prior to the date of financial closing for such Expansion; provided, that Development Expenses shall exclude payroll expense and reasonable travel expenses of employees of Company and its Subsidiaries.

                  "DHC" means Danielson Holding Corporation, a Delaware corporation.

                  "DHC PLEDGE AGREEMENT" means the DHC Pledge Agreement executed and delivered on the Closing Date by DHC, substantially in the form of Exhibit XI annexed hereto, as such DHC Pledge Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "DHC TAX SHARING AGREEMENT" means the tax sharing agreement entered into by DHC, Company and CPIH on the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "DIP AGENTS" means the Persons identified as "Agents" under the DIP Credit Agreement, in their capacities as agents for DIP Lenders under the DIP Credit Agreement.

                  "DIP CREDIT AGREEMENT" means that certain Debtor-In-Possession Credit Agreement dated as April 1, 2002, by and among Company and certain of its Subsidiaries, as debtors and debtors-in-possession, the financial institutions listed on the signature pages thereof, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, as such agreement is in effect immediately prior to the Closing Date.

                  "DIP CREDIT DOCUMENTS" means the "Loan Documents" as defined in the DIP Credit Agreement.

                  "DIP LENDER" means each of the "Lenders" under the DIP Credit Agreement on the Closing Date, in its capacity as a lender under the DIP Credit Agreement.

                  "DIP TRANCHE A L/C" means each letter of credit outstanding as of the Closing Date that is described on Schedule 1.1A (Part I) annexed to the Detroit L/C Facility Agreement (setting forth the expiration date, renewal requirements and other particulars of such letter of credit, including the type of obligation supported thereby), under which the maximum aggregate available amount for drawing is $6,276,500.00, determined as of the Closing Date; and "DIP TRANCHE A L/CS" means all such letters of credit, collectively.

                  "DIP TRANCHE B L/C" means each letter of credit outstanding as of the Closing Date that is described on Schedule 1.1A (Part II) annexed to the Detroit L/C Facility Agreement (setting forth the expiration date, renewal requirements and other particulars of such letter of credit), under which the maximum aggregate available amount for drawing is $170,074,145.19, determined as of the Closing Date; and "DIP TRANCHE B L/CS" means all such letters of credit, collectively.

                  "DISTRIBUTABLE CASH" has the meaning assigned to that term in subsection 4.1T.

                  "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Documentation Agent appointed pursuant to subsection 9.5.

                  "DOLLARS" and the sign "$" mean the lawful money of the United States.

                  "DOMESTIC CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 30 days after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 30 days after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than 30 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least "A-1" from S&P or at least "P-1" from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within 30 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and
(ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) such other securities as Company and Administrative Agent may agree on from time to time.

                  "DOMESTIC SUBSIDIARY" means any Subsidiary of any Borrower that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

                  "ELIGIBLE ASSIGNEE" means (i) any Person that is (a) a commercial bank organized under the laws of the United States or any state thereof, (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (c) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided, that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, or (d) any other financial institution that extends credit or buys loans as one of its businesses; (ii) any Person that is a Lender at the time of the relevant assignment; or (iii) any other Person designated as an Eligible Assignee pursuant to the prior written consent of Administrative Agent in its sole discretion; provided, that none of Company nor any Affiliate of Company nor any Competitor shall be an Eligible Assignee; and provided, further, that in order to be an Eligible Assignee, a Person must have at the time of determination a long term senior unsecured debt rating of "A2" or better from Moody's and/or "A" or better from S&P.

                  "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

                  "ENFORCING LENDERS" has the meaning assigned to that term in subsection 10.5B.

                  "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, or (ii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                  "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) or any Facility.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

                  "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

                  "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) that would reasonably be expected to have a Material Adverse Effect; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with

Section 412(d) of the Internal Revenue Code) or the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 412(n) of the Internal Revenue Code, except any such failure or imposition attributable to an error made in good faith which results in the imposition of liability or a Lien on Company and its Subsidiaries and their respective ERISA Affiliates of an immaterial amount, so long as such error, failure and imposition are promptly corrected after discovery of such error by Company or any of its Subsidiaries, or the failure to make by its due date a required installment of a material amount under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material current liability of Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries) pursuant to Section 4063 or 4064 of ERISA;
(v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material current liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if it would reasonably be expected that Company or any of its Subsidiaries will incur material liability therefor (in excess of the contribution that would otherwise have been due absent such withdrawal), or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, if such assertion or the liability with respect thereto would reasonably be expected to have a Material Adverse Effect; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or of the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, in either case if such failure would reasonably be expected to have a Material Adverse Effect; or (x) the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 401(a)(29) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                  "EURODOLLAR BASE RATE" means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

                  "EURODOLLAR RATE" means, with respect to a Eurodollar Loan for the relevant Interest Period the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

                  "EURODOLLAR RATE LOANS" means Revolving Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

                  "EURODOLLAR RATE MARGIN" means six and one-half of one percent (6.50%).

                  "EVENT OF DEFAULT" has the meaning assigned to that term in
Section 8.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "EXCLUDED SUBSIDIARY" means (i) each Subsidiary of Company for which becoming a Borrower would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of a Person other than Company or any of its Subsidiaries for which the required consents have not been obtained or (b) applicable law affecting such Subsidiary, provided, that any such Subsidiary of Company shall cease to be covered under this clause at such time as such Subsidiary's becoming a Borrower would no longer constitute a material violation of such Contractual Obligation or applicable law, whether as a result of obtaining the required consents or otherwise, and (ii) each Bankrupt Subsidiary.

                  "EXISTING DETROIT L/CS" means, collectively, the following DIP Tranche B L/Cs: (i) Irrevocable Standby Letter of Credit Number SBY501806 issued by UBS Bank, in the available amount of $96,731,392.81 as of the Closing Date, for the benefit of PMCC Leasing Corporation and Resource Recovery Business Trust-A, and (ii) Irrevocable Standby Letter of Credit Number SBY501835 issued by UBS Bank, in the available amount of $41,460,161.38 as of the Closing Date, for the benefit of Aircraft Services Corporation and Resource Recovery Business Trust-B.

                  "EXISTING INTERCREDITOR AGREEMENT" means the "Intercreditor Agreement" as defined in the DIP Credit Agreement on the Closing Date, as such "Intercreditor Agreement" is in effect on the Closing Date.

                  "EXISTING IPP INTERNATIONAL PROJECT GUARANTIES" means, collectively, (i) the existing guaranty by Covanta Energy Group of the obligations of the CPIH Subsidiaries under certain agreements relating to the Haripur Project, the Samalpatti Project and the Trezzo Project, (ii) the existing guaranty by Covanta Projects, Inc. of the obligations of the CPIH Subsidiaries under certain agreements relating to the Quezon Project, and (iii) the existing guaranty by Company of the obligations of the CPIH Subsidiaries under certain agreements relating to the Balaji/Madurai Project and the LICA Project, as each such guaranty may be amended, restated, supplemented or otherwise modified to the extent permitted hereunder.

                  "EXPANSION" means, with respect to any waste-to-energy Project in existence as of the date hereof, additions or improvements to the existing facilities of such Project that involve the addition of a boiler or a turbine generator.

                  "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries, by any of their respective predecessors or by any Person who was an Affiliate of Borrower or any of its Subsidiaries prior to the Closing Date.

                  "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

                  "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsections 7.2A(iii) through (xi)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

                  "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

                  "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31st of each calendar year.

                  "FLOOD HAZARD PROPERTY" means any real property that is subject to a Mortgage and is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

                  "FOREIGN SUBSIDIARY" means any Subsidiary of any Borrower that is not a Domestic Subsidiary.

                  "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 120 South LaSalle Street, 8th Floor, Mail Code L1-1713, Chicago, Illinois 60603 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

                  "FUNDING BORROWER" has the meaning assigned to that term in subsection 2.10C.

                  "FUNDING DATE" means the date of funding of a Revolving Loan.

                  "FUNDING DEFAULT" has the meaning assigned to that term in subsection 2.9.

                  "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, accounting principles generally accepted in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by the American Institute of Certified Public Accountants.

                  "GEOTHERMAL SALE" means (i) the sale or other disposition by Company and its Subsidiaries of all or substantially all of their respective (1) Capital Stock in Heber Geothermal Company, Heber Field Company and Second Imperial Geothermal Company, L.P. and (2) Capital Stock in non-debtor Affiliate Mammoth Pacific L.P., which entities own or lease geothermal plants and facilities in California (the "GEOTHERMAL BUSINESS") and (ii) the assumption and/or assignment by Company and its Subsidiaries of certain contracts related to the Geothermal Business, in the case of both clauses (i) and (ii) occurring prior to or concurrently with the consummation of the Plan of Reorganization.

                  "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

                  "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

                  "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

                  "GREENWAY L/C" means, collectively, the letter of credit outstanding on the Closing Date in the stated amount of $820,000 issued under the DIP Credit Agreement as a "Tranche B Letter of Credit" (as defined in the DIP Credit Agreement), and shall not mean or include any amendment, reissuance, renewal or extension of such letter of credit after the Closing Date.

                  "GROSS RECEIPTS" means, in respect of any Asset Sale, the total cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale minus any repayment of debt related to the assets sold in such Asset Sale which is made in connection therewith and is not prohibited under this Agreement.

                  "HAVERHILL DEFERRED INCOME" means, for any period, all non-cash income resulting from payments made in 1998 by the counterparty to the power purchase agreement relating to the Haverhill Project in order to "buydown" its obligations under such agreement, to the extent such non-cash income is included in consolidated revenue or consolidated earnings of Company and its Subsidiaries during such period.

                  "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of (a) "hazardous wastes" or "mixed wastes" as defined in RCRA or in any other Environmental Law;
(b) "hazardous substances", "pollutants" or "contaminants" as defined in CERCLA or in any other Environmental Law; (c) "chemical substances" or "mixtures" as defined in TSCA or any other substance which is tested pursuant to TSCA or any other Environmental Law, or the manufacture, processing, distribution, use or disposal of which is regulated or prohibited pursuant to TSCA or any other Environmental Law, including without limitation polychlorinated biphenyls and electrical equipment which contains any oil or dielectric fluid containing regulated concentrations of polychlorinated biphenyls; (d) "insecticides", "fungicides", "pesticides" or "rodenticides" as defined in FIFRA or any other Environmental Law; or (e) "infectious waste" or "biohazardous waste" as defined in any Environmental Law; (ii) asbestos or any asbestos-containing materials;
(iii) urea formaldehyde foam insulation; (iv) any oil, petroleum, petroleum fraction or petroleum derived substance; (v) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (vi) any flammable substances or explosives; (vii) any radioactive materials; and (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

                  "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                  "HEDGE AGREEMENT" means (i) an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, or (ii) a forward agreement or arrangement designed to hedge against fluctuation in electricity rates pertaining to electricity produced by a Project, so long as the contractual arrangements relating to such Project contemplate that Company or its Subsidiaries shall deliver such electricity to third parties.

                  "HIGH YIELD INDENTURE" means (i) the indenture pursuant to which the High Yield Notes are issued and (ii) any replacement indenture entered into in connection with a refinancing, renewal, replacement or extension of the High Yield Notes permitted under subsection 7.1(xiii), in each case as such indenture or replacement indenture may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "HIGH YIELD NOTES" means (i) the $230,000,000 in aggregate principal amount at maturity of 8.25% Senior Notes due 2010 of Company issued pursuant to the High Yield Indenture, and (ii) any Indebtedness incurred to refinance, renew, replace or extend the High Yield Notes permitted to be incurred under subsection 7.1(xiii); provided, that the initial principal amount (and issue price) of such High Yield Notes on the Closing Date shall be $205,000,000.

                  "IMMATERIAL FOREIGN SUBSIDIARY" means any of the following Foreign Subsidiaries, in each case so long as such Subsidiary (i) has engaged in substantially no business or operations in the most recent fiscal year of Company and its Subsidiaries, (ii) in the most recent fiscal year of Company and its Subsidiaries, accounted for less than $100,000 of revenues, and (iii) holds at the time of determination less than $100,000 of assets: Covanta Energy Europe, Ltd. (United Kingdom), OPI Carmona Ltd. (Cayman Islands), OPI Carmona One Ltd. (Cayman Islands), and Covanta Waste to Energy Asia Investments (Mauritius).

                  "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services received by such Person (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a promissory note or similar written instrument, but excluding in either case current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Any obligations under Interest Rate Agreements and Currency Agreements (and Hedge Agreements that protect against fluctuation in electricity rates) constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless the Indebtedness of such partnership or joint venture is expressly Limited Recourse Debt of such partnership or joint venture.

                  "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

                  "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

                  "INSURANCE PREMIUM FINANCERS" means Persons who are non-Affiliates of Company that advance insurance premiums for Company and its Subsidiaries pursuant to Insurance Premium Financing Arrangements.

                  "INSURANCE PREMIUM FINANCING ARRANGEMENTS" means, collectively, such agreements as Company and its Subsidiaries shall enter into after the Closing Date with Insurance Premium Financers pursuant to which such Insurance Premium Financers shall advance insurance premiums for Company and its Subsidiaries. Such Insurance Premium Financing Arrangements (i) shall provide for the benefit of such Insurance Premium Financers a security interest in no property of Company or any of its Subsidiaries other than gross unearned premiums for the insurance policies, (ii) shall not purport to prohibit any portion of the Liens created in favor of Collateral Agent (for the benefit of Secured Parties) pursuant to the Collateral Documents, and (iii) shall not contain any provision or contemplate any transaction prohibited by this Agreement and shall otherwise be in form and substance reasonably satisfactory to Administrative Agent.

                  "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Borrowers and their Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrowers and their Subsidiaries, taken as a whole.

                  "INTERCOMPANY MASTER NOTE" means a promissory note evidencing Indebtedness of Company and each of its Subsidiaries which (a) to the extent the

Indebtedness evidenced thereby is owed to any Borrower, is pledged pursuant to the Collateral Documents, and (b) to the extent the Indebtedness evidenced thereby is owed by a Subsidiary of Company, is senior Indebtedness of such Subsidiary (except to the extent that requiring such Indebtedness to be senior would breach a contractual obligation binding on such Subsidiary), except that any such Indebtedness owed by any Borrower to any Subsidiary which is not a Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of such note.

                  "INTERCREDITOR AGREEMENT" means that certain Intercreditor Agreement executed and delivered on the Closing Date by Credit Parties, Lenders, Administrative Agent, Collateral Agent, the agents and the lenders under the Detroit L/C Facility Documents, the Investor Parties and the trustee under the High Yield Indenture, in the form of Exhibit XIII annexed hereto, as it may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, the last Business Day of each month, commencing on the first such date to occur after the Closing Date and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan.

                  "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

                  "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Borrower or any of Subsidiary of any Borrower is a party.

                  "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

                  "INTER-LENDER AGREEMENT" means that certain Inter-Lender Agreement of even date herewith among Administrative Agent, Lenders and Issuing Lender, as the same may be amended from time to time in accordance with its terms.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

                  "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business, (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements, (v) Commodities Agreements not constituting Hedge Agreements, or (vi) any Expansion of any Project by Company or any of its Subsidiaries to the extent that the costs of such Expansion are borne, directly or indirectly, by Company or any of its Subsidiaries. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. No account receivable owed by a Person to Company or any of its Subsidiaries that on the relevant date of determination constitutes a current asset and arose from sales or services to such Person in the ordinary course of business shall constitute an Investment on such date.

                  "INVESTOR PARTIES" means D.E. Shaw, SZ Investments, L.L.C., a Delaware limited liability company, and Third Avenue Trust, on behalf of the Third Avenue Value Fund Series

                  "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral.

                  "IPP INTERNATIONAL BUSINESS" means the assets and operations of the business of Company and its Subsidiaries referred to by Company as the "IPP International business" prior to the Closing Date, including the Haripur Project, the Samalpatti Project, the Trezzo Project, the Quezon Project, the Balaji/Madurai Project, the Linasa Project, the Don Pedro Project, the Rio Volcan Project, the Bataan Project, the Magellan Project, the Linan Project, the Huantai Project, the Yanjiang Project and the Island Power Project.

                  "IPP INTERNATIONAL SALES" means one or more sales or dispositions of (i) the assets and/or operations of CPIH and its Subsidiaries and/or (ii) the Capital Stock of CPIH or any of its Subsidiaries.

                  "ISSUING LENDER" means Bank One, in its capacity as Issuing Lender and any successor Issuing Lender hereunder.

                  "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

                  "JPMORGAN" means J.P. Morgan Chase Bank, NA.

                  "LAKE SUBSIDIARY" means Covanta Lake II, Inc., a Florida corporation.

                  "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Borrower holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Borrower thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default, and (iii) to such other matters relating to such Leasehold Property and the Collateral located thereon as Administrative Agent may reasonably request.

                  "LEASEHOLD PROPERTY" means any leasehold interest of any Borrower as lessee under any lease of real property.

                  "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

                  "LETTER OF CREDIT" or "LETTERS OF CREDIT" means (i) letters of credit issued under this Agreement by Issuing Lender pursuant to subsection 3.1 and (ii)(a) letters of credit issued by Issuing Lender to replace Closing Date Letters of Credit pursuant to subsection 3.1B(ii)(a) and (b) amendments to Letters of Credit issued by Issuing Lender to extend the expiration date of such Letters of Credit pursuant to subsection 3.1B(ii)(a).

                  "LETTER OF CREDIT COMMITMENT" means the commitment of a Lender to purchase and fund participations in Letters of Credit pursuant to Section 3, and "LETTER OF CREDIT COMMITMENTS" means such commitments of all Lenders in the aggregate.

                  "LETTER OF CREDIT EXPOSURE" means, with respect to any Lender as of any date of determination, the sum of (a) in the event that Lender is the Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any drawings thereunder not theretofore reimbursed by Borrowers) plus (b) the aggregate amount of all participations purchased by that Lender in any other outstanding Letters of Credit or any drawings under any such other Letters of Credit not theretofore reimbursed by Borrowers.

                  "LETTER OF CREDIT LENDER" means any Lender having or holding Letter of Credit Exposure.

                  "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under all Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Borrowers.

                  "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                  "LIMITED RECOURSE DEBT" means, with respect to any Subsidiary of Company, Indebtedness of such Subsidiary with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets associated with the Project (which in any event shall not include assets held by any Borrower other than a Borrower, if any, whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or the equity interests in such Subsidiary, but in the case of clause (ii) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project. For purposes of this Agreement, Indebtedness of a Subsidiary of Company shall not fail to be Limited Recourse Debt solely by virtue of the fact that the holders of such Limited Recourse Debt have recourse to Company or another Subsidiary of Company pursuant to a Contingent Obligation supporting such Limited Recourse Debt or a Performance Guaranty, so long as such Contingent Obligation or Performance Guaranty is permitted under subsection 7.4 of this Agreement.

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT" means the management services and reimbursement agreement entered into by CPIH, Company and certain of their respective Subsidiaries on the Closing Date, in form and substance satisfactory to Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "MANDATORY PAYMENT" means any amount described in subsections 2.4A(iii)(a)-(g) to be applied as a prepayment of the Revolving Loans, as a permanent reduction of the Commitments, to repay funded amounts under Letters of Credit and/or to cash collateralize Letter of Credit Exposure, in each case as determined pursuant to subsection 2.4A.

                  "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers, taken as a whole, or Company and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of Credit Parties taken as a whole to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

                  "MATERIAL CONTRACT" means (i) the principal lease agreement, if any, and the principal service or operating agreement, if any, with respect to each waste-to-energy Project and the principal lease agreement, if any, with respect to each independent power plant Project to which Company or any of its Subsidiaries is a party, each of which is in existence as of the Closing Date and is described on Schedule 1.1B annexed hereto, and (ii) any other contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

                  "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Company or any of its Subsidiaries.

                  "MATERIAL SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person now existing or hereafter acquired or formed by such Person which, on a consolidated basis for such Subsidiary and all of its Subsidiaries, (i) for the most recent fiscal year of such Person accounted for more than 1% of the consolidated revenues of such Person and its Subsidiaries,
(ii) as at the end of such fiscal year, was the owner of more than 1% of the consolidated assets of such Person and its Subsidiaries, or (iii) is capitalized with more than $500,000 of equity.

                  "MATURITY DATE" means March 10, 2009.

                  "MONTGOMERY CLOSING DATE LETTER OF CREDIT" means the Closing Date Letter of Credit issued by Issuing Lender and confirmed by JPMorgan that supports obligations of Company under the Montgomery Service Agreement and any Letter of Credit issued to replace or extend the same pursuant to subsection 3.1B(ii)(a).

                  "MONTGOMERY SERVICE AGREEMENT" means that certain Service Agreement between Northeast Maryland Waste Disposal Authority and Covanta Montgomery, Inc. (formerly known as Ogden Martin Systems of Montgomery, Inc.) dated November 16, 1990, as such agreement is in effect on the Closing Date and as it may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder.

                  "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Borrower, substantially in the form of Exhibit XIV annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of any real property or Material Leasehold Property that is the subject of subsection 6.9, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, in either case as such security instrument or amendment may be amended, restated, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments collectively, whether executed as of or subsequent to the Closing Date.

                  "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Gross Receipts received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable prior to the earlier of (a) the date which is eighteen months from the date of such Asset Sale and (b) the Maturity Date as a result of any gain recognized in connection with such Asset Sale, (ii) additional Taxes actually payable upon the closing of such Asset Sale (including any transfer Taxes or Taxes on gross receipts), (iii) actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to such Asset Sale or pursuant to applicable law) and payable immediately upon consummation of such Asset Sale to employees of Company and its Subsidiaries that are terminated as a result thereof) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale), and (iv) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is (x) secured by a valid, enforceable and perfected Lien on the stock or assets in question that is permitted under subsection 7.2 and (y) required to be repaid under the terms of such Indebtedness as a result of such Asset Sale (without duplication of amounts deducted in calculating the Gross Receipts from such Asset Sale) and is permitted to be paid under the Credit Documents.

                  "NET DEPRECIATION AND AMORTIZATION EXPENSE" means, for any period, (i) the sum of the amounts (each expressed as a positive number) for such period of "Depreciation" and "Amortization", as each such line item is reflected in Company's consolidated statement of cash flows prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled, minus (iii)Haverhill Deferred Income.

                  "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (a) income taxes reasonably estimated to be actually payable prior to the earlier of
(1) the date which is eighteen months from the date of such receipt and (2) the Maturity Date as a result of the receipt of such payments or proceeds and (b) any actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to the event causing or relating to the payment referred to in clause (i) or (ii) above or pursuant to applicable law) and payable on or prior to the receipt of such payment or proceeds to employees of Company and its Subsidiaries that have been terminated as a result of the relevant loss, taking or sale) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with the relevant loss, taking or sale or the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall be reduced in an amount equal to the amount of proceeds Subsidiaries of Company are legally bound or required, pursuant to agreements in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project, to use for purposes other than a Mandatory Payment.

                  "NET INDEBTEDNESS PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (including reasonable legal fees and expenses)) from the incurrence of Indebtedness by Company or any of its Subsidiaries.

                  "9.25% DEBENTURES" means the "9.25% Debenture Claims" as such term is defined in the Plan of Reorganization.

                  "NON-BORROWER CASH FLOW" means, for any period with respect to Subsidiaries of Company that are not Borrowers, (i) the aggregate amount of cash from such Subsidiaries paid as dividends or otherwise distributed to Borrowers, minus (ii) the aggregate amount of cash expenditures made by such Subsidiaries from amounts received from Borrowers to fund operations and capital expenditures of such Subsidiaries (whether such amounts are received from Borrowers as the proceeds of Indebtedness incurred by such non-Borrower Subsidiary or as the proceeds of equity contributions or both). Amounts included in the calculation of the Development Expenses with respect to a Project shall not be included in the calculation of clause (ii) of Non-Borrower Cash Flow.

                  "NON-US LENDER" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

                  "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit I annexed hereto.

                  "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit IV annexed hereto.

                  "OBLIGATIONS" means all obligations of every nature of Credit Parties under the Credit Documents, including any liability of such Credit Party on any claim arising out of or relating to the Credit Documents, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include (a) the obligation to pay principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, any Credit

Party, whether or not allowed in such case or proceeding), charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Borrower and any other Credit Party under any Credit Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower or other Credit Party; provided, that nothing in this definition shall be construed as creating any obligations of DHC under the Credit Documents that are not expressly set forth in such Credit Documents.

                  "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

                  "OFFICER'S CERTIFICATE" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company; provided, that any Officer's Certificate delivered pursuant to subsection 2.4A(iii)(h) or 6.1(v) shall be executed by a senior financial officer of Company reasonably acceptable to Administrative Agent.

                  "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

                  "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to section 412 of the Internal Revenue Code or section 302 of ERISA.

                  "PERFORMANCE GUARANTY" means any agreement entered into by Company or any of its Subsidiaries under which Company or any such Subsidiary guarantees the performance of a Subsidiary of Company under a principal lease, service or operating agreement relating to a Project. The Existing IPP International Project Guaranties shall not constitute Performance Guaranties.

                  "PERMANENT L/C OBLIGATION REDUCTION" means a cancellation, termination or reduction in the amount of any Closing Date Letter of Credit (including any such reduction, cancellation or termination resulting from a drawing under such Closing Date Letter of

Credit) issued on the Closing Date, other than such a cancellation, termination or reduction (i) in the amount of the Montgomery Closing Date Letter of Credit not resulting from a drawing under such Letter of Credit or (ii) concurrently with a reissuance of the relevant cancelled, terminated or reduced portion of the applicable Closing Date Letter of Credit pursuant to subsection 3.1B(ii)(a). Notwithstanding the foregoing, any scheduled reduction in the stated amount of any Closing Date Letter of Credit shall be a Permanent L/C Obligation Reduction only to the extent the maximum amount available for drawing at any time thereafter under such Closing Date Letter of Credit is permanently reduced.

                  "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

                  (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                  (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

                  (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its

         Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to the real property of Company and its Subsidiaries, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                  (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

                  (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                  (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

                  (xii) licenses of Intellectual Property granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

                  Other Liens on assets of Borrowers and their Subsidiaries permitted under this Agreement (which are not Permitted Encumbrances) are described in subsection 7.2A.

                  "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                  "PETITION DATE" has the meaning assigned to that term in the recitals to this Agreement.

                  "PLAN OF REORGANIZATION" means the Debtors' Second Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as filed with the Bankruptcy Court on January 14, 2004 (and as revised and amended through March 2, 2004), together with the Reorganization Plan Supplement to Debtors' Second Joint Plan of Reorganization filed with the Bankruptcy Court on February 18, 2004 in connection therewith.

                  "PLEDGED COLLATERAL" means the "Pledged Collateral" as defined in the Security Agreement.

                  "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                  "PREPETITION CREDIT AGREEMENT" means the Revolving Credit and Participation Agreement dated as of March 14, 2001, among Company, certain of its Subsidiaries, the financial institutions listed on the signature pages thereof, Deutsche Bank, as Documentation Agent, and Bank of America, as Administrative Agent, as amended, restated, supplemented or otherwise modified through the Closing Date and as it may hereafter be amended, restated, supplemented or otherwise modified.

                  "PREPETITION CREDIT DOCUMENTS" means all "Loan Documents" as defined in the Prepetition Credit Agreement.

                  "PREPETITION LENDERS" means the Persons identified as "Lenders" under the Prepetition Credit Agreement, in their capacities as lenders under the Prepetition Credit Agreement, together with their successors and permitted assigns.

                  "PREPETITION OBLIGATIONS" means all "Obligations" as defined in the Prepetition Credit Agreement.

                  "PREPETITION SECURED CLAIMS" means, collectively, the "Secured Bank Claims" and the "9.25% Debenture Claims", as such terms are defined in the Plan of Reorganization.

                  "PREPETITION UNSECURED CLAIMS" means "Parent and Holding Company Unsecured Claims" that are "Allowed," as such terms are defined in the Plan of Reorganization.

                  "PRIME RATE" means the rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. Bank One or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                  "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

                  "PROJECT" means any waste-to-energy facility, electrical generation plant, cogeneration plant, water treatment facility or other facility for the generation of electricity or engaged in another line of business in which Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of Company (including CPIH Subsidiaries) was, is or will be (as the case may be) an owner, operator, manager or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction, so long as such interest constitutes an existing Investment on the Closing Date permitted under this Agreement; provided, however, that a Project shall cease to be a Project of Company and its Subsidiaries at such time that Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

                  "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1; (ii) with respect to all payments, computations and other matters relating to the Letter of Credit Commitment of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender, the percentage obtained by dividing (a) the Letter of Credit Exposure of that Lender by (b) the aggregate Letter of Credit Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1 and (iii) with respect to all payments, computations and other matters relating to the Commitments of Lenders generally, the percentage obtained by dividing (x) the aggregate Credit Exposure of that Lender by (y) the aggregate Credit Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                  "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

                  "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

                  "RCRA" means the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Borrower in any real property.

                  "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

                  "REGISTER" has the meaning assigned to that term in subsection 2.1E.

                  "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

                  "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

                  "RELATED AGREEMENTS" means the Detroit L/C Facility Documents, the High Yield Indenture, the High Yield Notes, the Corporate Services Reimbursement Agreement, the Management Services and Reimbursement Agreement and the DHC Tax Sharing Agreement as such agreements and instruments may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating of Hazardous Materials into the indoor or outdoor environment (including the abandonment, discarding or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

                  "REPLACEMENT CLOSING DATE LETTER OF CREDIT" means a Closing Date Letter of Credit issued to replace a DIP Tranche A L/C or a DIP Tranche B L/C and any Letter of Credit issued to replace or extend the same pursuant to subsection 3.1B(ii)(a).

                  "REQUEST FOR ISSUANCE" means a request substantially in the form of Exhibit III annexed hereto.

                  "REQUISITE DIP LENDERS" means DIP Lenders having or holding more than 50% of the aggregate credit exposure under the DIP Tranche A L/Cs and the DIP Tranche B L/Cs.

                  "REQUISITE LENDERS" means Lenders having or holding more than 50% of the aggregate Credit Exposure of all Lenders.

                  "RESERVE REQUIREMENT" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.

                  "RESTRICTED ACCOUNT" means any account that is either (i) a collateral account, debt service reserve account or other Deposit Account to which the access of Company and its Subsidiaries is restricted pursuant to a valid and enforceable Contractual Obligation, so long as such account is (a) related to a Project of Company and its Subsidiaries, (b) is required to be opened or maintained by Company or any of its Subsidiaries pursuant to a Contractual Obligation binding on such Person and (c) is permitted to be maintained under this Agreement, or (ii) a reserve account established in accordance with the Approved Plan of Reorganization.

                  "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness of Company and its Subsidiaries other than (a) the Obligations, (b) Indebtedness owed by a Subsidiary to a Borrower, (c) Indebtedness under the Detroit L/C Facility Documents or the High Yield Notes, and (d) other amounts required to be paid under this Agreement.

                  "REVOLVING LENDER" means any Lender having or holding Revolving Loan Exposure.

                  "REVOLVING LOAN COMMITMENT" and "REVOLVING LOAN COMMITMENTS" have the respective meanings assigned to such terms in subsection 2.1(A).

                  "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

                  "REVOLVING LOANS" means the loans made (or deemed made) by Revolving Lenders to Borrowers pursuant to subsection 2.1A.

                  "REVOLVING NOTES" means any promissory notes of Borrowers issued pursuant to subsection 2.1F to evidence the Revolving Loans of any Lenders, substantially in the form of Exhibit II annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

                  "SECURED OBLIGATIONS" means the obligations secured by the Collateral pursuant to the Collateral Documents.

                  "SECURED PARTIES" means the "Secured Parties" as defined in the Intercreditor Agreement.

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

                  "SECURITY AGREEMENT" means the Security Agreement executed and delivered on the Closing Date by Credit Parties (except as otherwise contemplated in Section 5.18) other than DHC, substantially in the form of
Exhibit VII annexed hereto, as such Security Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "SEIU PENSION PLAN" means the Pension Plan referred to generally by Company on and prior to the Closing Date as the "Service Employees International Union Pension Trust for Employees of Allied Plant Maintenance Company, Inc. Defined Benefit Pension Plan".

                  "SETTLEMENT" has the meaning assigned to that term in subsection 2.1D.

                  "SETTLEMENT DATE" has the meaning assigned to that term in subsection 2.1D.

                  "SOLVENT" means, with respect to any Person, that as of the date of determination, in light of all of the facts and circumstances existing at such time, (i) the then fair saleable value of the property of such Person is
(a) greater than the total amount of liabilities (including contingent liabilities) of such Person and (b) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and
(iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SUBORDINATED INDEBTEDNESS" means, collectively, (i) Indebtedness under the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture, and (ii) any other Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated by its terms in right of payment to the Obligations.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Any reference contained herein to one or more Subsidiaries of Company or of Company's Domestic Subsidiaries shall, unless otherwise expressly indicated, not include any CPIH Subsidiaries and Greenway Insurance Company of Vermont.

                  "SWEEP DATE" has the meaning assigned to that term in subsection 2.4A(iii)(f).

                  "SWINGLINE LOAN" has the meaning assigned to that term in subsection 2.1D.

                  "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  "TAMPA SUBSIDIARIES" means Covanta Tampa Construction, Inc., a Delaware corporation, and Covanta Tampa Bay, Inc., a Florida corporation.

                  "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded franchise taxes and all taxes that are imposed on the overall income or profits of such Lender by the United States or by any other Government Authority under the laws of which Lender is organized or has its principal office or maintains its applicable lending office.

                  "TAX NOTE" has the meaning assigned to that term in subsection 4.1F(iv).

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

                  "TOTAL DEBT" means, as at any date of determination, (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus
(ii) the amounts of "Current portion of project debt" and "Project Debt", whether such line items are so titled or otherwise titled, as such line items are or would be reflected in Company's consolidated balance sheet as at such date prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amounts in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, minus
(iii) any portion of Indebtedness of Company and its Subsidiaries under the CPIH Stock Pledge Agreement or the Corporate Services Reimbursement Agreement included in the amount described in clause (i) above, minus (iv) any portion of the amount described in clause (i) above that represents a funded drawing under a letter of credit (otherwise permitted to be outstanding under this Agreement) supporting obligations of Company and its Subsidiaries (including CPIH Subsidiaries) in respect of the Quezon Project.

                  "TREASURY REGULATIONS" means the Treasury Regulations promulgated under the Internal Revenue Code.

                  "TSCA" means the Toxic Substances Control Act of 1976, as amended (15 U.S.C. Section 2601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "UBS BANK" means UBS AG, Stamford Branch.

                  "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

                  "UNITED STATES" means the United States of America.

                  "UNSECURED CREDITOR NOTES" has the meaning assigned to that term in subsection 4.1F(iv).

                  "UNSECURED CREDITOR NOTES INDENTURE" means the Indenture pursuant to which the Unsecured Creditor Notes are issued.

                  "WARREN SUBSIDIARIES" means Covanta Warren Energy Resource Co. LP, a Delaware limited partnership, Covanta Warren Holdings I, Inc., a Virginia corporation, and Covanta Warren Holdings II, Inc., a California corporation.

         1.2. ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

                  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (iii) and
(iv) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vi)). Except as otherwise permitted by this Agreement, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided, that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(vi).

         1.3.     OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

                  A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

                  B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                  C. The use in any of the Credit Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2 REVOLVING LOANS; INTEREST RATES; FEES; AND CERTAIN TERMS OF PAYMENT AND REPAYMENT AND OTHER MATTERS

         2.1. REVOLVING LOAN COMMITMENTS; MAKING OF REVOLVING LOANS; THE REGISTER; OPTIONAL NOTES.

                  A. REVOLVING LOAN COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each Lender severally, and not jointly and severally, agrees to make a portion of its Letter of Credit Commitment available as Revolving Loans to be made to Borrowers from time to time during the period from the Closing Date to but excluding the Maturity Date in an aggregate amount not exceeding such Lender's Pro Rata Share of the aggregate amount of the Revolving Loan Commitments (as hereinafter defined) to be used for the purposes identified in subsection 2.5A. The original amount of the portion of each Lender's Letter of Credit Commitment that is available for the making of Revolving Loans to Borrowers (such Lender's "REVOLVING LOAN COMMITMENT") is set forth opposite its name on

Schedule 2.1 annexed hereto and the aggregate original amount of such portions of the Letter of Credit Commitments that are available for the making of Revolving Loans to Borrowers is $10,000,000 (the "REVOLVING LOAN COMMITMENTS"); provided, however, that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Lender's Revolving Loan Commitment shall expire on the day before the Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than the Maturity Date. Amounts borrowed under this subsection 2.1A may be repaid and reborrowed up to but excluding the Maturity Date. Anything contained in this Agreement to the contrary notwithstanding, in no event shall any Revolving Loan be requested or made if, after giving effect thereto, (i) the aggregate principal amount of all Revolving Loans outstanding would exceed the aggregate Revolving Loan Commitments then in effect or (ii) the aggregate Credit Utilization then in effect would exceed the aggregate Letter of Credit Commitments then in effect.

                  B. BORROWING MECHANICS. Revolving Loans made on any Funding Date shall be in an aggregate minimum amount of $200,000 and integral multiples of $100,000 in excess of that amount (or, if the amount of the Revolving Loan Commitments unfunded and available for borrowing is less than such aggregate minimum amount, an amount equal to the amount of the Revolving Loan Commitments unfunded and available for borrowing); provided that Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $500,000 and integral multiples of $200,000 in excess of that amount. Whenever Borrowers desire that Lenders make Revolving Loans they shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (Chicago time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate
Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

                  Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer of a Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Revolving Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Revolving Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrowers shall have effected Revolving Loans or a conversion or continuation thereof, as the case may be.

                  Borrowers shall notify Administrative Agent prior to the funding of any Revolving Loans in the event that any of the matters to which Borrowers are required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrowers of the proceeds of any Revolving Loans shall constitute a re-certification by Borrowers, as of the applicable Funding Date, as to the matters to which Borrowers are required to certify in the applicable Notice of Borrowing.

                  Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

                  Notwithstanding the foregoing provisions of this subsection 2.1B, no Eurodollar Rate Loans may be made and no Base Rate Loan may be converted into a Eurodollar Rate Loan until the third Business Day after the Closing Date.

                  C. DISBURSEMENT OF FUNDS. All Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder nor shall the Commitment of any Lender to make a Revolving Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) or a notice deemed to be a Notice of Borrowing pursuant to subsection 2.1B, Administrative Agent shall notify each Lender of the proposed borrowing. Each such Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 Noon (Chicago time) on the applicable Funding Date, in same day funds in Dollars, at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Revolving Loans made on the Closing Date) and 4.2 (in the case of all Revolving Loans), Administrative Agent shall make the proceeds of such Revolving Loans available to Borrowers on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers at the Funding and Payment Office.

                  Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Revolving Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.

                  D. SWINGLINE LOANS. Subject to each of the terms and conditions set forth herein, Administrative Agent shall make each Revolving Loan, on behalf of Revolving Lenders and in the amount requested, available to Borrowers on the applicable Funding Date in the manner set forth in subsection 2.1C. Each Revolving Loan made solely by Administrative Agent pursuant to this subsection 2.1D is referred to in this Agreement as a "SWINGLINE LOAN" and such Revolving Loans are referred to in this Agreement collectively as "SWINGLINE LOANS". Each Swingline Loan shall be subject to all of the terms and conditions applicable to other Revolving Loans funded by Revolving Lenders (including, without limitation, the conditions set forth in Section 4), except that all payments thereon shall be payable to Administrative Agent solely for its own account (other than as expressly set forth in the Inter-Lender Agreement). All Swingline Loans shall be secured by the Liens under the Collateral Documents and shall constitute Revolving Loans for all purposes hereunder and under each other Credit Document. At any time upon the occurrence and during the continuance of an Event of Default, Administrative Agent may request settlement of any Swingline Loans (a "SETTLEMENT") with the Revolving Lenders by notifying the Revolving Lenders of such requested Settlement by telecopy or telephone no later than 12:00 Noon (Chicago time) on the date of such requested Settlement (the "SETTLEMENT DATE"). Each Revolving Lender (excluding Administrative Agent in all events) agrees to transfer in immediately available funds the entire amount of such Revolving Lender's Pro Rata Share of the outstanding principal balance of the Swingline Loan with respect to which a Settlement has been requested to Administrative Agent, at such account of Administrative Agent as Administrative Agent may designate, no later than 2:00 p.m. (Chicago time) on the Settlement Date. The foregoing obligations of the Revolving Lenders in respect of Settlements shall be unconditional (it being understood for the avoidance of doubt that Settlements may occur during the existence of an Event of Default or Potential Event of Default and regardless of whether the applicable conditions set forth in Section 4 have been satisfied). Such amounts that are transferred by the Revolving Lenders to Administrative Agent shall be applied against the outstanding principal balance of the applicable Swingline Loan and shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount in respect of a Swingline Loan is not transferred to Administrative Agent by any Revolving Lender on the Settlement Date applicable thereto, then Administrative Agent shall be unconditionally entitled to recover such amount on demand from such Revolving

Lender together with interest thereon at the rate applicable to such Swingline Loan hereunder.

                  E. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Borrowers (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Borrowers and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Revolving Loan Commitment, Letter of Credit Commitment, Revolving Loans and participations in Letters of Credit of each Lender from time to time (the "REGISTER"). Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments, Revolving Loans and participations listed therein for all purposes hereof; all amounts owed with respect to any Commitment, Revolving Loan or participation shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Revolving Loans. Each Lender shall record on its internal records the amount of its participation, Revolving Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrowers, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any participations, Revolving Loans or Commitments or any Obligations in respect of any Revolving Loans or participations.

                  F. OPTIONAL NOTES. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the date which is two Business Days prior to the Closing Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Revolving Loans, substantially in the form of
Exhibit II annexed hereto, with appropriate insertions, including the principal amount of that Lender's Revolving Loan Commitment.

         2.2.     INTEREST ON THE REVOLVING LOANS.

         A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made until repayment in full at a rate determined by reference to the Base Rate or the Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Borrowers initially at the time a Notice of Borrowing is given with respect to such Revolving Loan pursuant to subsection 2.2B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2B (subject to the last sentence of subsection 2.1B); provided, that if an Event of Default or Potential Event of Default then exists, Borrowers shall not be entitled to request that any Revolving Loan be made as a Eurodollar Rate Loan. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Revolving Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

                  (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin; or

                  (ii) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin.

                  B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Borrowers shall, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an the interest period (each, an "INTEREST PERIOD") to be applicable to such Revolving Loan, which Interest Period shall be a one-, two- or three-month period; provided that:

                  (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Revolving Loan, in the case of a Revolving Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Revolving Loan converted to a Eurodollar Rate Loan;

                  (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                  (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

                  (v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Maturity Date in effect at the commencement of such Interest Period; and

                  (vi) there shall be no more than four Interest Periods outstanding at any time.

                  C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Revolving Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Revolving Loan, upon any prepayment of that Revolving Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

                  D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Borrowers shall have the option (i) to convert at any time all or any part of their outstanding Revolving Loans equal to $200,000 and integral multiples of $100,000 in excess of that amount from Revolving Loans bearing interest at a rate determined by reference to one basis to Revolving Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Revolving Loan equal to $500,000 and integral multiples of $200,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that (a) no Base Rate Loan may be converted into a Eurodollar Rate Loan and no Eurodollar Rate Loan may be continued as a Eurodollar Rate Loan if an Event of Default or Potential Event of Default then exists and (b) a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

                  Borrowers shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (Chicago time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation Borrowers may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall promptly notify each Lender of any Revolving Loan subject to the Notice of Conversion/Continuation.

                  E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default and notice to Borrowers from Administrative Agent, the outstanding principal amount of all Revolving Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder (but not including amounts drawn under any Letter of Credit that are not reimbursed by Borrowers when required under subsection 3.3), shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is (i) in the case of any

Revolving Loans, 2.00% per annum in excess of the interest rate otherwise payable under this Agreement with respect to such Revolving Loans or (ii) in the case of fees and other amounts, 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  F. COMPUTATION OF INTEREST. Interest on the Revolving Loans and other amounts bearing interest with reference to the Base Rate shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan or amount funded in a drawing under a Letter of Credit, the date of the making of such Revolving Loan or the date of funding of such drawing or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included; and the date of payment of such Revolving Loan or funded drawing or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Revolving Loan or funded drawing is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Loan or funded drawing.

                  G. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrowers with respect to any Revolving Loan or funded drawing under any Letter of Credit exceed the maximum rate of interest permitted to be charged under applicable law.

         2.3.     FEES.

                  A. AGENCY FEE. Borrowers, jointly and severally, agree to pay to Administrative Agent on the Closing Date and each anniversary of the Closing Date (excluding the Maturity Date), for Administrative Agent's own account and in advance for the forthcoming year, an annual agency fee in an amount equal to $30,000. Each such annual maintenance fee shall be fully-earned and non-refundable when due.

                  B. COMMITMENT FEE. Borrowers, jointly and severally, agree to pay to Administrative Agent, for distribution to Issuing Lender and Lenders (with the allocation among Issuing Lender and Lenders to be as set forth in the Inter-Lender Agreement and the allocation among Lenders to be in proportion to their respective Pro Rata Shares), commitment fees for the period from and including the Closing Date to but excluding the Maturity Date equal to
(i) the daily excess of the aggregate Letter of Credit Commitments over the aggregate Credit Utilization, multiplied by (ii) the Commitment Fee Percentage, expressed as a daily rate. Such commitment fees shall be payable in arrears on and to (but excluding) the last day of each fiscal quarter and on the Maturity Date and computed on the basis of a 360-day year, for the actual number of days elapsed.

                  C. CLOSING FEE. Borrowers, jointly and severally, agree to pay on the Closing Date to Lenders, in proportion to their respective Pro Rata Shares, a closing fee in an aggregate amount that is equal to two percent (2.00%) of the total amount of the Letter of Credit Commitments of Lenders hereunder as of the Closing Date.

                  D. OTHER FEES. Borrowers, jointly and severally, agree to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent. All fees referenced in this subsection 2.3 shall be earned when payable and shall be non-refundable.

         2.4. MANDATORY PAYMENTS, REDUCTIONS IN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL.

                  A.       PREPAYMENTS AND REDUCTIONS IN COMMITMENTS.

                  (i) Voluntary Prepayments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (Chicago time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Revolving Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or, if the amount of the Revolving Loans is less than such aggregate minimum amount, an amount equal to the amount of the Revolving Loans); provided that voluntary prepayments of Eurodollar Rate Loans made on a date other than an Interest Payment Date applicable to such Eurodollar Rate Loan shall be subject to breakage fees, costs and expenses, if any, in accordance with subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

                  (ii) Voluntary Reductions of Commitments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice confirmed in writing to Administrative Agent, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, (a) the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the aggregate Revolving Loans outstanding at the time of such proposed termination or reduction or (b) the Letter of Credit Commitments in an amount up to the amount by which the Letter of Credit Commitments exceed the Letter of Credit Usage at the time of such proposed termination or reduction; provided that any such partial reduction of either the Revolving Loan Commitments or the Letter of Credit Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Borrowers' notice to Administrative Agent (who shall promptly notify each Revolving Lender or Letter of Credit Lender, as applicable, of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of any of the Commitments shall be effective on the date specified in Company's notice and shall reduce the particular type of Commitment of each Lender proportionately to its Pro Rata Share. No such voluntary reduction of the Commitments shall be permitted if such reduction would result in (1) the Revolving Loan Commitments being less than the aggregate principal amount of all outstanding Revolving Loans, or (2) the aggregate Letter of Credit Commitments being less than the aggregate Letter of Credit Usage then in effect.

                  (iii) Mandatory Payments. Mandatory Payments shall be made in the amounts and under the circumstances set forth below, all such Mandatory Payments to be applied to repay the Obligations and/or permanently reduce the Commitments as set forth below or as more specifically provided in subsection 2.4A(iv), except to the extent that the Intercreditor Agreement requires application thereof in a different manner than as set forth in this subsection 2.4A(iii) or subsection 2.4A(iv) (it being understood that if a payment is made in accordance with the terms of the Intercreditor Agreement, a duplicate payment shall not be required hereunder and the application required under the terms of the Intercreditor Agreement shall apply as if set forth herein):

                           (a) Net Asset Sale Proceeds. No later than 2 days after the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall make a Mandatory Payment in an aggregate amount equal to (1) to the extent that aggregate Net Asset Sale Proceeds in respect of all Asset Sales made on or prior to such date is $7,500,000 or less, 33.33% of such Net Asset Sale Proceeds, or (2) to the extent that aggregate Net Asset Sale Proceeds in respect of all Asset Sales made on or prior to such date exceeds $7,500,000, 100% of such excess (without duplication).

                           (b) Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be used for a Mandatory Payment pursuant to the provisions of subsection 6.4C, Company shall make a Mandatory Payment in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                           (c) Issuance of Indebtedness. On the date of receipt of the Net Indebtedness Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsections 7.1(i) through (xvi), Company shall make a Mandatory Payment in an aggregate amount equal to such Net Indebtedness Proceeds.

                           (d) Tax Refunds. If after the Closing Date, Company or any of its Subsidiaries receives any payment of a cash refund or rebate of any Tax, the Borrowers shall no later than the Business Day following the date of receipt of such refund or rebate make a Mandatory Payment in the amount of such Tax refund or rebate, except to the extent such application would constitute a material violation of a valid Contractual Obligation in connection with a Project of Company or any of its Subsidiaries to remit such refund or rebate to the client of such Project.

                           (e) Annual Free Cash Flow. In the event that there shall be Annual Free Cash Flow for any Fiscal Year (commencing with Fiscal Year 2004), Company shall, no later than 60 days after the end of such Fiscal Year, make a Mandatory Payment in an aggregate amount equal to 50% (or, during the continuance of an Event of Default, 100%) of such Annual Free Cash Flow; provided, however, that the amount of such Mandatory Payment shall be reduced by the amount of cash, if any, applied to cash collateralize Letter of Credit Exposure pursuant to subsection 2.4A(iii)(f) during the four Fiscal Quarters most recently preceding the date of such Mandatory Payment.

                           (f) Excess Cash. Any amounts on deposit in the Cash Management System (such amounts, in any event, not to include amounts, if any, on deposit in the Collateral Accounts or required to be held in Deposit Accounts which are Restricted Accounts described on Schedule 2.4A(iii)(f) annexed hereto, as said Schedule 2.4A(iii)(f) may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvii)) (the aggregate of such amounts on deposit at any time (excluding any amounts on deposit in accounts set forth on said Schedule at such time) being referred to herein as "Cash On Hand") in excess of $60,000,000 (plus the Closing Date Retained Amount) for each Sweep Date (as defined below) in 2004 and 2005, $70,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2006, $75,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2007 and $80,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2008, on June 30 and December 31 of each of the aforementioned years (each such date, a "Sweep Date"), shall be applied to repay the Obligations and/or permanently reduce the Commitments on the next succeeding Business Day in the following manner: first, to Letter of Credit Exposure, with the amount applied to Letter of Credit Exposure being applied to repay all funded amounts, if any, under the Letters of Credit and then to cash collateralize the Letter of Credit Exposure outstanding after giving effect to the foregoing repayment of all funded amounts under the Letters of Credit in an amount, taken together with all then existing cash collateral for such Letter of Credit Exposure, equal to 105% of such Letter of Credit Exposure; second, to repay outstanding Revolving Loans to the full extent thereof; and third, to cash collateralize the unutilized Letter of Credit Commitments in an amount, taken together with all then existing cash collateral for such unutilized Letter of

                  Credit Commitments, equal to 105% of such unutilized Letter of Credit Commitment.

                           (g) Prepayments Due to Certain Changes of Control. Upon the date on which any "change of control" or "change in control" or event, however titled, shall occur that requires under the High Yield Indenture a repurchase of the High Yield Notes or an offer to repurchase High Yield Notes as a result of a change in ownership of all or some portion of the Capital Stock of Company or any of its Subsidiaries or all or substantially all of the assets of Company and its Subsidiaries, (1) Borrowers shall repay all funded amounts, if any, under the Letters of Credit, then deposit into the Collateral Account an amount equal to 105% of the Letter of Credit Exposure outstanding after giving effect to the foregoing repayment of all funded amounts under the Letters of Credit and repay the principal balance of any outstanding Revolving Loans, and (2) the right or obligation of Issuing Lender to issue, renew or extend any Letter of Credit hereunder shall terminate and the right or obligation of any Lender to make any new Revolving Loans hereunder shall terminate.

                           (h) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with the receipt of any amount which would require a Mandatory Payment pursuant to subsections 2.4A(iii)(a) - (f), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Indebtedness Proceeds, cash in the Cash Management System, Annual Free Cash Flow or Tax refund or rebate, as the case may be, that gave rise to such Mandatory Payment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional Mandatory Payment in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

                  (iv)     Application of Prepayments; Reduction of Commitments.

                           (a) Application of Prepayments; Reduction of Commitments. Except as provided in subsection 2.4C and the last sentence of this subsection 2.4A(iv)(a) and to the extent that the Intercreditor Agreement requires application of such Mandatory Payment in a different manner than as set forth in this sentence (it being understood that if a payment is made in accordance with the terms of the Intercreditor Agreement, a duplicate payment shall not be required hereunder and the application required under the terms of the Intercreditor Agreement shall apply as if set forth herein), (1) any voluntary prepayments of the Revolving Loans made pursuant to subsection 2.4A shall be applied to repay outstanding Revolving Loans to the full extent thereof, and (2) the aggregate amount of any Mandatory Payments made pursuant to subsections 2.4A(iii)(a) - (e) shall be applied to repay the Obligations and/or permanently reduce the Commitments in the following manner: first, to Letter of Credit Exposure, with the amount applied to Letter of Credit Exposure being applied to repay all funded amounts, if any, under the Letters of Credit and then to cash collateralize the Letter of Credit Exposure outstanding after giving effect to the foregoing repayment of all funded amounts under the Letters of Credit in an amount, taken together with all then existing cash collateral for such Letter of Credit Exposure, equal to 105% of such Letter of Credit Exposure; second, to repay outstanding Revolving Loans to the full extent thereof (and as a concurrent, permanent reduction of (x) the unutilized Letter of Credit Commitments and (y) to the extent that the unutilized Letter of Credit Commitments have been reduced to an amount of $10,000,000 or less, the Revolving Loan Commitments); and third, to permanently reduce the unutilized Letter of Credit Commitments (and, to the extent that the unutilized Letter of Credit Commitments have been reduced to an amount of $10,000,000 or less, to permanently and concurrently reduce the Revolving Loan Commitments). Notwithstanding the foregoing, Borrowers and Lenders hereby agree that any cash applied to collateralize Letter of Credit Exposure pursuant to subsection 2.4A(iii)(f) with respect to a cash balance on June 30 or December 31 of any Fiscal Year (the "Subject Fiscal Year") shall in the event that the amount of such cash applied to collateralize Letter of Credit Exposure exceeds 50% of the Annual Free Cash Flow for the Subject Fiscal Year, be released to Borrowers to the extent of such excess (but in no event shall more cash be so released than the aggregate amount applied pursuant to subsection 2.4A(iii)(f) with respect to the Subject Fiscal Year) after the 60th day of the following Fiscal Year, promptly following Borrowers' certification of such excess; provided, however, that such release shall not be required if, at the time such release would otherwise be required, an Event of Default shall have occurred and be continuing; and provided, further, that to the extent that the Intercreditor Agreement requires application of such amounts in a different manner than as set forth in this sentence, such amounts shall be applied in accordance with the Intercreditor Agreement.

                           (b) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to subsection 2.6D.

                  (v) Mandatory Reduction of Letter of Credit Commitments. Immediately upon the occurrence of any Permanent L/C Obligation Reduction, the Letter of Credit Commitments shall be permanently reduced in an amount equal to the amount of such Permanent L/C Obligation Reduction, and such reduction of the Letter of Credit Commitments shall reduce each Lender's Letter of Credit Commitment ratably. In addition, the Commitments shall be reduced as specifically provided in subsections 2.4A(ii), 2.4A(iii) and 2.4A(iv) above.

                  B.       GENERAL PROVISIONS REGARDING PAYMENTS.

                  (i) Manner and Time of Payment. All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (Chicago time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day. Each Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). Anything contained herein to the contrary notwithstanding, Borrowers jointly and severally promise to repay all Revolving Loans and honored drawings under the Letters of Credit when due in accordance with the terms hereof and agree that, to the extent any Letters of Credit have not been returned and cancelled, on the Maturity Date (a) the unpaid principal amount of, and accrued interest on, any funded amounts under such Letters of Credit and on any Revolving Loans, (b) an amount equal to the maximum available amount that may at any time on or after such date be drawn under all such Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, and any amounts so due and payable with respect to Letters of Credit shall be cash collateralized in an amount equal to 105% of the amount thereof.

                  (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Revolving Loan or any honored drawing under a Letter of Credit shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Revolving Loan on a date when interest is due and payable with respect to such Revolving Loan) shall be applied to the payment of interest before application to principal.

                  (iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Revolving Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3 and subsection 3.2. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

                  (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                  C. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT. Except to the extent that the Intercreditor Agreement requires application in a different manner than as set forth in this subsection 2.4C, upon the occurrence and during the continuation of an Event of Default, either if requested by Requisite Lenders or upon termination of the Commitments
(a) all Mandatory Payments or other payments received on account of the Obligations, whether from any Borrower or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in the Collateral Documents), in each case in the following order of priority:

                  (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Credit Document and all advances made by Administrative Agent thereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Credit Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Credit Documents;

                  (ii) thereafter, to the extent of any excess such proceeds, ratably to repay owed and outstanding amounts (subject to the provisions of subsection 2.4B(ii) hereof) with respect to Revolving Loan Exposure and Letter of Credit Exposure, with the remainder applied to cash collateralize Letter of Credit Exposure and unutilized Letter of Credit Commitments (it being understood that for purposes of determining the ratable portion of such excess proceeds to be applied to Letter of Credit Exposure, the portion of such Letter of Credit Exposure that consists of unutilized Letter of

         Credit Commitments or undrawn amounts under outstanding Letters of Credit shall be measured at 105% of the amount thereof), for the ratable benefit of the holders thereof; and

                  (iii) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

         2.5.     USE OF PROCEEDS.

                  A. REVOLVING LOANS. The proceeds of any Revolving Loans shall be applied by Borrowers to fund working capital requirements and general corporate purposes. Borrowers shall use the entire amount of the proceeds of each Revolving Loan in accordance with this subsection 2.5A.

                  B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower or any Subsidiary of any Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

         2.6.     SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

                  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                  A. DETERMINATION OF APPLICABLE INTEREST RATE. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers and each Lender.

                  B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto) on any Interest Rate Determination Date that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Revolving Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Revolving Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

                  C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Revolving Loan as (or convert such Revolving Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of subsection 2.2D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

                  D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Borrowers shall, jointly and severally, compensate each Lender (or, if applicable, Administrative Agent), upon written request by such Person, for all reasonable losses, expenses and liabilities (including any interest paid by such Person to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Person in connection with the liquidation or re-employment of such funds) which such Person may sustain: (i) if for any reason (other than a default by such Person) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrowers, or (iv) as a consequence of any other default by Borrowers in the repayment of Eurodollar Rate Loans when required by the terms of this Agreement.

         2.7.     INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

                  A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.4B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

                  (i) subjects such Lender to any additional Tax (other than any withholding tax with respect to which subsection 2.7B applies) with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Letter of Credit Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

                  (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

                  (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Revolving Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrowers shall promptly pay, on a joint and several basis, to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.

                  B.       TAXES.

                  (i) Payments to Be Free and Clear. All sums payable by Borrowers under this Agreement and the other Credit Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

                  (ii) Grossing-up of Payments. If any Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrowers to Administrative Agent or any Lender under any of the Credit Documents:

                           (a) Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrowers become aware of it;

                           (b) Borrowers shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on any Borrower) for their own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                           (c) the sum payable by Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                           (d) within 30 days after paying any sum from which any or all of them are required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which any or all of them are required by clause (b) above to pay, Borrowers shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

                  (iii)    Evidence of Exemption from U.S. Withholding Tax.

                           (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.4B(iii), a "NON-US LENDER") shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of any Non-U.S. Lenders listed on the signatures pages hereto on the date hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Non-U.S. Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.

                           (b) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Credit Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                           (c) Borrowers shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided, that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(c) shall relieve Borrowers of their obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

                  (iv) Indemnity for Withheld Amounts. Borrowers hereby agree to indemnify Lenders and Administrative Agent for the full amount of any deduction or withholding on account of any Taxes imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment (including any such Taxes imposed by any jurisdiction on amounts payable under this subsection 2.7B) that Borrowers are required to pay pursuant to subsection 2.7B(ii) but were paid by Administrative Agent or Lenders with respect to sums payable by Borrowers under this Agreement and the other Credit Documents and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made promptly, and in any event within 10 days after, the relevant Lender or Administrative Agent makes demand therefor in writing.

                  C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Revolving Loans, Commitments, Letters of Credit, participations therein or other Obligations to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 5 Business Days after receipt by Borrowers from such Lender of the statement referred to in subsection 2.8A, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

         2.8. STATEMENT OF LENDERS; OBLIGATION OF LENDERS AND ISSUING LENDER TO MITIGATE.

                  A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, that a Lender claiming compensation or reimbursement pursuant to subsection 2.7B(ii) due to circumstances in effect as of the Closing Date shall not be required to deliver more than one such statement to Borrowers or Administrative Agent, and such statement shall remain effective with respect to this Agreement until all Obligations have been paid in full.

                  B. MITIGATION. Each Lender (including Issuing Lender) agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Revolving Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender or Issuing Lender to receive payments under subsection 2.4 (other than subsection 2.7B(ii)), it will use reasonable efforts to make, issue, fund or maintain the Letter of Credit Commitments of such Lender or the Revolving Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided, that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Borrowers agree to pay, on a joint and several basis, all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

         2.9.     DEFAULTING LENDER

                  Anything contained herein to the contrary notwithstanding, in the event that any Lender (any such Lender being a "DEFAULTING LENDER") defaults (a "FUNDING DEFAULT") in its obligation to fund its participation in any Letter of Credit (a "DEFAULTED PARTICIPATION") or to fund any Revolving Loan (a "DEFAULTED LOAN") in accordance with the terms of this Agreement, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall not be deemed a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents (provided, however, that nothing in this clause (i) shall be construed as permitting, without the consent of the relevant Defaulting Lender, a reduction in the principal amount of such Defaulting Lender's funded Revolving Loans or other outstanding funded Obligations, an increase in the amount of such Lender's Revolving Loan Commitment or Letter of Credit Commitment or participation in any Letters of Credit, a reduction or postponement of the due date of any amount funded by such Defaulting Lender and payable in respect of any Letter of Credit, an extension of the expiration date of any Letter of Credit beyond the Maturity Date, or an extension of the Maturity Date), (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, any payment of amounts with respect to the Revolving Loans and any payment or reimbursement of amounts with respect to a drawing under a Letter of Credit shall be applied first, to amounts funded by Administrative Agent, Issuing Lender or other Lenders (together with unpaid interest accrued thereon) in lieu of such amounts required to be funded by Defaulting

Lenders and second, to the Revolving Loans or Letter of Credit participations, as the case may be, of other Lenders (other than any other Defaulting Lenders) as if such Defaulting Lender (and any other Defaulting Lenders) had no Revolving Loans outstanding and the Credit Exposure of such Defaulting Lender were zero,
(iii) such Defaulting Lender's Commitments, Revolving Loans and Pro Rata Share with respect thereto shall be excluded for purposes of calculating the commitment fee in respect of any day during any Default Period with respect to such Defaulting Lender, such Defaulting Lender's Commitments, Revolving Loans and Pro Rata Shares with respect thereto shall be excluded for purposes of calculating the letter of credit fees under subsection 3.2 in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such commitment fee or letter of credit fee with respect to such Defaulting Lender's Commitments in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Credit Utilization as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.

                  For purposes of this Agreement, (I) "DEFAULT PERIOD" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:
(A) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans or Defaulted Participations, as the case may be, of such Defaulting Lender or by the non-pro rata application of any payments of amounts with respect to the Revolving Loans or any payments or reimbursements of amounts with respect to drawings under Letters of Credit in accordance with the terms hereof or any combination thereof), and (2) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitments, and (C) the date on which Company, Administrative Agent and Issuing Lender waive all Funding Defaults of such Defaulting Lender in writing, and (II) "DEFAULT EXCESS" means, with respect to any Defaulting Lender, the excess, if any, of (x) such Defaulting Lender's applicable Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders and all funded participations in Letters of Credit of Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans and Defaulted Participations) over (y) the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender and the aggregate funded amount of such Defaulting Lender's participations in Letters of Credit.

                  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.9, performance by any Borrower of its obligations under this Agreement and the other Credit Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this subsection 2.9. The rights and remedies against a Defaulting Lender under this subsection 2.9 are in addition to other rights and remedies that Borrowers may have against such Defaulting Lender with respect to any Funding Default and that Administrative Agent,

Issuing Lender or any Lender may have against such Defaulting Lender with respect to any Funding Default.

         2.10.    JOINT AND SEVERAL LIABILITY; PAYMENT INDEMNIFICATIONS.

                  A. JOINT AND SEVERAL OBLIGATIONS. All Obligations of Borrowers under the Credit Documents shall be the joint and several Obligations of each Borrower.

                  B. NO IMPAIRMENT OR RELEASE. The Obligations of and the Liens granted by any Borrower under the Credit Documents shall not be impaired or released by any action or inaction on the part of Administrative Agent or any Lender with respect to any other Credit Party, including any action or inaction which would otherwise release a surety.

                  C. CONTRIBUTION RIGHTS. In order to provide for just and equitable contribution among Borrowers if any payment is made by a Borrower (a "FUNDING BORROWER") in discharging any of the Obligations, that Funding Borrower shall be entitled to a contribution from the other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging the Obligations, in the manner and to the extent required to allocate liabilities in an equitable manner among Borrowers on the basis of the relative benefits received by Borrowers. If and to the extent that a Funding Borrower makes any payment to any Lender or any other Person in respect of the Obligations, any claim which said Funding Borrower may have against the other Borrowers by reason thereof shall be subject and subordinate to the prior cash payment in full of the Obligations. The parties hereto acknowledge that the right to contribution hereunder shall constitute an asset of the party to which such contribution is owing and shall be subject to the Liens and security interests of the Administrative Agent. Notwithstanding any of the foregoing to the contrary, such contribution arrangements shall not limit in any manner the joint and several nature of the Obligations, limit, release or otherwise impair any rights of Administrative Agent or any Lender under the Credit Documents, or alter, limit or impair the obligation of each Borrower, which is absolute and unconditional, to repay the Obligations.

         2.11.    RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.

                  Except as prohibited under applicable law, Company hereby waives any claim, right or remedy, direct or indirect, that Company now has or may hereafter have against any other Borrower or any guarantor of the Obligations in connection with this Agreement or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any other Borrower or guarantor of the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Administrative Agent or any Lender now has or may hereafter have against any other Borrower or guarantor of the Obligations, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Administrative Agent or any Lender. In addition, until the Obligations shall have been indefeasibly paid in full and all Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Company shall withhold exercise of any right of contribution Company may have against any other Borrower or Credit Party. Company further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Company may have against any other Borrower or Credit Party or against any collateral or security shall be junior and subordinate to any rights Administrative Agent or any Lender may have against any other Borrower, to all right, title and interest Administrative Agent or any Lender may have in any such collateral or security, and to any right Administrative Agent or any Lender may have against such Credit Party. If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Administrative Agent and Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Administrative Agent and Lenders to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

SECTION 3 LETTERS OF CREDIT

         3.1. LETTER OF CREDIT COMMITMENTS; ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

                  A.       LETTERS OF CREDIT.

                  Borrowers may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Maturity Date, that Issuing Lender issue Letters of Credit for the account of Borrowers (in the case of Closing Date Letters of Credit, for the purposes of supporting obligations of the type set forth on Schedule 3.1A(i) annexed hereto, and, in the case of all other Letters of Credit, for the purposes described in subsection 3.1B(ii)(b)). The original amount of each Lender's Letter of Credit Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Letter of Credit Commitments is $118,000,000; provided, however, that the Letter of Credit Commitments of Lenders shall be adjusted to give effect to any assignments of the Letter of Credit Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Notwithstanding anything herein to the contrary, Borrowers shall not request that Issuing Lender issue (and Issuing Lender shall not issue) any Letter of Credit:

                           (a) if, after giving effect to such issuance, the aggregate Credit Utilization would exceed the aggregate Letter of Credit Commitments then in effect;

                           (b) with respect to Closing Date Letters of Credit only, if the obligations to be supported by such Letter of Credit are not of a type identified on Schedule 3.1A(i) annexed hereto;

                           (c) with respect to Closing Date Letters of Credit only, if, after giving effect to such issuance, the maximum aggregate amount which is or at any time thereafter may be available for drawing under Letters of Credit issued to support an obligation of a type identified on Schedule 3.1A(i) annexed hereto would exceed the correlative amount set forth for such obligation on such Schedule (as such amount may be reduced from time to time pursuant to subsection 2.4A(v));

                           (d) having an expiration date later than the earlier of (a) the 5th Business Day prior to the Maturity Date and (b) the date which is three years from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Letter of Credit will automatically be extended to a date not later than the 5th Business Day prior to the Maturity Date unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension (with it being agreed and understood that Issuing Lender shall provide Borrowers with prompt notice of any such extension of a Letter of Credit having been denied); or

                           (e)      denominated in a currency other than
                  Dollars.

                  B.       MECHANICS OF ISSUANCES.

                  (i) Issuance of Closing Date Letters of Credit on the Closing Date. Issuing Lender shall, on or about the Closing Date, issue the Closing Date Letters of Credit as follows: (1) Issuing Lender shall issue the Montgomery Letter of Credit, (2) Issuing Lender shall issue the Back-Up Closing Date Letters of Credit and (3) Issuing Lender shall issue the Replacement Closing Date Letters of Credit upon Issuing Lender's receipt of evidence satisfactory to it that the DIP Tranche A L/Cs and DIP Tranche B L/Cs being replaced by such Replacement Closing Date Letters of Credit are concurrently therewith being returned undrawn and cancelled.

                  (ii)     Request for Issuance of Letter of Credit.

                           (a) Letters of Credit to Replace Closing Date Letters of Credit. After the issuance of any Closing Date Letter of Credit, whenever Borrowers desire to have Issuing Lender issue a Letter of Credit to extend or replace such outstanding Closing Date Letter of Credit (or, in the case of a Back-Up Closing Date Letter of Credit, to replace such Back-Up Closing Date Letter of Credit and the corresponding DIP Tranche A L/C or DIP Tranche B L/C), or Administrative Agent requests (with a copy of such request to Company) that Issuing Lender issue a Letter of Credit to extend or to replace such outstanding Closing Date Letter of Credit (or, in the case of a Back-Up Closing Date Letter of Credit, to replace such Back-Up Closing Date Letter of Credit and the corresponding DIP Tranche A L/C or DIP Tranche B L/C), Borrowers shall deliver to Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) a Request for Issuance no later than 12:00 Noon (Chicago time) at least 10 Business Days (or in each case such shorter period as may be agreed to by Administrative Agent in any particular instance) in advance of the proposed date of issuance, which Request for Issuance shall describe the relevant Closing Date Letter of Credit and the verbatim text of the Letter of Credit proposed to be issued or of such extension, as the case may be, and shall specify such proposed date of issuance or extension; provided, that Borrowers shall not request that Issuing Lender issue or extend (and Issuing Lender shall not issue or extend) any such Letter of Credit:

                           (1) if the underlying Contractual Obligation to provide any such Closing Date Letter of Credit or a replacement thereto to the beneficiary thereof (or, in the case of a Back-Up Closing Date Letter of Credit, the beneficiary of the DIP Tranche A L/C or DIP Tranche B L/C to which such Back-Up Closing Date Letter of Credit corresponds) has terminated, and/or the beneficiary of such Closing Date Letter of Credit (or, in the case of a Back-Up Closing Date Letter of Credit, the beneficiary of the DIP Tranche A L/C or DIP Tranche B L/C to which such Back-Up Closing Date Letter of Credit corresponds) has otherwise returned the same for cancellation without the expectation that a Letter of Credit will be issued contemporaneously with such cancellation in substitution therefor;

                           (2) if the terms of such Letter of Credit as so replaced or extended (other than the stated amount and expiration date thereof) are not substantially identical to the terms of the corresponding Closing Date Letter of Credit being replaced or extended (it being agreed and understood that any such Letter of Credit issued to replace a Back-Up Closing Date Letter of Credit and the DIP Tranche A L/C or DIP Tranche B L/C to which it corresponds shall have as its beneficiary the beneficiary of such DIP Tranche A L/C or DIP Tranche B L/C but shall otherwise comply with the requirements of this clause (2)); or

                           (3) if the stated amount of such Letter of Credit as so replaced or extended exceeds the stated amount of the corresponding Closing Date Letter of Credit being replaced or extended, as the case may be.

                           (b) Letters of Credit Not to Replace Closing Date Letters of Credit. Whenever Borrowers desire the issuance of a Letter of Credit (other than a Closing Date Letter of Credit), they shall deliver to Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) a Request for Issuance no later than 12:00 Noon (Chicago time) at least 10 Business Days, or in each case such shorter period as may be agreed to by Administrative Agent in any particular instance, in advance of the proposed date of issuance. Upon receipt by Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) of a Request for Issuance pursuant to this subsection 3.1B(ii)(b) requesting the issuance of a Letter of Credit, Issuing Lender shall be the Issuing Lender with respect thereto. In respect of a Letter of Credit requested pursuant to this subsection 3.1B(ii)(b), Issuing Lender, in its reasonable discretion, may require changes in the text of a proposed Letter of Credit or any documents described in or attached to the relevant Request for Issuance so long as any such changes do not conflict with the applicable requirements of the Contractual Obligation to provide such Letter of Credit. Letters of Credit requested pursuant to this subsection 3.1B(ii)(b) shall be used solely for general corporate purposes. No Letter of Credit requested pursuant to this subsection 3.1B(ii)(b) shall require payment against a conforming demand for payment to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of Issuing Lender to which such demand for payment is required to be presented is located) that such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of Issuing Lender) on such Business Day.

                  (iii) Recertification. Borrowers shall notify Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance or extension of any Letter of Credit in the event that any of the matters to which Borrowers are required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance or extension of such Letter of Credit, and upon the issuance or extension of any Letter of Credit Borrowers shall be deemed to have re-certified, as of the date of such issuance or extension, as to the matters to which Borrowers are required to certify in the applicable Request for Issuance (except to the extent such requirement to re-certify as to such matters shall have been waived in accordance with subsection 10.6 hereof).

                  (iv) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender's standard operating procedures.

                  (v) Notification to Lenders. No later than 10 Business Days prior to the decision to extend or reissue any Letter of Credit, Issuing Lender shall notify Administrative Agent in writing of the date on which Issuing Lender expects such decision will be made and of the date by which such decision must be made in order to avoid a drawing under such Letter of Credit. Promptly after the issuance, amendment or extension of any Letter of Credit Issuing Lender shall promptly notify Administrative Agent and each Lender of such issuance, amendment or extension in writing. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Lender in writing of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C and, if so requested by a

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

         Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit, amendment or extension.

                  C. LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Letter of Credit Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Letter of Credit Lender's Pro Rata Share (with respect to Letter of Credit Exposure) of the maximum amount which is or at any time may become available to be drawn thereunder.

         3.2.     LETTER OF CREDIT FEES.

                  Borrowers jointly and severally agree to pay,

                  (i) with respect to each Letter of Credit, a letter of credit fee, payable to Administrative Agent for the account of Administrative Agent and Lenders (with the allocation among Administrative Agent and Lenders to be as set forth in the Inter-Lender Agreement and the allocation among Lenders to be in proportion to their respective Pro Rata Shares), equal to 6.50% per annum (expressed as a daily rate) multiplied by the daily amount available to be drawn under such Letter of Credit, each such letter of credit fee to be payable in arrears on and to (but excluding) the last day of each fiscal quarter and computed on the basis of a 360-day year, for the actual number of days elapsed, and

                  (ii) with respect to the issuance, negotiation, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), Borrowers jointly and severally agree to pay customary processing documentation and other like charges payable directly to Issuing Lender (and, if applicable, to any confirming bank) for its own account in accordance with Issuing Lender's (and, if applicable, such confirming bank's) standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

                  For purposes of calculating any fees payable under this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (ii) of this subsection 3.2 with respect to a Letter of Credit, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount. All fees referenced in this subsection 3.2 shall be earned when payable and shall be non-refundable. Upon the occurrence and during the continuation of any Event of Default and notice from Administrative Agent to Borrowers, all fees set forth in this subsection 3.2 shall accrue at a rate that is 2.00% per annum in excess of the rate otherwise set forth in this subsection and shall, if Administrative Agent so requests, be payable upon demand. Payment or acceptance of the increased rates provided for in this paragraph shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

         3.3.     DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF
                  CREDIT.

                  A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in compliance with the terms and conditions of such Letter of Credit.

                  B. REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Borrowers and Borrowers shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such payment.

                  C. PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

                  (i) Payment by Lenders. In the event that Borrowers shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify Administrative Agent of the unreimbursed amount of such drawing and upon receipt of such notice, Administrative Agent shall promptly notify each Lender (other than Issuing Lender) of such unreimbursed amount and of such Lender's respective participation therein based on such Lender's Pro Rata Share; provided, that no Lender's funding of its participation in any such drawing shall exceed its Pro Rata Share of the amount of such drawing, and the aggregate principal amount of all participations funded by a Lender with respect to Letters of Credit shall in no event exceed the amount of such Lender's Letter of Credit Commitment. Each Lender shall make available to Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Lender specified in such notice, not later than 12:00 Noon (Chicago time) on the first Business Day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Administrative Agent. In the event that any Lender fails to make available to Issuing Lender on such Business Day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Issuing Lender for the correction of errors among banks for 3 Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this subsection 3.3C in the

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

         event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Lender.

                  (ii) Distribution to Lenders of Reimbursements Received From Borrowers. In the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall deliver to Administrative Agent for distribution to any other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Lender's Pro Rata Share of all payments subsequently received by Issuing Lender from Borrowers in reimbursement of such payment under the Letter of Credit when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

                  D.       INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

                  (i) Payment of Interest by Borrowers. Borrowers agree to pay to Issuing Lender, with respect to payments under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Borrowers at a rate equal to (1) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the Base Rate plus the Base Rate Margin per annum and (2) thereafter, a rate which is 2% per annum in excess of the rate of interest set forth in the foregoing clause
         (i)(1). Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. All payments by Borrowers in respect of payments made by Issuing Lender under a Letter of Credit issued by it shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal. Payment or acceptance of the increased rates of interest provided for in this subsection 3.3D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to Administrative Agent for distribution to each other Lender, out of the interest received by Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment, the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Issuing Lender shall distribute to Administrative Agent for distribution to each other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Lender's Pro Rata Share of any interest received by Issuing Lender in respect of that portion of such payment so reimbursed by other Lenders for the period from the date on which Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such payment is reimbursed by Borrowers. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

         3.4.     OBLIGATIONS ABSOLUTE.

                  The obligation of Borrowers to reimburse Issuing Lender for payments under the Letters of Credit issued by it and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

                  (i) any lack of validity or enforceability of any Letter of Credit;

                  (ii) the existence of any claim, set-off, defense or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

                  (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

                  (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries (including CPIH Subsidiaries);

                  (vi) any breach of this Agreement or any other Credit Document by any party thereto;

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                  (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

         3.5.     NATURE OF ISSUING LENDER'S DUTIES.

                  A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 2.7, Borrowers hereby jointly and severally agree to protect, indemnify, pay and save harmless Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority.

                  B. NATURE OF ISSUING LENDER'S DUTIES. As between Borrowers and Issuing Lender, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of

Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including any act or omission by a Government Authority specified in subsection 3.5A, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender's rights or powers hereunder.

                  In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to any Borrower.

                  Notwithstanding anything to the contrary contained in this subsection 3.5, Borrowers shall retain any and all rights they may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

         3.6.     CASH COLLATERAL FOR LETTERS OF CREDIT.

                  A. RELEASES OF CASH COLLATERAL. If (i) (a) the underlying Contractual Obligation to provide a Letter of Credit or a replacement thereto to the beneficiary thereof has terminated (other than by drawing under such Letter of Credit), and/or (b) the beneficiary of such Letter of Credit has otherwise returned the same for cancellation without the expectation that a Letter of Credit will be issued contemporaneously with such cancellation in substitution for such cancelled Letter of Credit, and/or the maximum amount available for drawing under a Letter of Credit is permanently reduced (other than such a reduction concurrently with a reissuance or replacement of the relevant reduced portion of a Closing Date Letter of Credit pursuant to subsection 3.1(B)(ii)(a)), and (ii) the Letter of Credit Commitments are permanently reduced by the amount of such Letter of Credit or such reduction in the stated amount of such Letter of Credit, as the case may be, then, to the extent that the amount of cash collateral securing the Letter of Credit Exposure pursuant to the Collateral Account Agreement exceeds 105% of the Letter of Credit Commitments then in effect after such permanent reduction, the excess cash collateral shall be applied to the payment to or upon the order of Borrowers or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, except to the extent that the Intercreditor Agreement requires application in a different manner than as set forth in this subsection 3.6A.

                  B. CASH COLLATERAL ON THE MATURITY DATE. On the Maturity Date, any outstanding Letter of Credit Exposure shall be cash collateralized in an amount equal to 105% of the amount thereof by Borrowers or otherwise supported, in either case in a manner satisfactory to the Lenders.

SECTION 4. CONDITIONS

         4.1.     CONDITIONS TO CLOSING DATE.

                  The obligations of Lenders with respect to their respective Commitments and to make any Revolving Loans to be made on the Closing Date, and the issuance of any Letters of Credit to be issued on the Closing Date, are, in addition to the conditions precedent specified in subsections 4.2 and 4.3 (as applicable), subject to prior or concurrent satisfaction of the following conditions:

                  A. CREDIT PARTY DOCUMENTS. On or before the Closing Date, Borrowers shall, and shall cause each other Credit Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Borrowers or such Credit Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

                  (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Credit Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                  (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Credit Documents to which it is a party certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

                  (iii) Signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party;

                  (iv) Executed originals of the Credit Documents to which such Person is a party; and

                  (v) Such other documents as Administrative Agent may reasonably request.

                  B. FEES. Borrowers shall have paid out of Debtors' estates to Administrative Agent, for distribution (as appropriate) to Administrative Agent, Issuing Lender and Lenders, any fees payable on the Closing Date referred to in subsection 2.3 and all reasonable and documented costs and expenses (including legal fees, due diligence fees, recordation expenses, other out-of-pocket expenses and taxes) of Administrative Agent incurred in connection with the negotiation, preparation, recordation, execution and completion of the Credit Documents and the transactions contemplated thereby, including such fees and expenses of counsel to Administrative Agent.

                  C.       CORPORATE AND CAPITAL STRUCTURE; MANAGEMENT;
OWNERSHIP.

                  (i) Corporate Structure. DHC shall own all of the issued and outstanding Capital Stock of Company. The corporate organizational structure of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto.

                  (ii) Capital Structure and Ownership. DHC shall have made a cash equity contribution to Company of not less than $30,000,000 (including cash equity contributed in connection with the "Lake Transaction" (as defined in the DIP Credit Agreement)). The capital structure and ownership of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto.

                  (iii) Management. The Governing Bodies, officers and management structure of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto and shall be as set forth on
         Schedule 4.1C annexed hereto. Lenders shall have received copies of, and Requisite Lenders shall be satisfied with the form and substance of, any employment agreements with and any incentive arrangements for senior management of Company and its Subsidiaries.

                  D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

                  E. PLAN OF REORGANIZATION; CONFIRMATION ORDER; DISCHARGE OF EXISTING CREDIT FACILITIES.

                  (i) Plan of Reorganization. The Plan of Reorganization and all amendments, modifications, revisions and restatements thereof, if any, shall have been approved by the creditors of Borrowers (including the DIP Lenders and the Prepetition Lenders) in requisite number and percentage and confirmed by the Bankruptcy Court pursuant to the Confirmation Order and delivered to Administrative Agent (the "APPROVED PLAN OF REORGANIZATION"). Except as set forth in modifications filed with the Bankruptcy Court and approved by Administrative Agent, there shall have been no modifications, amendments, revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Company or any of its Subsidiaries in the Approved Plan of Reorganization shall be accurate, true, correct and complete in all material respects as of the Closing Date. The Approved Plan of Reorganization (a) shall provide for the payments on the Closing Date described in subsection 4.1T, the corporate reorganization described in subsection 4.1S, and the making of Revolving Loans and the issuance of the Letters of Credit under this Agreement and the Indebtedness described in subsection 4.1F; and (b) upon satisfaction of all conditions to the effectiveness of this Agreement, shall become effective in accordance with its terms without waiver of any condition to such effectiveness that, in Administrative Agent's reasonable judgment, is material.

                  (ii) Confirmation Order. The Confirmation Order shall have been delivered to Lenders, shall address the matters set forth in subsections 4.1F, 4.1S and 4.1T, the issuance of the Letters of Credit under this Agreement and the terms hereof and the granting of all Liens and consents required under this Agreement and the other Credit Documents and otherwise be in form and substance satisfactory to Requisite Lenders. The Confirmation Order shall be in full force and effect and no portion thereof shall have been stayed pending any appeal or petition for review or for rehearing, and Administrative Agent shall have received evidence satisfactory to each demonstrating such facts. Debtors' Second Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code and the Liquidation Plan Supplement to Debtors' Second Amended Joint Plan of Liquidation, as filed with the Bankruptcy Court on December 18, 2003 and February 18, 2004, respectively, and as amended, supplemented or otherwise modified from time to time thereafter to the extent permitted under the DIP Credit Agreement, shall have been confirmed by the Bankruptcy Court pursuant to an order in form and substance satisfactory to Requisite Lenders.

                  (iii) Approval of Fees Related to Exit Financing. The Bankruptcy Court order approving the fees payable to Administrative Agent and the Lenders described in subsection 4.1B shall be in full force and effect, without modification or amendment except to the extent approved by Administrative Agent.

                  (iv) Material Agreements. The terms and conditions of any Material Contracts to be entered into by the Borrowers or any of their Subsidiaries pursuant to the Approved Plan of Reorganization shall be in form and substance satisfactory to Requisite Lenders and Administrative Agent.

                  F.       MATTERS RELATING TO EXISTING INDEBTEDNESS.

                  (i) Termination of DIP Credit Agreement and Related Liens. (a) Indebtedness consisting of funded amounts outstanding under the DIP Credit Agreement on the Closing Date shall have been repaid in full in cash, (b) all undrawn DIP Tranche A L/Cs and DIP Tranche B L/Cs (other than the Existing Detroit L/Cs) shall be replaced (or any further drawings thereunder shall be fully supported) with letters of credit issued under this Agreement, (c) the Existing Detroit L/Cs shall be replaced with Letters of Credit issued under the Detroit L/C Facility Agreement, (d) each letter of credit (if any) issued or deemed issued under the DIP Credit Agreement other than the DIP Tranche A L/Cs and DIP Tranche B L/Cs shall have been cash collateralized pursuant to arrangements reasonably satisfactory to the issuer of such letter of credit, or cancelled and returned undrawn, or reimbursed, (e) all commitments to lend or make other extensions of credit under the DIP Credit Agreement shall have terminated (except that the participations of DIP Lenders purchased in the letters of credit, if any, referred to in clause (d) above shall continue), and (f) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries (including CPIH Subsidiaries) under the DIP Credit Agreement shall have been delivered to Administrative Agent to the extent required by Administrative Agent.

                  (ii) Termination of Prepetition Credit Agreement, 9.25% Debentures and Related Liens. (a) Indebtedness consisting of the 9.25% Debentures and the Prepetition Obligations on the Closing Date shall be satisfied by application of the High Yield Notes and the CPIH Term Loans and by application of Cash On Hand of Borrowers (as described in subsection 4.1T), and (b) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries (including CPIH Subsidiaries) under the Prepetition Credit Agreement and the 9.25% Debentures shall have been delivered to Administrative Agent to the extent required by the Administrative Agent.

                  (iii) CPIH Facilities. Indebtedness under the CPIH Revolver Agreement and Indebtedness under the CPIH Term Loan Agreement shall be secured as set forth in the CPIH Revolver Documents and the CPIH Term Loan Documents and shall be non-recourse to the Borrowers or their assets other than pursuant to the CPIH Stock Pledge Agreement. The CPIH Revolver Documents and the CPIH Term Loan Documents shall be in full force and effect, the "Closing Date" as defined in each of the CPIH Revolver Documents and the CPIH Term Loan Documents shall have occurred, and the CPIH Revolver Documents and the CPIH Term Loan Documents shall provide for $10,000,000 in revolving loan commitments and $90,000,000 in term loans (subject to increase to up to $95,000,000 pursuant to and in accordance with the Approved Plan of Reorganization), respectively, and shall otherwise be in form and substance satisfactory to Requisite Lenders.

                  (iv) Existing Indebtedness to Remain Outstanding. After giving effect to the Approved Plan of Reorganization, the Indebtedness and Contingent Obligations of Borrowers (other than Indebtedness under the Credit Documents) shall consist of (a) the Detroit L/C Facility Documents, which shall provide for maximum aggregate commitments of $138,191,554.19 for the issuance of letters of credit to be issued on the Closing Date to replace the Existing Detroit L/Cs and for other specified uses, shall have a final maturity date of 5 years from the Closing Date, shall provide for fees on undrawn outstanding letters of credit at a rate no greater than 2.50% per annum, and upfront fees not greater than 1.0% of the entire amount of letter of credit commitments, and shall be secured by a senior Lien on the Collateral, (b) $205,000,000 in aggregate initial principal amount of High Yield Notes,
         (c) a note issued by Company in a principal amount not to exceed $35,000,000 (the "TAX NOTE"), representing the back tax liability of Company and its Subsidiaries as of the Closing Date, which Tax Note shall be unsecured and unguarantied, shall have a final maturity date of 6 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize on a 30-year schedule for the first 5 years after the issuance thereof with the balance due at maturity, (d) "Class 6 Unsecured Notes" (as defined in the Approved Plan of Reorganization) in the aggregate principal amount of $4,000,000 and subordinated notes issued by Company (the "UNSECURED CREDITOR NOTES") in an aggregate principal amount equal to the amount of "Operating Company Unsecured Claims" that are "Allowed" (as such terms are defined in the Approved Plan of Reorganization), which Unsecured Creditor Notes shall be unsecured and unguarantied, shall have a final maturity date of 8 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize in an amount not to exceed $3,900,000 annually commencing on the second anniversary of the Closing Date with the remainder due at final maturity, (e) outstanding Indebtedness described in Schedule 7.1(vi) and Schedule 7.1(ix) annexed hereto, and (f) Indebtedness and Contingent Obligations under the CPIH Stock Pledge Agreement, and outstanding Contingent Obligations described in Schedule 7.4(iv) and Schedule 7.4(vi) annexed hereto. The terms and conditions of all such Indebtedness and Contingent Obligations (including payment terms, covenants, representations and warranties, defaults and, in the case of the Unsecured Notes, payment subordination provisions), and the definitive documentation therefor, shall be in form and in substance satisfactory to Requisite Lenders.

                  (v) Related Agreements in Full Force and Effect. Lenders shall have received a fully executed or conformed copy of the Detroit L/C Facility Documents, the CPIH Revolver Documents, the CPIH Term Loan Documents, the CPIH Stock Pledge Agreement, the High Yield Indenture and the High Yield Notes, the Tax Note, the Unsecured Creditor Notes, the Unsecured Creditor Notes Indenture, the Intercreditor Agreement and any documents executed in connection therewith, each such Related Agreement, the Unsecured Creditor Notes, the CPIH Term Loan Documents, the CPIH Revolver Documents, the Intercreditor Agreement and the Unsecured Creditor Notes Indenture shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material.

                  G. FINANCIAL STATEMENTS; PROJECTIONS. On or before the Closing Date, Lenders shall have received the unaudited consolidated financial statements of Company and its Subsidiaries for the Fiscal Quarters ended June 30, 2003 and September 30, 2003, all in reasonable detail and certified by the chief executive officer or chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments. Company shall have delivered to Administrative Agent and Lenders such projected financial statements as Administrative Agent may reasonably request for the period from the Closing Date through December 31, 2008, including the budget of monthly and quarterly cash receipts and expenditures for Fiscal Year 2004 and annual net cash flow for Fiscal Years 2005, 2006, 2007 and 2008 attached hereto as Schedule 1.1C, which budget and other projections shall be satisfactory to Administrative Agent and Requisite Lenders and shall be accompanied by a certificate from the chief executive officer or chief financial officer of Company certifying that they are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made.

                  H. SOLVENCY ASSURANCES. On the Closing Date, Administrative Agent and Lenders shall have received an Officer's Certificate dated the Closing Date, substantially in the form of Exhibit IX annexed hereto and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Credit Documents, Borrowers, taken as a whole, and Company will be Solvent.

                  I. OPINIONS OF COUNSEL TO CREDIT PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of Cleary, Gottlieb, Steen & Hamilton, LeBoeuf, Lamb, Greene & McRae, Morris, James, Hitchens & Williams LLP and Nixon Peabody LLP, counsel for Borrowers, and of Skadden, Arps, Slate, Meagher & Flom LLP and affiliates, counsel for DHC, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit X annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Borrowers to such counsel to deliver such opinions to Administrative Agent and Lenders).

                  J. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS AND OTHER DOCUMENTS. Administrative Agent and its counsel shall have received copies of the opinions of counsel delivered to the parties under the Related Agreements, the CPIH Revolver Documents, the CPIH Term Loan Documents, the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture, and Borrowers shall have made reasonable efforts to obtain from each such counsel letters authorizing Lenders to rely on such opinions to the same extent as though such opinions were addressed to Lenders.

                  K. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Collateral Agent and/or Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

                  L. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Borrowers shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a Material Adverse Effect. Administrative Agent shall have received an Officer's Certificate of Company in form and substance reasonably satisfactory to Administrative Agent certifying as to the foregoing matters and any other evidence reasonably requested by Administrative Agent in support thereof. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

                  M. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. To the extent not otherwise satisfied pursuant to subsection 4.1N, Administrative Agent shall have received evidence satisfactory to it that Credit Parties (except as otherwise contemplated in subsection 5.18 hereof) shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii) and (iii) below) that Administrative Agent may reasonably request in order to evidence, in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected security interest in the entire personal and mixed property Collateral, with the priority set forth in the Collateral Documents (it being understood that such actions by DHC shall relate solely to its pledge of the Capital Stock of Company). Such actions shall include the following:

                  (i) Stock Certificates and Instruments. Delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all capital stock included in the Collateral and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Collateral Agent) evidencing any Collateral;

                  (ii) Lien Searches and UCC Termination Statements. Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Borrower and of all effective UCC financing statements which may have been made with respect to Capital Stock of Borrowers or any Subsidiaries of any Borrower, in each case together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

                  (iii) UCC Financing Statements and Fixture Filings. Delivery to Collateral Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Borrower with respect to all personal and mixed property Collateral of such Borrower and by DHC with respect to the Capital Stock of Company, in each case for filing in all jurisdictions as may be necessary or in the opinion of Collateral Agent desirable to perfect the security interests in favor of Collateral Agent created in such Collateral pursuant to the Collateral Documents;

                  (iv) PTO Cover Sheets, Etc. Delivery to Collateral Agent of all cover sheets or other documents or instruments Collateral Agent may reasonably request to be filed with the PTO in order to evidence Liens in favor of Collateral Agent in respect of any IP Collateral; and

                  (v) Control Agreements. Delivery to Collateral Agent of such Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents;

                  (vi) Certificate. Delivery to Administrative Agent and Collateral Agent of an Officer's Certificate certifying that, as of the Closing Date, the foreign patent registrations held by Company and its Subsidiaries are not, individually or in the aggregate, material to the business of Company and its Subsidiaries as a whole.

                  N. CLOSING DATE MORTGAGES; CLOSING DATE MORTGAGE POLICIES; ETC. Collateral Agent shall have received from each applicable
Borrower:

                  (i) Closing Date Mortgages. Fully executed and notarized Mortgages (each a "CLOSING DATE MORTGAGE" and, collectively, the "CLOSING DATE MORTGAGES"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.1N annexed hereto (each a "CLOSING DATE MORTGAGED PROPERTY" and, collectively, the "CLOSING DATE MORTGAGED PROPERTIES" (it being understood and agreed that (a) no Leasehold Property that is not a Material Leasehold Property shall be required to be a Closing

         Date Mortgaged Property, and (b) no Real Property Asset the pledge of which would constitute a material violation of (1) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (2) applicable law affecting the Borrower holding such Real Property Asset, shall be required to be a Closing Date Mortgaged Property));

                  (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

                  (iii) Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of each Closing Date Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto, and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

                  (iv) Title Insurance. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the "CLOSING DATE MORTGAGE POLICIES") issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Part A of Schedule 4.1N annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Closing Date Mortgaged Property vested in such Borrower and assuring Collateral Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Collateral Agent and (2) shall provide for affirmative insurance and such reinsurance as Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Collateral Agent; and (b) evidence satisfactory to Collateral Agent that such Borrower has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

                  (v) Title Reports. With respect to each Closing Date Mortgaged Property listed in Part B of Schedule 4.1N annexed hereto, a title report issued by the Title

         Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

                  (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.1N(iv); and

                  (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Borrower's written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

                  O.       [INTENTIONALLY OMITTED].

                  P. CASH MANAGEMENT SYSTEM. The cash management system of Company and its Subsidiaries shall be as set forth on Schedule 4.1P annexed hereto.

                  Q.       [INTENTIONALLY OMITTED].

                  R. GEOTHERMAL SALE. Company shall have consummated the Geothermal Sale on terms and conditions and pursuant to documentation in form and substance satisfactory to the Requisite DIP Lenders.

                  S. CPIH REORGANIZATION. On the Closing Date, (i) Company shall own directly or indirectly 100% of the outstanding Capital Stock of CEA,
(ii) CEA shall own 100% of the outstanding common stock of CPIH, which shall own the Capital Stock of all Persons (including Persons holding the equity interests in other Persons) holding the assets and operations of the IPP International Business to the extent described in the Approved Plan of Reorganization and the Disclosure Statement related thereto, (iii) all relevant operating and administrative expenses associated with the IPP International Business shall be transferred into CPIH in accordance with the Management Services and Reimbursement Agreement, and (iv) not less than $5,000,000 of cash for working capital shall have been transferred from Company and its Subsidiaries to the CPIH Borrowers as an equity contribution.

                  T. DISTRIBUTION. All unrestricted Cash On Hand (including, without limitation, net sale proceeds from the Geothermal Sale) of Borrowers remaining prior to the equity contribution referred to in subsection 4.1C(ii) but after (i) the transfer of working capital amounts to CPIH as described in subsection 4.1S, (ii) the payment of the fees referred to in subsection 4.1B, (iii) the disposition of those letters of credit referred to in subsection 4.1F(i)(d), (iv) the payment of allowed administrative expenses, (v) the reimbursement of reasonable accrued fees and expenses of DHC not to exceed $4,000,000 in the aggregate and reasonable accrued fees and expenses of D.E. Shaw not to exceed $350,000 in the aggregate, and (vi) the payment of funded outstanding obligations under the DIP Credit Agreement (if any) and (without duplication of clauses (i) through (vi)) the payment of other "Exit Costs" (as defined in the Approved Reorganization Plan), subject to an amount of cash (which amount shall be determined in accordance with the terms set forth in the draft Plan of Reorganization attached (on the date of execution thereof) to the Investment and Purchase Agreement dated as of December 2, 2003 between DHC and Company) to be retained in the domestic Cash Management System by Company and its Subsidiaries (collectively, such Cash On Hand, net of such transferred amount, such payments and reimbursements, such retained amount and such reserves, is referred to herein as "DISTRIBUTABLE CASH"), shall have been distributed as follows: first, to the extent of the first $60,000,000 of such Distributable Cash, for the benefit of the holders of Prepetition Secured Claims that are Lenders on the Closing Date, on account of their allowed pre-petition exposure, in accordance with the Approved Plan of Reorganization, second, to the extent of the next $7,200,000 of such Distributable Cash, for the benefit of those holders of Prepetition Secured Claims that are not Lenders on the Closing Date, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization, and third, to the extent of 25% of any remaining Distributable Cash, to Company (the amount of Distributable Cash so distributed to Company being referred to herein as the "CLOSING DATE RETAINED AMOUNT"), and to the extent of the remaining 75%, for the benefit of the holders of Prepetition Secured Claims, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization.

                  U. NOL AVAILABILITY. Company, its independent advisers, Administrative Agent and Administrative Agent's counsel shall have determined to their respective sole satisfaction that the net operating losses disclosed to Administrative Agent and Lenders prior to the Closing Date as being held by DHC are available and accessible to Company and its Subsidiaries.

                  V. LITIGATION. On the Closing Date, there shall be no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Approved Plan of Reorganization, any of the Credit Documents or any of the CPIH Term Loan Documents that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Approved Plan of Reorganization, any of the Credit Documents or any of the CPIH Term Loan Documents.

                  W. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and their counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

                  Each Lender, by delivering to Administrative Agent a signed counterpart to this Agreement, shall be deemed (unless such Lender indicates otherwise in writing to Administrative Agent and Company) to have acknowledged receipt of, and to have consented to, approved and be satisfied with, the documents, agreements, instruments or information which require approval, consent or satisfaction of the Lenders or Requisite Lenders, as applicable, in order for the conditions precedent contained in this subsection 4.1 to be satisfied.

                  Notwithstanding anything in this Section 4 to the contrary, it is understood and agreed that the conditions of subsection 4.1A(i) shall be deemed satisfied notwithstanding (i) failure to deliver all of the certificates or other evidence of good standing described in subsection 4.1A(i), (a) so long as Administrative Agent is notified which certificates or other evidence shall not have been delivered and, in its sole discretion, agrees that such certificates or other evidence may be delivered with respect to the relevant Persons after the Closing Date and (b) it being agreed and understood that failure to deliver all of the certificates or other evidence of good standing described in subsection 4.1A(i) on or prior to the date which is 90 days after the Closing Date shall constitute an immediate Event of Default on such date (unless such failure is due to failure to pay franchise taxes full payment of which has been tendered by such date), or (ii) failure to deliver all or any portion of the title insurance-related documents and instruments described in subsection 4.1N with respect to the Real Property Asset located in Lassen County, California, provided, that failure to deliver all of such documents and instruments with respect to such property on or prior to the date which is 360 days after the Closing Date shall constitute an immediate Event of Default on such date.

         4.2.     CONDITIONS TO ALL REVOLVING LOANS.

                  The obligations of Lenders to make Revolving Loans on each Funding Date are subject to the following further conditions precedent:

                  A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrowers.

                  B.       As of that Funding Date:

                  (i) The representations and warranties contained herein (except, as of the Closing Date only, the representation and warranty set forth in the first sentence of Section 5.4 hereof) and in the other Credit Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

                  (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                  (iii) No unstayed order, judgment or decree of any arbitrator or Government Authority (including the Bankruptcy Court) shall enjoin or restrain any Lender from making the Revolving Loans to be made by it on that Funding Date; and

                  (iv) After giving effect to the proposed borrowing, (1) the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Revolving Loan Commitments then in effect and (2) the aggregate Credit Utilization then in effect shall not exceed the aggregate Letter of Credit Commitments then in effect.

         4.3.     CONDITIONS TO LETTERS OF CREDIT.

                  The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

                  A. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B, an originally executed Request for Issuance (or a facsimile copy thereof), in each case signed by a duly authorized Officer of Borrowers, together with all other information specified in subsection 3.1B and such other documents or information as Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

                  B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B (other than subdivision (iv) thereof) shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date.

                  C. As of the date of issuance of such Letter of Credit, after giving effect to the proposed issuance of such Letter of Credit, the aggregate Credit Utilization then in effect shall not exceed the aggregate Letter of Credit Commitments then in effect.

SECTION 5. COMPANY'S REPRESENTATIONS AND WARRANTIES

                  In order to induce Lenders to enter into this Agreement and to make the Revolving Loans, to induce Issuing Lender to issue Letters of Credit and to induce Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on the Closing Date, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

         5.1. ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

                  A. ORGANIZATION AND POWERS. Each Credit Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto (provided, however, that failure of any Credit Party to be in good standing in the relevant jurisdiction shall not be deemed a breach of this representation if (x) such failure is due solely to failure to pay franchise taxes and (y) full payment of such franchise taxes has been tendered no later than the date which is 90 days after the Closing Date). Each Credit Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. Each Credit Party is in compliance with all material terms of its Organizational Documents.

                  B. QUALIFICATION AND GOOD STANDING. Each Credit Party is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

                  C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.11.

                  D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization are identified in
Schedule 5.1 annexed hereto. The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to have a Material Adverse Effect. Schedule
5.1 annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

         5.2.     AUTHORIZATION OF BORROWING, ETC.

                  A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

                  B. NO CONFLICT. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries, other than any Liens created under any of the Credit Documents in favor of Collateral Agent on behalf of Secured Parties, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for (x) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

                  C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any Governmental Authorization, except for the entry of the Confirmation Order and except for filings expressly contemplated by the Credit Documents and those Governmental Authorizations which have been obtained.

                  D. BINDING OBLIGATION. Each of the Credit Documents has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  E. RESTRICTIONS ON TRANSFER. There are no restrictions on any Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from one to another, other than (i) prohibitions or restrictions existing under or by reason of (a) this Agreement and the other Credit Documents, (b) applicable law, (c) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, and (d) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by subsection 7.2A, provided, that such prohibitions or restrictions apply only to the assets subject to such Liens, and (ii) restrictions described in clauses (a) through
(d) of subsection 7.2D.

         5.3.     FINANCIAL CONDITION.

                  Company has heretofore delivered to Lenders, at Lenders' request, (i) the audited consolidated financial statements of Company and its Subsidiaries for the Fiscal Year ended December 31, 2002 and (ii) the unaudited consolidated financial statements of Company and its Subsidiaries for the Fiscal Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. No Borrower has, as of the Closing Date, any Contingent Obligation, contingent liability or unusual long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto (other than (a) those liabilities reflected on the Schedules to this Agreement and (b) Performance Guaranties and Contingent Obligations that are permitted to be incurred under subsection 7.4) and that, in any such case, is material in relation to the business, operations, properties, assets or financial condition of Company or any of its Subsidiaries taken as a whole.

         5.4.     NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.

                  Since December 31, 2002, no event or change has occurred (other than as disclosed in reports delivered pursuant to subsection 6.1(i) of the DIP Credit Agreement) that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since the Petition Date, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except (i) as permitted by subsection 7.5, and (ii) as was permitted by subsection 7.5 of the DIP Credit Agreement.

         5.5.     TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL
                  PROPERTY.

                  A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

                  B. REAL PROPERTY. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Borrower has knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

                  C.       INTELLECTUAL PROPERTY. As of the Closing Date,
Schedule 5.5C annexed hereto contains a true, accurate and complete list of all material Intellectual Property. Each of Company and its Subsidiaries owns or has the right to use all material Intellectual Property used in the conduct of its business, and none of such Intellectual Property conflicts with a right of any other Person to the extent such conflict could reasonably be expect to result in a Material Adverse Effect.

         5.6.     LITIGATION; ADVERSE FACTS.

                  Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Borrower, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate (together with all such Proceedings with respect to substantially similar or related matters), would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         5.7.     PAYMENT OF TAXES.

                  Except to the extent permitted by subsection 6.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable (other than taxes represented by the Tax Note) and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. No Borrower knows of any proposed tax assessment against Company or any of its Subsidiaries, that Company or its Subsidiaries dispute or disagree with, that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

         5.8.     PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS.

                  A. Except as set forth on Schedule 5.8A annexed hereto, after giving effect to the Approved Plan of Reorganization, neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

                  B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to (i) any agreements or instruments the performance of which, in the ordinary course, would reasonably be expected to result in a Material Adverse Effect, or (ii) any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  C. Schedule 5.8C contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date after giving effect to the Approved Plan of Reorganization.

         5.9.     GOVERNMENTAL REGULATION.

                  Neither Company nor any of its Subsidiaries is subject to regulation under (i) the Public Utility Holding Company Act of 1935, (ii) the Federal Power Act (other than as a "qualifying small power production facility", as such term is defined in PURPA), (iii) the Interstate Commerce Act, (iv) the Investment Company Act of 1940, or (v) any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

         5.10.    SECURITIES ACTIVITIES.

                  A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

                  B. Following application of the proceeds of each Revolving Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

         5.11.    EMPLOYEE BENEFIT PLANS.

                  A. Company, each of its Subsidiaries and, with respect to Pension Plans and Multiemployer Plans, each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA, the regulations and published interpretations thereunder and other applicable law with respect to each Employee Benefit Plan, and have performed all of their material obligations under each Employee Benefit Plan. Company and each of its Subsidiaries are in material compliance with all applicable laws and orders of foreign Government Authorities with respect to each of its pension plans and employee benefit plans for foreign employees, and have performed all of their material obligations under each such pension plan and employee benefit plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received, or has timely taken all action necessary to receive, a favorable determination letter from the Internal Revenue Service to such effect and no event has occurred (other than the enactment of legislation for which the remedial amendment period has not expired) that would reasonably be expected to affect adversely such Plan's qualification.

                  B. No ERISA Event has occurred or is reasonably expected to occur.

                  C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto or in the financial statements delivered to Lenders pursuant to subsection 4.1 or 6.1 hereof, as applicable, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries).

                  D. As of January 1 of each year (based on, with respect to the Covanta Energy Pension Plan, the actuarial valuation as of such January 1 and, with respect to the SEIU Pension Plan, the actuarial valuation as of the immediately preceding June 1), the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including, where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue Code)), in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed (i) $20,000,000, in the event the applicable law (including statutorily prescribed actuarial assumptions) used in determining such unfunded benefit liabilities (the "ASSUMPTIONS") is generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000, in the event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans.

                  E. To each Borrower's knowledge, as of the most recent valuation date for each Multiemployer Plan for which the actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with the potential liability for a complete withdrawal from all other Multiemployer Plans for which such actuarial report (or an estimate provided pursuant to

Section 4221(e) of ERISA) is reasonably available to Company, based on the information contained in such reports, would not reasonably be expected to exceed $7,500,000.

                  F. Neither Company nor any Subsidiary has incurred or is reasonably expected to incur any material liability pursuant to Title IV of ERISA with respect to any employee benefit plan of an entity that was formerly an ERISA Affiliate of Company or any of its Subsidiaries or with respect to any employee benefit plan that was previously maintained by Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries).

         5.12.    CERTAIN FEES.

                  No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

         5.13.    ENVIRONMENTAL PROTECTION.

                  A. Except as set forth in Schedule 5.13 annexed hereto, neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  B. Except as set forth in Schedule 5.13 annexed hereto, neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) has received any letter or request for information under Section 104 of CERCLA or any comparable state law regarding any condition, occurrence or activity that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  C. Except as set forth in Schedule 5.13 annexed hereto, there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  D.       Except as set forth in Schedule 5.13 annexed hereto,
(i) neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) nor, to Company's knowledge, any predecessor of Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, (ii) none of Company's or any of its Subsidiaries' Facilities constitute facilities for the treatment, storage or disposal of Hazardous Materials under RCRA or any state equivalent, and (iii) none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste in violation of RCRA or any state equivalent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent; and

                  E. Compliance with all current requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or impose liability on any Lender or Agent.

         5.14.    EMPLOYEE MATTERS.

                  There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

         5.15.    MATTERS RELATING TO COLLATERAL.

                  A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Credit Parties, together with (x) the actions taken on or prior to the date hereof pursuant to subsections 4.1M, 4.1N, 6.8, 6.9 and 6.11 and (y) the delivery to Collateral Agent of any Pledged Collateral of the Credit Parties not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Collateral Agent, for the benefit of Secured Parties, a Lien on all of the Collateral of the Credit Parties (which Lien has priority over any other Lien on such Collateral, subject to Permitted Encumbrances and Liens permitted under subsection 7.2A), and all filings and other actions necessary or desirable to perfect and maintain the perfection and such priority of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

                  B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Credit Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (a) for filings or recordings contemplated by subsection 5.15A, (b) as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities, and
(c) authorizations and approvals in respect of the exercise of rights or remedies as to any collateral of any Credit Party which is subject to regulation under the Federal Power Act pursuant to Section 210(e)(2) of PURPA.

                  C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 5.15A and to evidence Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

                  D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                  E. INFORMATION REGARDING COLLATERAL. All information supplied to Collateral Agent by any Credit Party (including its officers, employees, agents, advisors, representatives or counsel) with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

         5.16.    DISCLOSURE.

                  No representation or warranty of Company or any of its Subsidiaries (including CPIH Subsidiaries) contained in any Credit Document or in any other certificate or written statement (excluding the projections, pro forma financial statements and forward looking statements contained therein and the estimates contained in such projections, pro forma financial statements and forward looking statements) furnished to Lenders by Company or any of its Subsidiaries (including CPIH Subsidiaries), including any such Person's officers, employees, agents, advisors, representatives or counsel, for use in connection with the transactions contemplated by this Agreement contained as of the date such representation or warranty was made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made and in light of such representations and warranties and all such prior representations and warranties, taken as a whole. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, and, accordingly, no assurances are given and no representations or warranties are made by Company or any of its Subsidiaries that any of the estimates and assumptions are correct, that the projections will be achieved or that the forward looking statements expressed in such information will correspond to actual results.

         5.17.    CASH MANAGEMENT SYSTEM.

                  The summary of the Cash Management System attached hereto as
Schedule 4.1P is accurate and complete in all material respects as of the Closing Date and does not omit to state any material fact necessary to make the statements set forth therein not misleading. No Borrower has any Deposit Account which is not described in Schedule 4.1P other than Deposit Accounts permitted to be owned after the Closing Date pursuant to subsection 6.10. There has been no change to the Cash Management System since the Closing Date except such changes as are permitted under subsection 6.10 and such other changes as have been disclosed to Lenders in writing and approved by Administrative Agent.

         5.18.    MATTERS RELATING TO CREDIT PARTIES.

                  A. CREDIT PARTIES. Neither Company nor any of its Subsidiaries owns any interest in any Subsidiary which is not a Borrower (other than Excluded Subsidiaries).

                  B. DOMESTIC SUBSIDIARY ASSETS. Each Subsidiary which is a Borrower has granted a Lien in favor of Collateral Agent on substantially all of its property (other than the Capital Stock of CPIH) pursuant to the Collateral Documents except in any case where the grant of such Lien would constitute a material violation of a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained.

                  C. SUBSIDIARY CAPITAL STOCK. The Capital Stock of each Subsidiary which is directly owned by any Borrower has been pledged to Collateral Agent pursuant to the Collateral Documents, except for the Capital Stock of those Subsidiaries (other than Borrowers) (i) which is subject to a Lien permitted under subsection 7.2A securing Indebtedness permitted under subsection 7.1, or (ii) the pledge of which would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (b) applicable law affecting such Borrower or such Subsidiary.

         5.19.    INVESTIGATION.

                  All obligations in existence immediately after the Closing Date (other than obligations that do not, in the aggregate, exceed $2,000,000) to extend credit or credit support or obtain the extension of credit or credit support or to make investments or expenditures with respect to existing or future Projects of any Borrower or any Subsidiary of any Borrower that are contained in Contractual Obligations or of which Borrowers are otherwise aware have been disclosed to Administrative Agent prior to the Closing Date. Borrowers have made such inquiry and investigation as is necessary to enable Borrowers to make the representation contained in the preceding sentence.

         5.20.    MATTERS RELATING TO BANKRUPTCY PROCEEDINGS.

                  A. PLAN OF REORGANIZATION. As of the Closing Date, there have been no material modifications, amendments revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Borrowers or any Subsidiary in the Approved Plan of Reorganization is accurate, true and correct in all material respects as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were accurate, true and correct in all material respects as of such earlier date).

                  B. CONFIRMATION ORDER. The Confirmation Order has been entered by the Bankruptcy Court at least 11 days prior to the Closing Date. The Confirmation Order has not been stayed pending any appeal or petition for review or for rehearing.

         5.21.    SUBORDINATED INDEBTEDNESS.

                  The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of Company and its Subsidiaries under the Unsecured Creditor Notes.

         5.22.    REPORTING TO IRS.

                  Company does not intend to treat the Revolving Loans and Letters of Credit, and related transactions, as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Company acknowledges that one or more Lenders may treat their Revolving Loans and Letters of Credit as part of a transaction that is subject to Treasury Regulation section 1.6011-4 or section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

         5.23.    SOLVENCY.

                  Borrowers (taken as a whole) and Company are, and, upon the incurrence of any Obligations by such Borrowers on any date on which this representation is made, will be, Solvent.

SECTION 6. COMPANY'S AFFIRMATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

         6.1.     FINANCIAL STATEMENTS AND OTHER REPORTS.

                  Borrowers will maintain, and cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrowers will deliver to Administrative Agent (and, promptly after receipt thereof, Administrative Agent will deliver a copy to each Lender):

                  (i) Budget Report; Budget Update: as soon as available and in any event no later than the 15th Business Day of each month commencing with the 15th Business Day of April 2004, (a) for the month most recently ended, a report in form satisfactory to Administrative Agent reflecting the actual cash receipts and disbursements of Company and its Subsidiaries for the preceding month with respect to each line item described in the Budget for the current Fiscal Year and the percentage and dollar variance of such amounts from the projected amounts therefor set forth in (x) such Budget and (y) the Budget for the current Fiscal Year as delivered pursuant to subsection 6.1(xvi), accompanied by an Officer's Certificate from the chief financial officer of Company certifying that such report accurately presents, in all material respects, cash receipts and cash expenditures of Company and its Subsidiaries for the periods indicated, and (b) a supplement to the Budget for the current Fiscal Year, in the form of such Budget, reflecting projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter remaining in the current Fiscal Year with respect to each line item described in such Budget, which supplement shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such supplement are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made;

                  (ii) Events of Default, etc.: promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

                  (iii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statement of income of Company and its Subsidiaries for such Fiscal Quarter and the related consolidated statements of stockholders' equity and cash flows of Company and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided, however, that so long as Company files a quarterly report on Form 10Q with the Securities and Exchange Commission for any Fiscal Quarter, Borrowers shall be required to deliver a copy of such quarterly report in lieu of the financial statements described in this subsection 6.1(iii);

                  (iv) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (b) an audit report thereon of independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall (with respect to the audits for all Fiscal Years after 2003) be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall (with respect to the audits for all Fiscal Years including 2003) state that in the opinion of such certified public accountants such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with auditing standards generally accepted in the United States; provided, however, that so long as Company files an annual report on Form 10K with the Securities Exchange Commission, Borrowers shall be required to deliver a copy of such annual report in lieu of the financial statements described in clause (a);

                  (v) Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (iii) and (iv) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
         Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

                  (vi) Reconciliation Statements: other than the fresh start adjustments required under SOP 90-7, if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (iii) or (iv) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

                  (vii) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iv) above, a written statement by the independent certified public accountants giving the report thereon stating that in connection with their audit, nothing came to their attention that caused them to believe that Company failed to comply with the terms, provisions or conditions of subsection 7.6, insofar as they relate to financial and accounting matters, or, if such a failure to comply has come to their attention, specifying the nature and period of existence thereof (it being understood that their audit is not directed primarily toward obtaining knowledge of non-compliance and that such accountants shall not be liable by reason of any failure to obtain knowledge of any such non-compliance that would not be disclosed in the course of their audit);

                  (viii) Accountants' Reports: promptly upon request of Administrative Agent (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

                  (ix) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company,
         (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

                  (x) Litigation or Other Proceedings: (a) promptly upon any officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in the case of both clauses (1) and (2):

                           (1) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

                           (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, or to contest or challenge the legality, validity or enforceability of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within 20 days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, an Borrower equal to or greater than $1,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by

         Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

                  (xi) ERISA Events: with reasonable promptness upon becoming aware of the occurrence of or forthcoming occurrence of (a) any ERISA Event or (b) any event that would constitute an ERISA Event but for the requirements (in order for such event to constitute an ERISA Event) that a Lien or liability imposed as a result thereof be material, that the error giving rise thereto be in bad faith, and/or that such event would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                  (xii)    ERISA Notices: with reasonable promptness, copies of
         (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request (it being agreed that commencing on the Closing Date, on an annual basis Borrowers shall request information from each Multiemployer Plan in accordance with section 4221 of ERISA to determine the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan);

                  (xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

                  (xiv) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Company;

                  (xv) Material Contracts: promptly, and in any event within 10 Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

                  (xvi) Budget: no later than the 15th day of December of each year commencing with December 15, 2004, a budget for the next Fiscal Year, in the form of the Budget for the current Fiscal Year, reflecting (a) projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter in the next Fiscal Year and (b) projected net cash flows of Company and its Subsidiaries for each Fiscal Year following the next Fiscal Year and ending with 2009, in each case with respect to each line item described in the Budget for the current Fiscal Year, which budget shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such budget are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made;

                  (xvii) New Restricted Accounts: promptly upon opening any Restricted Account after the Closing Date that is required to be opened by Company or any of its Subsidiaries pursuant to a Contractual Obligation binding on such Person, a written notice setting forth in reasonable detail (a) the Project or obligation to which such account relates, (b) a description of the Contractual Obligation requiring such account to be opened and (c) the provisions of this Agreement permitting such account to be opened and maintained (it being understood that such written notice shall be deemed to supplement
         Schedule 2.3A(i)(f) annexed hereto for all purposes of this Agreement);

                  (xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or Requisite Lenders (or by any Lender so long as such request is made through Administrative Agent (and Administrative Agent shall be required to request from Borrowers any such information and data reasonably requested by a Lender)); and

                  (xix) Notices from Holders of Subordinated Indebtedness: promptly, upon receipt, copies of all notices from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder.

         6.2.     EXISTENCE, ETC.

                  Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however, that neither Company nor any of its Subsidiaries shall be required to preserve the existence of any such Subsidiary or any such right or franchise if the management or Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and the loss thereof could not reasonably be expected to have a Material Adverse Effect.

         6.3.     PAYMENT OF TAXES AND CLAIMS; TAX.

                  Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

         6.4. MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/ CONDEMNATION PROCEEDS.

                  A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except that Company and its Subsidiaries shall not be required to perform the foregoing obligations (i) with respect to Subsidiaries or assets to which Persons other than Company and its Subsidiaries have recourse under Limited Recourse Debt owed to such Persons or (ii) to the extent that failure to perform such obligations would not reasonably be expected to have a Material Adverse Effect.

                  B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries and, for not less than one year following the Closing Date, of CPIH Subsidiaries (provided, that Company shall not be required to maintain such insurance with respect to CPIH Subsidiaries to the extent such insurance is not commercially available to Company) as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Unless prohibited by contractual or other legal requirement, such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least

30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. As soon as practicable after the Closing Date, Company shall deliver to Administrative Agent a certificate from Borrowers' insurance broker(s) or other evidence satisfactory to it that all insurance required to be maintained pursuant to this subsection 6.4 is in full force and effect and that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under this subsection 6.4.

                  C.       APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

                  (i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds,
         (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes or any other purposes not prohibited under this Agreement, and
         (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  (ii) Net Insurance/Condemnation Proceeds Received by Company. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, as provided in subsection 2.4A, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing (unless Company is otherwise required to use funds by law or contract), Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent or Collateral Agent. Upon receipt by Administrative Agent or Collateral Agent, as the case may be, of any Net Insurance/Condemnation Proceeds, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) Administrative Agent or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A, and (b) to the extent the foregoing clause (a) does not apply Administrative Agent or Collateral Agent, as the case may be, shall deliver such Net Insurance/Condemnation Proceeds to Company, and
         (1) Company and its Subsidiaries may retain and apply any portion thereof that is business interruption insurance proceeds for working capital purposes or any other purposes not prohibited under this Agreement and (2) Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds that are not business interruption insurance proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however, that if at any time Administrative Agent reasonably determines (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent or Collateral Agent, as the case may be, of such Net Insurance/Condemnation Proceeds, Administrative Agent or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  Notwithstanding the foregoing, no Net Insurance/Condemnation Proceeds shall be required to be applied as provided in subsection 2.4A to the extent such application would constitute a material violation of (1) a valid Contractual Obligation (in effect on the Closing Date or arising under the documentation for Limited Recourse Debt permitted to be incurred under this Agreement) in favor of or for the benefit of a Person other than Company or any of its Subsidiaries or their respective Affiliates for which the required consents have not been obtained or (2) applicable law affecting Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict or inconsistency between subsection 6.4C and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         6.5.     INSPECTION RIGHTS; LENDER MEETING.

                  A. INSPECTION RIGHTS. Borrowers shall, and shall cause each of their respective Subsidiaries to, permit any authorized representatives designated by any Lender, at such Lender's expense, to visit and inspect any of the properties of such Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided, that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that at any time after the occurrence and during the continuance of an Event of Default, Borrowers shall, and shall cause each of their respective Subsidiaries to, permit such additional visits, inspections and audits as Administrative Agent or Requisite Lenders may deem necessary or advisable, at any time or from time to time, all at Borrowers' expense.

                  B. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

         6.6.     COMPLIANCE WITH LAWS, ETC.

                  Borrowers shall comply, and shall cause each of their Subsidiaries (including CPIH Subsidiaries) to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

         6.7.     ENVIRONMENTAL MATTERS.

                  A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent:

                  (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Administrative Agent or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Administrative Agent;

                  (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Administrative Agent, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or imposing liability on any Lender or Administrative Agent, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Administrative Agent;

                  (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), with respect to (a) the commencement or the threat to commence a proceeding regarding any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material

         Adverse Effect or impose liability on any Lender or Agent, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Administrative Agent, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Administrative Agent;

                  (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to
         (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Administrative Agent or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations except to the extent the failure to maintain such Governmental Authorizations could not reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Administrative Agent and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Administrative Agent; and

                  (v) Certain Communications. With respect to documents which would have been required to be provided to Administrative Agent pursuant to paragraph (i) or (iii) but for the parenthetical in those paragraphs, Company shall promptly upon receiving such documents provide a list identifying generally the documents not disclosed and summarizing the information contained in such documents to the extent consistent with not waiving any privilege with respect thereto. If the privilege prevents Company from summarizing the information contained in such documents Company (a) shall nevertheless advise Administrative Agent that a matter, the nature of which cannot be disclosed without waiving the applicable privilege, exists with respect to a specified Facility or Environmental Claim that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and
         (b) shall provide such other information to Administrative Agent, consistent with not waving the privilege, that Administrative Agent may reasonably request.

                  B. COMPANY'S ACTIONS REGARDING ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except if Company and its Subsidiaries do not have standing to contest or respond to such Environmental Claim); provided, however, that Company may, without breaching the requirements of this subsection 6.7B, contest an alleged violation of Environmental Laws or an Environmental Claim in good faith by appropriate proceedings promptly instituted and diligently conducted so long as during such contest the failure to cure such violation or to respond to such Environmental Claim or discharge the obligations thereunder could not reasonably be expected to result in a Material Adverse Effect.

         6.8. EXECUTION OF BORROWER JOINDER AGREEMENT AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

                  A. EXECUTION OF BORROWER JOINDER AGREEMENT AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Subsidiary of Company existing on the Closing Date ceases to be an Excluded Subsidiary, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary promptly (and in any event no later than 30 days after it ceases to be an Excluded Subsidiary) to execute and deliver to Administrative Agent a Borrower Joinder Agreement and counterparts of the Security Agreement and the Intercreditor Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1M) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected First Priority security interest in all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents, subject to any Liens in existence on the date such Subsidiary ceases to be an Excluded Subsidiary to the extent permitted under subsection 7.2A, provided, that at the request of Company in connection with sales of assets permitted under subsection 7.7, Administrative Agent shall, subject to the terms of the Intercreditor Agreement, direct Collateral Agent (without need for any further consent from any Lender or Lenders) to release any Liens on a Subsidiary's assets and/or release a Subsidiary from this Agreement solely to the extent required by the terms of any such sales permitted under this Agreement; provided, however, that no Capital Stock of any Subsidiary that meets the criteria set forth in subsections 5.18C(i) or 5.18C(ii) shall be required to be pledged as Collateral pursuant to this subsection.

                  B. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with the relevant Credit Documents, (i) certified copies of Organizational Documents of each Subsidiary which is becoming a Borrower pursuant to subsection 6.8A (each, an "ADDITIONAL SUBSIDIARY BORROWER"), together with a good standing certificate from the Secretary of State of the jurisdiction of such Subsidiary's organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Credit Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Credit Documents, and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Credit Documents, (c) the enforceability of such Credit Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Credit Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

                  C. RELEASE OF RESTRICTIONS. Borrowers shall use their good faith, commercially reasonable efforts to obtain all necessary consents from all Persons in whose favor or for whose benefit Contractual Obligations are in effect which would be violated by (i) a pledge of the Capital Stock of any Subsidiary of a Borrower, (ii) entry into a Borrower Joinder Agreement by a Subsidiary which is not already a Borrower, or (iii) granting a Lien on substantially all of the assets of a Subsidiary. The foregoing efforts shall be exercised so as to obtain such consents as soon as practicable but no later than 90 days after the Closing Date.

         6.9.     MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

                  From and after the Closing Date, in the event that any Borrower acquires any fee interest in real property or any Material Leasehold Property, such Borrower shall, as soon as practicable after such Person acquires such real property or Material Leasehold Property, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments, opinions, appraisals, title insurance and environmental reports as Administrative Agent may reasonably request to perfect and maintain the Liens created by the Collateral Documents, including, without limitation, deliver to Collateral Agent in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Borrower in such mortgaged property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such mortgaged were a Closing Date Mortgaged Property, and to assure, convey, assign, transfer and confirm unto Collateral Agent, for the benefit of the Secured Parties, the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Administrative Agent.

         6.10.    DEPOSIT ACCOUNTS.

                  Borrowers shall, and shall cause each of their Subsidiaries (other than Bankrupt Subsidiaries) to, maintain the Cash Management System as described in Schedule 4.1P, as said Schedule 4.1P may be supplemented from time to time pursuant to clause (i)(c) below, and Company and its Subsidiaries shall not open or close Deposit Accounts or make other changes to the Cash Management System without the written consent of Administrative Agent, except that (i) Company and its Subsidiaries may open and maintain funds in Deposit Accounts with Collateral Agent or other depository institutions after the Closing Date so long as (a) concurrently with the opening of any such account with a depository institution other than Collateral Agent, Borrowers shall deliver to Collateral Agent a Control Agreement with respect to such account (unless after giving effect to such opening Borrowers would not be in breach of the requirement set forth in clause (i)(b)), (b) the aggregate amount on deposit at any time in all Deposit Accounts maintained with depository institutions other than Collateral Agent for which Control Agreements have not been delivered to Collateral Agent shall not exceed $1,000,000, and (c) concurrently with the opening of any such account, Borrowers shall deliver to Administrative Agent a written notice setting forth the account number and the name of the relevant depository institution (it being understood that such written notice shall be deemed to supplement Schedule 4.1P annexed hereto for all purposes of this Agreement) and, if applicable, the Project to which such account relates and the primary purpose of such account, and (ii) after the Closing Date Company and its Subsidiaries may open and maintain funds in Restricted Accounts that are required to be opened by Company or any of its Subsidiaries pursuant to a Contractual Obligation binding on such Person so long as promptly upon opening any such account, a written notice setting forth in reasonable detail (a) the Project or obligation to which such account relates, (b) a description of the Contractual Obligation requiring such account to be opened, and (c) the provisions of this Agreement permitting such account to be opened and maintained (it being understood that such written notice shall be deemed to supplement Schedule 2.4A(iii)(f) annexed hereto for all purposes of this Agreement).

         6.11.    FURTHER ASSURANCES.

                  A. ASSURANCES. Without expense or cost to Administrative Agent or Lenders, each Borrower shall from time to time hereafter execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent may from time to time reasonably request and that do not involve a material expansion of Borrowers' obligations or liabilities hereunder in order to carry out more effectively the purposes of this Agreement, the other Credit Documents and the Confirmation Order, including to subject any Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents and the Confirmation Order, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto Collateral Agent the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, any other Credit Documents or the Confirmation Order, registering or recording this Agreement or any other Credit Document. Without limiting the generality of the foregoing, Borrowers shall deliver to Collateral Agent, promptly upon receipt thereof, all instruments received by Borrowers after the Closing Date and take all actions and execute all documents necessary or reasonably requested by Collateral Agent to perfect Collateral Agent's Liens in any such instrument or any other Investment acquired by any Borrower.

                  B. FILING AND RECORDING OBLIGATIONS. Each Borrower shall jointly and severally pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgement of any Mortgage or other Credit Document, including any instrument of further assurance described in subsection 6.11A, and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Mortgage or other Credit Document, including any instrument of further assurance described in subsection 6.11A, or by reason of its interest in, or measured by amounts payable under, the Notes, the Mortgages or any other Credit Document, including any instrument of further assurance described in subsection 6.11A, (excluding income, franchise and doing business Taxes), and shall pay all stamp Taxes and other Taxes required to be paid on any Credit Document; provided, however, that such Borrower may contest in good faith and through appropriate proceedings, any such Taxes, duties, imposts, assessments and charges; provided further, however, that such Borrower shall pay all such Taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof. If any Borrower fails to make any of the payments described in the preceding sentence within 10 days after notice thereof from Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by Administrative Agent) accompanied by documentation verifying the nature and amount of such payments, Administrative Agent may (but shall not be obligated to) pay the amount due and Borrowers shall jointly and severally reimburse all amounts in accordance with the terms hereof.

                  C. COSTS OF DEFENDING AND UPHOLDING THE LIEN. Administrative Agent may, upon at least 5 days' prior notice to Borrowers, (i) appear in and defend any action or proceeding, in the name and on behalf of Administrative Agent, Lenders or any Borrower, in which Administrative Agent or any Lender is named or which Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Mortgaged Property, any other Collateral, any Mortgage, the Lien thereof or any other Credit Document and (ii) institute any action or proceeding which Administrative Agent reasonably determines should be instituted to protect the interest or rights of Administrative Agent and Lenders in any Mortgaged Property or other Collateral or under this Agreement or any other Credit Document. Borrowers, jointly and severally, agree that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys' fees and disbursements) by Administrative Agent shall be paid pursuant to subsection 10.2 hereof.

         6.12.    HIGH YIELD NOTES.

                  Company shall obtain no later than three months after the Closing Date, ratings of the High Yield Notes from S&P and/or Moody's; provided, however, that if such ratings shall not have been obtained by such date solely due to inaction or a refusal to act by any such rating agency that is, in either case, beyond the control of Borrowers (as determined in the reasonable judgment of Administrative Agent), Borrowers shall not be in breach of this subsection
6.12 so long as Borrowers shall take all steps Administrative Agent reasonably requests from time to time to obtain such ratings.

         6.13.    MOST FAVORED NATIONS PAYMENTS.

                  Company shall, and shall cause each of its Subsidiaries to, extend any fees or pricing increases, to the extent such fees or pricing increases are the direct obligation of Company or its Subsidiaries, resulting from the amendment, waiver or modification, after the Closing Date, of the Detroit L/C Facility Documents, on an equivalent basis (based in the case of fees on the respective amounts of Letter of Credit Exposure outstanding (on one hand) and the credit exposure under the Detroit L/C Facility Documents (on the other hand)) to the Lenders regardless of whether a particular Lender has participated in or consented to a corresponding amendment, waiver or modification (if any) of the Credit Documents, and any such payment of equivalent fees shall be paid in cash concurrently with the fees giving rise to such equivalent fees.

         6.14.    MONTGOMERY CLOSING DATE LETTER OF CREDIT CANCELLATION.

                  No later than 20 Business Days after Company receives a rating with respect to its senior debt and subordinated debt of at least "BBB" from S&P and at least "Baa" from Moody's, Company shall cause the Montgomery Closing Date Letter of Credit to be returned undrawn to Company for cancellation; provided, however, that if Company is unable to obtain the return of the Montgomery Closing Date Letter of Credit by such date as a result of inaction or refusal by the beneficiary of the Montgomery Closing Date Letter of Credit, Borrowers shall not be in breach of this subsection 6.14 so long as Borrowers shall prior thereto or promptly thereafter initiate appropriate Proceedings with appropriate Government Authorities to obtain the return of the Montgomery Closing Date Letter of Credit.

Section 7. BORROWERS' NEGATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 7.

         7.1.     INDEBTEDNESS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (i) Borrowers may become and remain liable with respect to the Obligations and Indebtedness under the Detroit L/C Facility Documents, the High Yield Notes, the Tax Note and the Unsecured Creditor Notes, and Subsidiaries of Borrowers may become and remain liable with respect to Indebtedness under the Tax Note;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations and Performance Guaranties permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, any Indebtedness created as a result thereof;

                  (iii) Borrowers may become and remain liable with respect to Indebtedness to any other Borrowers; provided, that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (iv) Subsidiaries of Company other than Borrowers may, after the Closing Date, become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company so long as the proceeds of such Indebtedness are applied to working capital, capital expenditure, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of the Subsidiaries incurring such Indebtedness; provided, that (a) no such Indebtedness may be incurred at any time that Borrowers shall not be in compliance with subsection 7.6E, (b) no such Indebtedness may be incurred to make capital expenditures if after giving effect to such expenditures Borrowers would not be in pro forma compliance with subsection 7.6F, and (c) all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (v) Subsidiaries of Company may, after the Closing Date, become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company the proceeds of which are applied to Development Expenses; provided, that Development Expenses for all Projects of Company's Subsidiaries at any time after the Closing Date, net of any such Development Expenses that have theretofore been reimbursed after the Closing Date by the client of the relevant Project, shall not exceed on any date of determination an amount equal to (a) $3,000,000 plus (b) the product of $3,000,000 multiplied by the number of Fiscal Years that have commenced following January 31, 2004 but prior to such date of determination; and provided, further, that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding on the Closing Date and described in Schedule 7.1(vi) annexed hereto;

                  (vii) Subsidiaries of Company may become and remain liable with respect to Indebtedness to Company or any of its Subsidiaries the proceeds of which are applied to make Expansions permitted under subsection 7.3(vi) or 7.3(vii); provided, that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (viii) Subsidiaries of Company may become and remain liable with respect to Indebtedness consisting of a converted equity Investment by Company or another Subsidiary of Company in such Subsidiaries, provided, that the underlying equity Investment was permitted under this Agreement at the time of such conversion;

                  (ix) Company and its Subsidiaries may become and remain liable with respect to Indebtedness under (a) Capital Leases in existence as of the Closing Date and described in Schedule 7.1(ix) and
         (b) Capital Leases entered into after the Closing Date, so long as the aggregate amount of Indebtedness outstanding at any time with respect to Capital Leases under clause (b) of this subsection 7.1(ix) shall not exceed $5,000,000;

                  (x) Company or any Subsidiary of Company may become and remain liable with respect to Indebtedness incurred to refinance, replace, renew or extend, in whole or in part, Indebtedness of such Person permitted to remain outstanding under subsection 7.1(vi); provided, that in each case (a) the terms (excluding the interest rate and fees payable with respect thereto, so long as such interest and fees on such Indebtedness are not borne directly or indirectly by Company or any of its Subsidiaries, whether through an offset to or deduction against service or operating agreement fees to Company or its Subsidiaries or otherwise) of such Indebtedness as refinanced, replaced, renewed or extended, taken as a whole (considering the economic benefits and disadvantages to Company and its Subsidiaries from such refinancing, replacement, renewal, or extension, as well as the economic benefits and disadvantages to Company and its Subsidiaries of the Project to which such Indebtedness relates), shall not be more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the Indebtedness so refinanced, replaced, renewed or extended, (b) the principal amount of the Indebtedness as refinanced, replaced, renewed or extended shall not exceed 110% of the principal amount of the Indebtedness so refinanced, replaced, renewed or extended (provided, that such limitation shall not apply with respect to Indebtedness that an existing client (if such client is a Government Authority) of a Project undertakes to service through the principal lease, service or operating agreement of the applicable Project), (c) no obligee or beneficiary of such Indebtedness after such refinancing, replacement, renewal or extension shall have greater recourse to Persons for the payment or collection of such Indebtedness than the obligee or beneficiary of the Indebtedness so refinanced, replaced, renewed or extended had immediately prior to such transaction and (d) Company shall provide to Administrative Agent reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith;

                  (xi) Subsidiaries of Company that are obligated with respect to Limited Recourse Debt on the Closing Date relating to waste-to-energy Projects may, after the Closing Date, become and remain liable with respect to Limited Recourse Debt relating to such waste-to-energy Projects, so long as (a) all or substantially all the proceeds of such Limited Recourse Debt are applied to Expansions of such waste-to-energy Projects permitted under subsection 7.3(vii) or to ensure compliance with applicable laws and regulatory requirements and
         (b) the incurrence by such Subsidiary of such Limited Recourse Debt is required by the existing client (if such client is a Government Authority) of the relevant Project and Company shall have delivered to Administrative Agent an Officer's Certificate to the foregoing effect; provided, that after the occurrence and during the continuation of an Event of Default, neither Company nor any of its Subsidiaries shall enter into a contractual commitment to incur any such Limited Recourse Debt;

                  (xii) Company may become and remain liable with respect to Indebtedness consisting solely of its obligations under Insurance Premium Financing Arrangements, which obligations shall not exceed at any time $30,000,000 in the aggregate;

                  (xiii) Borrowers may become and remain liable with respect to Indebtedness incurred to refinance, replace, defease, renew or extend, in whole or in part, the High Yield Notes issued on the Closing Date; provided, that (a) the fees, interest rates and pricing terms of such Indebtedness as refinanced, replaced, defeased, renewed or extended, taken as a whole (considering any extension of the term of such Indebtedness), shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent) than the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (b) no scheduled installment of principal shall be required on earlier dates than the maturity date of the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (c) the other terms (including the redemption and repayment terms, representations and warranties, covenants and events of default) of such Indebtedness as refinanced, replaced, defeased, renewed or extended, taken as a whole, shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent) than the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (d) the principal amount of the Indebtedness as refinanced, replaced, defeased, renewed or extended shall not exceed the sum of (1) 110% of the principal amount of the Indebtedness so refinanced, replaced, defeased, renewed or extended, (2) interest accrued and unpaid on such principal amount immediately prior to such refinancing, replacement, defeasance, renewal or extension, and (3) premiums required to be paid upon such refinancing, replacement, defeasance, renewal or extension pursuant to the documentation for the High Yield

         Notes so refinanced, replaced, defeased, renewed or extended, (e) the obligations under (and the Liens securing) such Indebtedness as refinanced, replaced, defeased, renewed or extended shall be subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the High Yield Notes refinanced, replaced, defeased, renewed or extended thereby, and (f) Company shall provide to Administrative Agent reasonable prior advance written notice of such proposed refinancing, replacement, defeasance, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith;

                  (xiv) Company may become and remain liable with respect to Subordinated Indebtedness to Persons other than Company and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $10,000,000; provided, that (a) such Indebtedness shall be unsecured and unguarantied, (b) no cash interest or cash principal payments shall be required on such Indebtedness until the Obligations are paid in full, (c) the interest rates maturities, amortization schedules covenants defaults, remedies, subordination provisions and other terms of such Indebtedness are satisfactory to Administrative Agent and Requisite Lenders, (d) the proceeds of such Indebtedness shall not be applied to any purpose prohibited under this Agreement, and (e) after giving effect to the incurrence of such Indebtedness, Borrowers shall be in pro forma compliance with subsection 7.6B;

                  (xv) Bankrupt Subsidiaries may become and remain liable under intercompany loans by Company and its Subsidiaries (other than Bankrupt Subsidiaries) to such Bankrupt Subsidiaries to the extent such loans are permitted under subsection 7.3(xi);

                  (xvi) CEA may become and remain liable with respect to Indebtedness under the CPIH Stock Pledge Agreement;

                  (xvii) Company and its Subsidiaries may become and remain liable with respect to their obligations to pay for services rendered by DHC to them under and in accordance with the Corporate Services Reimbursement Agreement; and

                  (xviii) Company and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness in an aggregate amount at any time outstanding not to exceed $7,500,000.

         7.2.     LIENS AND RELATED MATTERS.

                  A. PROHIBITION ON LIENS. Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrowers or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or permit to remain in effect, any effective financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

                  (i)      Permitted Encumbrances;

                  (ii) Liens granted pursuant to the Collateral Documents to secure the Obligations, the obligations of Borrowers under the Detroit L/C Facility Documents, the obligations under the High Yield Notes and the obligations to the cash management bank with respect to the Cash Management System;

                  (iii)    Liens existing on the Closing Date and described in
         Schedule 7.2 annexed hereto;

                  (iv) Liens on assets of any Subsidiary of Company and/or on the stock or other equity interests of such Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt of such Subsidiary permitted by subsection 7.1(xi);

                  (v) Liens on assets of Company or any Subsidiary of Company securing refinancing Indebtedness permitted by subsection 7.1(x), provided, that in each case the Liens securing such refinancing Indebtedness shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced and, if applicable, assets the acquisition of which was financed with the proceeds of such refinancing Indebtedness permitted by subsection 7.1(x);

                  (vi) Liens securing debt service reserve funds, completion obligations and similar accounts and obligations (other than Indebtedness) of Subsidiaries of Company to Persons other than Company and its Subsidiaries and their respective Affiliates, so long as (a) each such obligation is associated with a Project, (b) such Lien is limited to (1) assets associated with such Project (which in any event shall not include assets held by any Borrower other than a Borrower whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) and/or (2) the equity interests in such Subsidiary, but in the case of clause (2) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project, and (c) such obligation is otherwise permitted under this Agreement;

                  (vii) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 7.4(ix), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries;

                  (viii) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 7.4(x), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries;

                  (ix) Liens on cash collateral of Company and its Subsidiaries securing Contingent Obligations permitted under subsection 7.4(xi);

                  (x) Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under this Agreement, so long as such Liens attach only to gross unearned premiums for the insurance policies;

                  (xi) Liens on cash collateral of Company securing insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 6.4B;

                  (xii) Liens on all or substantially all of the assets of the Bankrupt Subsidiaries to the extent such Liens secure the obligations of such Bankrupt Subsidiaries under loans made to them and permitted under subsection 7.3(xi);

                  (xiii) Liens securing Indebtedness permitted under subsection 7.1(ix)(b), so long as such Liens extend only to the assets subject to the relevant Capital Lease;

                  (xiv) Liens on the Capital Stock of CPIH pledged by CEA under the CPIH Stock Pledge Agreement; and

                  (xv) Other Liens on assets of any Subsidiary of Company securing Indebtedness in an aggregate amount not exceeding $2,500,000.

                  B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any Borrowers or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A and Liens created or assumed on properties or assets on which First Priority Liens created under the Collateral Documents are attached and perfected at the time of such creation or assumption, the Borrowers hereby agree that (i) they will be deemed to have automatically and without further action secured the Obligations with such Lien equally and ratably with any and all other Indebtedness, Contingent Obligations or any other obligations or debt (as defined in the Bankruptcy Code) secured thereby, and
(ii) they shall take or cause to be taken such actions as Administrative Agent or Requisite Lenders deem necessary or advisable to evidence such equal and ratable Lien; provided, that notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A, and the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A shall constitute an Event of Default.

                  C. NO FURTHER NEGATIVE PLEDGES. Neither Company nor any of its Subsidiaries shall enter into any agreement (other than this Agreement, the Credit Documents, the Detroit L/C Facility Documents and the High Yield Indenture) on or after

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

the Closing Date prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (i) specific property encumbered by a Lien permitted hereunder to secure payment of particular Indebtedness permitted to be incurred under subsection 7.1(vii), 7.1(x) (but only to the extent that the Indebtedness being refinanced was subject to a negative pledge on the same assets), 7.1(xi) or 7.1(xii) or a Lien permitted under subsection 7.2A(vi), 7.2A(vii), 7.2A(viii), 7.2A(ix), 7.2A(xi), 7.2A(xii) or 7.2A(xiv), or by a Lien permitted under subsection 7.2A(xv) to the extent such Lien secures obligations permitted hereunder that are incurred to finance the acquisition of such specific property, (ii) specific property to be sold pursuant to an executed agreement with respect to an Asset Sale which is permitted hereunder, (iii) specific property that is leased pursuant to a lease permitted hereunder, (iv) provisions in the principal lease, service and operating agreements pertaining to Projects or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, partnership or financing agreement is an extension, renewal or replacement of such agreement in effect as of the Closing Date, is otherwise permitted to be entered into hereunder and contains no more restrictive provisions relating to prohibiting the creation or assumption of any Lien upon the properties or assets of the relevant Subsidiary than the lease, service, operating, partnership or financing agreement so extended, renewed or replaced, and (v) provisions contained in any Detroit L/C Facility Agreement described in and permitted under clause (ii) of the definition of Detroit L/C Facility Agreement.

                  D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement or the other Credit Documents, (b) those encumbrances or restrictions applicable to Subsidiaries of Company to the extent created under documentation in existence on the Closing Date, under the Detroit L/C Facility Documents or under the High Yield Indenture, (c) as may be provided in an executed agreement with respect to an Asset Sale which is permitted hereunder, and (d) provisions in the principal lease, service or operating agreements, partnership agreements and financing agreements pertaining to Projects, so long as such lease, service or operating agreements, partnership agreements and financing agreements are extensions, renewals or replacements of such agreements in effect as of the Closing Date, are otherwise permitted to be entered into hereunder and in each case contain no more restrictive provisions relating to the ability of the relevant Subsidiary to take the actions described in clauses
(i) through (iv) than the agreement so extended, renewed or replaced.

         7.3.     INVESTMENTS; ACQUISITIONS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint

Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or capital stock or other ownership interest of any Person, or any division or line of business of any Person except:

                  (i) Company and its Subsidiaries may make and own Investments in Domestic Cash Equivalents and in such investments as are permitted or imposed under the terms of any cash collateral or debt service reserve agreement (including pursuant to the terms of any Project bond indenture) permitted hereunder;

                  (ii) Borrowers may make and own additional equity Investments in other Borrowers, so long as no such Investment shall be made by one Borrower in another Borrower if (a) the latter is subject to restrictions of the type described in subsection 7.2D more adverse than restrictions of such type that are applicable to the Borrower making such Investment, or (b) such Investment shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such Investment; and Subsidiaries that are not Borrowers may make and own additional equity Investments in Borrowers other than Company, so long as no such Investment shall be made if (a) the applicable Subsidiary is subject to restrictions of the type described in subsection 7.2D more adverse than restrictions of such type that are applicable to the applicable Borrower, (b) such Investment shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) of such Subsidiary having greater recourse to assets for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such Investment, or (c) such Investment shall have any adverse effect on the Collateral for the Obligations;

                  (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsections 7.1(iii) and 7.1(vii);

                  (iv) Company and its Subsidiaries may make Consolidated Facilities Capital Expenditures permitted by subsection 7.6;

                  (v) Company and its Subsidiaries may continue to own the Investments owned by them on the Closing Date and described in Schedule 7.3(v) annexed hereto;

                  (vi) Company and its Subsidiaries may make Expansions which Company and its Subsidiaries are committed as of the Closing Date to make in those waste-to-energy Projects set forth in Schedule 7.3(vi) annexed hereto; provided, that each such Investment (or commitment to make the same) made in connection with such Projects shall be of a type described on such Schedule and shall be in an amount not exceeding the amount set forth on such Schedule;

                  (vii) Company and its Subsidiaries may make Expansions (and may enter into contractual commitments to make such Investments) with respect to existing waste-to-energy Projects to the extent such Expansions are publicly financed, so long as (a) Company shall provide to Administrative Agent reasonable prior advance written notice of each such Investment and Expansion and copies of all material contracts or other agreements being entered into in connection with such Investment and Expansion,
         (b) such Expansion is not otherwise prohibited under this Agreement,
         (c) such Expansions are required by the existing client (if such client is a Government Authority) of the relevant Project and the amounts required therefor are advanced to Company and its Subsidiaries or paid directly by such client, and (d) such Investment (or such contractual commitment, as the case may be) shall not breach any other provision of this Agreement; provided, that after the occurrence and during the continuation of an Event of Default, neither Company nor any of its Subsidiaries shall enter into a contractual commitment for any such Investment;

                  (viii) Company and its Subsidiaries may, after the Closing Date, make and own Investments in any other Subsidiary of Company (to the extent in existence on the Closing Date) the proceeds of which are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of Subsidiaries other than Borrowers; provided, that no such Investment may be made at any time that Borrowers shall not be in compliance with subsection 7.6E;

                  (ix) Company and its Subsidiaries may, after the Closing Date, make and own Investments in any other Subsidiary of Company (to the extent in existence on the Closing Date) the proceeds of which are applied to Development Expenses; provided, that Development Expenses for all Projects of Company's Subsidiaries at any time after the Closing Date, net of any such Development Expenses that have theretofore been reimbursed after the Closing Date by the client of the relevant Project, shall not exceed on any date of determination an amount equal to (a) $3,000,000 plus (b) the product of $3,000,000 multiplied by the number of Fiscal Years that have commenced following January 31, 2004 but prior to such date of determination;

                  (x) Borrowers and their Subsidiaries may own Investments in the form of non-cash consideration received in connection with (a) Asset Sales permitted under subsection 7.7(iii) or 7.7(iv) or (b) settlements of disputes, to the extent such settlements occur in the ordinary course of business;

                  (xi) Company and its Subsidiaries may make Investments after the Closing Date consisting of intercompany loans to the Bankrupt Subsidiaries, so long as (a) the proceeds of such loans are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of such Bankrupt Subsidiaries, (b) the aggregate amount of such intercompany loans outstanding to the Bankrupt Subsidiaries at any time shall not exceed $2,000,000, (c) such loans shall have, pursuant to an order of the Bankruptcy Court in form and substance satisfactory to Administrative Agent, no less favorable payment priority and lien priority than the payment priority and lien priority of such Bankrupt Subsidiaries' obligations under the DIP Credit Agreement immediately prior to the Closing Date, and shall be secured by substantially the same assets of such Bankrupt Subsidiary as such obligations under the DIP Credit Agreement immediately prior to the Closing Date, and (d) such loans shall be evidenced by promissory notes that shall be pledged to secure the Obligations;

                  (xii) Borrowers may make payments to the extent contractually obligated pursuant to the terms of the Existing IPP International Project Guaranties;

                  (xiii) Subject to the Intercreditor Agreement, Borrowers may reimburse drawings made under Letters of Credit issued hereunder that support obligations with respect to the IPP International Business; and

                  (xiv) CEA may make payments on account of Indebtedness of CPIH to the extent such payments are made solely from the proceeds of sales of Capital Stock of CPIH.

         7.4.     CONTINGENT OBLIGATIONS; PERFORMANCE GUARANTIES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation or Performance Guaranty, and shall not create or become or remain liable with respect to any obligation to incur a subsequent Contingent Obligation or to post cash collateral to secure any obligation, except:

                  (i) Borrowers may become and remain liable (a) with respect to Contingent Obligations in respect of the Obligations and under the Credit Documents, (b) with respect to Contingent Obligations under guarantees of the High Yield Notes, and (c) with respect to Contingent Obligations under the Detroit L/C Facility Documents and the CPIH Stock Pledge Agreement;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

                  (iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary and appropriate indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets to the extent such Asset Sales and sales are permitted under this Agreement;

                  (iv) Company and its Subsidiaries may become and remain liable with respect to (a) Performance Guaranties in existence on the Closing Date and described on Schedule 7.4(iv) annexed hereto, (b) Performance Guaranties replacing, renewing or extending Performance Guaranties described in clause (a), and (c) Performance Guaranties entered into in connection with a Bankrupt Subsidiary ceasing to be a Bankrupt Subsidiary, for the purpose of replacing a Performance Guaranty relating to such Bankrupt Subsidiary that was in effect immediately prior to the Closing Date but was terminated on the Closing Date, so long as no Persons enter into any such replacement Performance Guaranty as obligors other than the obligors under the Performance Guaranty being so replaced; provided, that no such replacement, renewed or extended Performance Guaranty referred to in clause (b) or (c) (x) taken as a whole (considering the economic benefits and disadvantages to Company and its Subsidiaries from such replacement, renewal or extension, as well as the economic benefits and disadvantages to Company and its Subsidiaries of the Project to which such Performance Guaranty relates), shall be more disadvantageous in any material respect to Company and its Subsidiaries than the Performance Guaranty so replaced, renewed or extended or (y) shall be secured or guarantied;

                  (v) Company and its Subsidiaries may become and remain liable with respect to Performance Guaranties or Contingent Obligations supporting Expansions of waste-to-energy Projects permitted pursuant to subsection 7.3(vii), provided, that (a) the terms of any such Performance Guaranty or Contingent Obligation shall be generally consistent with past practice of Company and its Subsidiaries, (b) in no event shall any such Performance Guaranty or Contingent Obligation be secured by collateral, (c) no Borrower or Subsidiary other than a Person already liable under a substantially similar Contingent Obligation with respect to such Project shall become liable under any such Contingent Obligation, (d) no Borrower or Subsidiary other than a Person already liable under a substantially similar Performance Guaranty with respect to such Project shall become liable under any such Performance Guaranty, and (e) after the occurrence and during the continuation of an Event of Default, neither Company nor any if its Subsidiaries shall enter into any such Performance Guaranty or Contingent Obligation or enter into a contractual commitment to provide any such Performance Guaranty or Contingent Obligation;

                  (vi) Company and its Subsidiaries, as applicable, may become and remain liable with respect to (a) Contingent Obligations (other than the Existing IPP International Project Guaranties) in existence on the Closing Date and described in Schedule 7.4(vi) annexed hereto, and (b) Contingent Obligations replacing, renewing or extending Contingent Obligations described in clause (a); provided, that no such replacement, renewed or extended Contingent Obligation, taken as a whole, shall be more disadvantageous in any material respect to Company and its Subsidiaries than the Contingent Obligations so replaced, renewed or extended;

                  (vii) Company and its Subsidiaries may become and remain liable with respect to usual and customary Contingent Obligations incurred in connection with arrangements made with third parties to obtain surety bonds, bid bonds and other similar security required to be delivered or posted in connection with (i) additions or improvements to existing facilities to increase the capacity, efficiency, performance or profitability of the applicable Project, so long as such additions or improvements are not Expansions, are required pursuant to binding Contractual Obligations of Company or its Subsidiaries and are in compliance with subsection 7.6F, and (ii) Expansions of existing Projects, to the extent such Expansions are otherwise permitted under subsection 7.3(vii) and the other provisions of this Agreement;

                  (viii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations which Company and its Subsidiaries are contractually committed as of the Closing Date to incur with respect to those Projects set forth on Schedule 7.3(vi) annexed hereto; provided, that each such Contingent Obligation (or commitment to incur the same) incurred in connection with such Projects shall be of a type described on such Schedule and shall be in an amount not exceeding the amount set forth on such Schedule;

                  (ix) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of long-term or forward purchase contracts and option contracts to buy, sell or exchange commodities and similar agreements or arrangements, so long as such contracts, agreements or arrangements do not constitute Commodities Agreements;

                  (x) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations constituting Hedge Agreements;

                  (xi) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations incurred in exchange (or in consideration) for (a) the release of cash collateral pledged by Company or its Subsidiaries or (b) the return and cancellation of undrawn letters of credit for which Company or its Subsidiaries are liable for reimbursement; provided, that in each case the maximum amount of the Contingent Obligations so incurred shall not exceed 110% of the amount of cash collateral released or the face amount of the letters of credit returned and cancelled, as the case may be;

                  (xii) Company and its Subsidiaries may become and remain liable with respect to usual and customary Contingent Obligations incurred in connection with insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 6.4B; and

                  (xiii) Company and its Subsidiaries, as applicable, may remain liable with respect to the Existing IPP International Project Guaranties, as such guaranties are in effect on the Closing Date.

         7.5.     RESTRICTED PAYMENTS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided, however, that (i) so long as no Event of Default shall have occurred and be continuing, Borrowers may make regularly scheduled payments of principal and interest in respect of any Subordinated Indebtedness (other than the Tax Note) in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.12, provided, that so long as Borrowers may elect to pay all or any portion of such interest in kind rather than in cash, Borrowers shall elect to pay in kind the maximum portion of such interest with respect to which Borrowers can make such election; (ii) Company and its Subsidiaries may make payments of principal, interest and other amounts in respect of the Tax Note and Indebtedness permitted under subsections 7.1(vi), 7.1(ix), 7.1(x), 7.1(xi), 7.1(xii), 7.1(xiv) and 7.1(xviii), in accordance with the terms of, and only to the extent required by, the Tax Note or the indentures or other agreements pursuant to which such Indebtedness was issued, as the case may be, as such Tax Note, indentures or other agreements may be amended from time to time to the extent permitted hereunder, provided, however, that during the continuance of an Event of Default, notwithstanding anything to the contrary in this Agreement, neither Company nor any Subsidiary shall fund, contribute or otherwise advance amounts for payment of Indebtedness permitted under subsections 7.1(vi), 7.1(x) and 7.1(xi) related to Projects unless it has an irrevocable Contractual Obligation to make such payments; (iii) so long as no Event of Default shall have occurred and be continuing, Subsidiaries of Company may, at the time Indebtedness is refinanced or replaced as permitted under subsection 7.1 by other Indebtedness permitted under such subsection, pay principal, accrued interest and other amounts owing on such refinanced Indebtedness at such time, provided, that such payments may be made with respect to Limited Recourse Debt during the continuance of an Event of Default so long as such payments are from the proceeds of Limited Recourse Debt permitted to be incurred hereunder and such proceeds are required to be applied to make such payments under a binding Contractual Obligation to a third party; (iv) Company and its Subsidiaries may pay any fees required to be paid to Administrative Agent and Lenders hereunder; (v) so long as no failure to pay any amount when due shall have occurred and be continuing under this Agreement, Company may make payments to DHC to the extent required under the Corporate Services Reimbursement Agreement; (vi) Company and its Subsidiaries may make payments required under the DHC Tax Sharing Agreement; (vii) Company and its Subsidiaries may make payments to Persons in accordance with the Approved Plan of Reorganization to the extent such payments are made from funds held in reserves established pursuant to the Approved Plan of Reorganization, provided, that Borrowers shall not, and shall not permit their respective Subsidiaries to, deposit any amounts in such reserves in excess of the amounts established prior to the Closing Date pursuant to the Approved Plan of Reorganization and (viii) Company and its Subsidiaries may apply cash in an amount not exceeding, in the aggregate, 105% of the stated amount of the Greenway L/C to cash collateralize or otherwise support the Greenway L/C as contemplated under subsection 4.1F(i)(d) and/or to reimburse drawings thereunder.

                  In addition, in any case where a Borrower or Subsidiary is a Joint Venture, Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except a dividend payable solely in shares of that class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except in each case to the extent the relevant action described in clause (a), (b) or (c) is required pursuant to a binding Contractual Obligation in effect as of the Closing Date or pursuant to an extension, renewal or replacement of such a Contractual Obligation so long as such extension, renewal or replacement is otherwise permitted to be entered into hereunder and contains provisions no less favorable to Company and its Subsidiaries than the relevant Contractual Obligations so extended, renewed or replaced.

         7.6.     FINANCIAL COVENANTS.

                  A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Adjusted EBITDA to (ii) Consolidated Cash Interest Expense, in each case for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter set forth below, to be less than the correlative ratio indicated:

                                                     MINIMUM INTEREST
     FISCAL QUARTER                                   COVERAGE RATIO
     --------------                                   --------------
        FQ2 2004                                         1.15:1.00
        FQ3 2004                                         1.15:1.00
        FQ4 2004                                         1.15:1.00
        FQ1 2005                                         1.15:1.00
        FQ2 2005                                         1.20:1.00
        FQ3 2005                                         1.20:1.00
        FQ4 2005                                         1.25:1.00
        FQ1 2006                                         1.25:1.00
        FQ2 2006                                         1.30:1.00
        FQ3 2006                                         1.30:1.00
        FQ4 2006                                         1.30:1.00
        FQ1 2007                                         1.30:1.00
        FQ2 2007                                         1.35:1.00
        FQ3 2007                                         1.35:1.00
        FQ4 2007                                         1.35:1.00
        FQ1 2008                                         1.35:1.00
        FQ2 2008                                         1.40:1.00
        FQ3 2008                                         1.40:1.00
FQ4 2008 and thereafter                                  1.40:1.00

                  B. MAXIMUM CONSOLIDATED LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as at any date on or after the end of the most recently ended Fiscal Quarter set forth in the table below to exceed the correlative ratio indicated:

                                                   MAXIMUM CONSOLIDATED
     FISCAL QUARTER                                   LEVERAGE RATIO
     --------------                                   --------------
        FQ2 2004                                         7.00:1.00
        FQ3 2004                                         7.00:1.00
        FQ4 2004                                         7.00:1.00
        FQ1 2005                                         7.00:1.00
        FQ2 2005                                         6.75:1.00
        FQ3 2005                                         6.75:1.00
        FQ4 2005                                         6.50:1.00
        FQ1 2006                                         6.50:1.00
        FQ2 2006                                         6.25:1.00
        FQ3 2006                                         6.25:1.00
        FQ4 2006                                         6.25:1.00
        FQ1 2007                                         6.25:1.00
        FQ2 2007                                         6.00:1.00
        FQ3 2007                                         6.00:1.00
        FQ4 2007                                         6.00:1.00
        FQ1 2008                                         6.00:1.00
        FQ2 2008                                         5.75:1.00
        FQ3 2008                                         5.75:1.00
FQ4 2008 and thereafter                                  5.75:1.00

                  C. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit Consolidated Net Worth on any date of determination after the Closing Date to be less than (i) Consolidated Net Worth as of the Closing Date, if such date of determination occurs during 2004, or (ii) the sum of (a) Consolidated Net Worth as of the Closing Date plus (b) the product of $7,000,000 multiplied by the number of Fiscal Quarters that have ended after December 31, 2004 but prior to such date of determination, if such date of determination occurs after 2004.

                  D. MINIMUM ADJUSTED EBITDA. Company shall not permit Adjusted EBITDA for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter set forth below to be less than the correlative amount indicated:

                                                     MINIMUM ADJUSTED
    FISCAL QUARTER                                        EBITDA
    --------------                                        ------
       FQ2 2004                                        $40,000,000
       FQ3 2004                                        $40,000,000
       FQ4 2004                                        $40,000,000
       FQ1 2005                                        $40,000,000
       FQ2 2005                                        $40,000,000
       FQ3 2005                                        $40,000,000
       FQ4 2005                                        $45,000,000
       FQ1 2006                                        $45,000,000
       FQ2 2006                                        $45,000,000
       FQ3 2006                                        $45,000,000
       FQ4 2006                                        $45,000,000
       FQ1 2007                                        $45,000,000
       FQ2 2007                                        $45,000,000
       FQ3 2007                                        $45,000,000
       FQ4 2007                                        $45,000,000
       FQ1 2008                                        $45,000,000
       FQ2 2008                                        $45,000,000
       FQ3 2008                                        $45,000,000
FQ4 2008 and thereafter                                $45,000,000

                  E. MINIMUM NON-BORROWER CASH FLOW. Company shall not permit Non-Borrower Cash Flow for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter, to be less than zero.

                  F. MAXIMUM CONSOLIDATED FACILITIES CAPITAL EXPENDITURES. Borrowers shall not, and shall not permit their respective Subsidiaries to, make or incur Consolidated Facilities Capital Expenditures during any Fiscal Year in excess of the Maximum Consolidated Facilities Capital Expenditures Amount for such Fiscal Year. For purposes of this subsection 7.6F, the "MAXIMUM CONSOLIDATED FACILITIES CAPITAL EXPENDITURES AMOUNT" for Fiscal Year 2004 shall equal $25,000,000 and for each Fiscal Year thereafter shall equal $20,000,000; provided, however, that the Maximum Consolidated Facilities Capital Expenditures Amount for any Fiscal Year after 2004 shall be increased by an amount equal to 25% of the excess, if any, of the Maximum Consolidated Facilities Capital Expenditures Amount for the previous Fiscal Year (prior to giving effect to this proviso) over the actual amount of Consolidated Facilities Capital Expenditures made or incurred during such previous Fiscal Year; and provided further, however, that Company may elect by written notice to Administrative Agent to increase the Maximum Consolidated Facilities Capital Expenditures Amount for any Fiscal Year by an amount not more than $5,000,000 by decreasing the Maximum Consolidated Facilities Capital Expenditures Amount for the subsequent Fiscal Year by an amount equal to the amount of such increase.

                  G. CERTAIN CALCULATIONS. Notwithstanding any provision of this Agreement to the contrary, (i) for purposes of calculating Adjusted EBITDA for any four-Fiscal Quarter period ending prior to the first Fiscal Quarter of 2005, Adjusted EBITDA for the third and fourth Fiscal Quarters of 2003 and the first Fiscal Quarter of 2004 shall be deemed to be equal to the correlative amounts set forth opposite such Fiscal Quarters on Schedule 7.6G annexed hereto; and (ii) for purposes of determining compliance with subsection 7.6A for any four-Fiscal Quarter period ending prior to the last Fiscal Quarter of 2004, Consolidated Cash Interest Expense shall equal the product of (a) actual Consolidated Cash Interest Expense during the period from the Closing Date to the end of such four-Fiscal Quarter period multiplied by (b) the ratio of (1) 365 divided by (2) the number of days in such period; and (iii) for purposes of determining compliance with each of the covenants in this subsection 7.6, each of Adjusted EBITDA, Consolidated Cash Interest Expense, Consolidated Net Worth, Non-Borrower Cash Flow and Consolidated Facilities Capital Expenditures shall not include any portion thereof attributable to the results of operations or financial position, as the case may be, of CPIH Subsidiaries for the relevant period or as of the relevant date of determination.

         7.7.     RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, alter the legal form of organization of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of (including by discount or compromise), in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding) or its interests in or claims against any Project, in each case whether now owned or hereafter acquired, except:

                  (i) any Borrower may be merged with or into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower; provided, that no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (ii) (a) any Subsidiary of Company that is not a Borrower may be merged with or into any other Subsidiary of Company that is not a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Subsidiary that is not a Borrower, provided, that no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction; and
         (b) any Immaterial Foreign Subsidiary may be merged with or into any Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower, provided, that (1) no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) of such Immaterial Foreign Subsidiary having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction and (2) the relevant Borrower shall be a surviving entity in any such transaction;

                  (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided, that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and

                  (iv) Company and its Subsidiaries may make Asset Sales, provided, that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) not less than 90% of the consideration received (other than any consideration consisting of the assumption of liabilities related to such assets) in any such Asset Sale shall be cash (it being agreed that cash the receipt of which may by the relevant terms of such Asset Sale be deferred more than six months after the date of consummation of such Asset Sale shall not be considered cash for purposes of this clause
         (b)); (c) not more than 10% of the cash consideration received by Company and its Subsidiaries in any such Asset Sale shall be received after the date of consummation of such Asset Sale; (d) any Indebtedness in relation to the assets sold in any such Asset Sale shall be repaid and the related letters of credit shall be cancelled and returned to the issuers thereof; (e) the Net Asset Sale Proceeds of such Asset Sales shall be applied as Mandatory Payments to the extent required under subsection 2.4A; and (f) in the event that the Net Asset Sale Proceeds from any Asset Sale, when added to the aggregate Net Asset Sale Proceeds from all other Asset Sales after the Closing Date, would exceed $10,000,000, Company and its Subsidiaries shall not be permitted to consummate such Asset Sale without the prior written consent of Requisite Lenders.

         7.8.     TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided, that the foregoing restriction shall not apply to (i) any Indebtedness permitted under subsection 7.1 among Company and its Subsidiaries or among Subsidiaries of Company, (ii) reasonable and customary salaries and fees paid to current officers and members of the Governing Bodies of Company and its Subsidiaries, provided, that such salary and fee arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iii) reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the Governing Bodies of Company and its Subsidiaries on or after the Closing Date, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into, provided, that such indemnifications and arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iv) any employment agreements or benefits arrangements entered into on or after the Closing Date by Company and its Subsidiaries with employees at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (v) payments (and other transactions) made in accordance with the terms of the Management Services and Reimbursement Agreement, the DHC Tax Sharing Agreement, the Corporate Services Reimbursement Agreement and the other Related Agreements, (vi) transactions occurring on the Closing Date and described on Schedule 7.8 annexed hereto, and (vii) the payment of reasonable legal fees and expenses incurred by law firms in which Directors of Company are affiliated for services rendered to Company and its Subsidiaries.

         7.9.     RESTRICTION ON LEASES.

                  Borrowers shall not, and shall not permit any of their Subsidiaries to, become liable in any way, whether directly by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease for equipment (other than intercompany leases between Borrowers), unless, immediately after giving effect to the incurrence of liability with respect to such lease, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis under all such leases entered into after the Closing Date at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $3,000,000; provided, however, that this subsection 7.9 shall not prohibit Company or its Subsidiaries from incurring obligations pursuant to the renewal, extension or replacement of leases in effect at the Closing Date so long as such leases as renewed, extended or replaced are not more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the leases so renewed, extended or replaced.

         7.10.    [Intentionally Omitted]

         7.11.    CONDUCT OF BUSINESS.

                  From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries, to engage in any business other than the energy, water and waste management businesses of the type in which they are engaged on the Closing Date and other activities to the extent incidental or reasonably related to such businesses.

         7.12. AMENDMENTS TO RELATED AGREEMENTS, DEBT DOCUMENTATION AND ORGANIZATIONAL DOCUMENTS.

                  Company shall not, and shall not permit any of its Subsidiaries to, amend, restate, modify or waive (or make any payment consistent with an amendment, restatement, modification or waiver of) any material provision of (i) the Management Services and Reimbursement Agreement or the other Related Agreements (other than the Detroit L/C Facility Documents), in each case if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made,
(a) except as otherwise permitted under subsection 7.1(xiii), is to impose additional material obligations on, or confer material additional rights to the holders thereof (or to other obligees with respect thereto) against, Company or any of its Subsidiaries, or (b) is otherwise adverse to the interests of the Lenders in a manner deemed material in the judgment of Administrative Agent;
(ii) the Organizational Documents of Company and its Subsidiaries, if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made, is adverse to the interests of the Lenders in a manner deemed material in the judgment of Administrative Agent; (iii) the Subordinated Indebtedness, if the effect thereof would be to (a) change to earlier dates the dates on which any payments of principal or interest are due thereon, (b) increase the interest rate, or the portion thereof payable on a current basis in cash, applicable thereto, (c) change any event of default with respect thereto in any manner adverse to the interests of the Lenders, (d) change the redemption, prepayment or defeasance provisions thereof, (e) change the subordination provisions thereof (or of any guaranty thereof or intercreditor arrangement with respect thereto), (f) change any collateral therefor (other than to release such collateral), or (g) change any other term or provision thereof, if the effect of such change, together with all other changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness that would be materially adverse (in the judgment of Administrative Agent or Requisite Lenders so notifying Administrative Agent or Company) to Company, Administrative Agent or the Lenders, without the prior written consent of Requisite Lenders; (iv) the principal documents relating to Limited Recourse Debt with respect to a Project if such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications and waivers made, would reasonably be expected to have a Material Adverse Effect; or (v) the Detroit L/C Facility Documents, unless (a) the terms of the Detroit L/C Facility Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent) than the Detroit L/C Facility Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of reducing, delaying or waiving any otherwise required reduction in the amount of any commitment to extend letters of credit under the Detroit L/C Facility Documents shall be deemed to be more disadvantageous for purposes of this clause (a) without further notice or other action by Administrative Agent), (b) the aggregate amount of Indebtedness and letters of credit outstanding and additional Commitments to extend credit, if any, under the Detroit L/C Facility Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the Detroit L/C Facility Documents on the Closing Date (or, if less, the amount of such commitments in effect immediately prior to such amendment, restatement, modification or waiver), plus $5,000,000, (c) the credit available under the Detroit L/C Facility Documents as so amended, restated, modified or waived is limited to letters of credit issuable in connection with the Project to which the Existing Detroit L/Cs relate (provided, that the requirements of this clause (c) shall not apply with respect to credit extended pursuant to the $5,000,000 additional amount described at the end of the foregoing clause (b)),
(d) the obligations under (and the Liens securing) the Detroit L/C Facility Documents as so amended, restated, modified or waived are subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the Detroit L/C Facility Documents in effect on the Closing Date, and (e) Company provides to Administrative Agent reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith).

         7.13.    END OF FISCAL YEARS; FISCAL QUARTERS.

                  Company shall not, and shall not permit any of its Subsidiaries to change the end of the Fiscal Year of Company or any of its Subsidiaries from December 31st.

         7.14.    AMENDMENT TO PENSION PLANS.

                  Borrowers shall not amend or modify any Pension Plan after the Closing Date in any manner that results in or would reasonably be expected to result in an increase in the amount of unfunded benefit liabilities (as such unfunded benefit liabilities are determined in accordance with subsection 5.11D hereof), unless such amendment or modification is required under applicable law.

SECTION 8. EVENTS OF DEFAULT

                  If any of the following conditions or events ("EVENT OF DEFAULT") shall occur:

         8.1.     FAILURE TO MAKE PAYMENTS WHEN DUE.

                  Failure by Borrowers to pay the principal amount of any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrowers to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; failure by Borrowers to pay any Mandatory Payment when due; or failure by Borrowers to pay any interest or any fee or any other amount due under this Agreement within 5 days after the date due; or

         8.2.     DEFAULT IN OTHER AGREEMENTS.

                  (i) Failure of Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) to pay when due any principal of or interest on or any other amount payable in respect of (a) the Detroit L/C Facility Documents or the High Yield Notes, (b) any one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1 or in clause (a) above or clause (c) below) or Contingent Obligations or Performance Guaranties, in each case in the principal amount of $5,000,000 or more, individually or in the aggregate, or (c) Limited Recourse Debt of Subsidiaries of Company (other than the Bankrupt Subsidiaries) in the principal amount of $10,000,000 or more, individually or in the aggregate (provided, that Limited Recourse Debt incurred in connection with one or more Projects to which less than $2,000,000 in the aggregate of the operating income of Company and its Subsidiaries (on a consolidated basis) is attributable for the 12-month period immediately preceding the failure to pay such interest, principal or other amounts shall not be considered Indebtedness or Limited Recourse Debt solely for purposes of this clause (c)), in each case beyond the end of any grace period provided therefor; or

                  (ii) breach or default by Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) with respect to any other material term of (a) the Detroit L/C Facility Documents, the High Yield Indenture or the High Yield Notes, (b) one or more items of Indebtedness (other than Limited Recourse Debt) or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (c) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

         8.3.     BREACH OF CERTAIN COVENANTS.

                  Failure of any Borrower to perform or comply with any term or condition contained in subsection 6.2 or Section 7 of this Agreement; or

         8.4.     BREACH OF WARRANTY.

                  Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Credit Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

         8.5.     OTHER DEFAULTS UNDER CREDIT DOCUMENTS.

                  Any Credit Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Credit Documents, other than any such term referred to in any other subsection of this
Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Credit Party becoming aware of such default or (ii) receipt by Company or such Credit Party of notice from Administrative Agent or any Lender of such default; or

         8.6.     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

                  (ii) an involuntary case shall be commenced against DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

         8.7.     VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) shall have an order for relief entered with respect to it or

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         commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) shall make any assignment for the benefit of creditors; or

                  (ii) DHC, Company or any of Company's Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries), or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

         8.8.     JUDGMENTS AND ATTACHMENTS.

                  Any money judgment, writ or warrant of attachment or similar process involving (a) in any individual case an amount in excess of $5,000,000 or (b) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than 5 days prior to the date of any proposed sale thereunder); or

         8.9.     DISSOLUTION.

                  Any order, judgment or decree shall be entered against Company or any of its Material Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

         8.10.    EMPLOYEE BENEFIT PLANS.

                  There shall occur one or more ERISA Events that individually or in the aggregate result in or are reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist as of January 1 of any year (based on, with respect to the Covanta Energy Pension Plan, the actuarial valuation as of such January 1 and, with respect to the SEIU Pension Plan, the actuarial valuation as of the immediately preceding June 1), unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including, where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue
Code)), in the aggregate for all Pension Plans (excluding for purposes of

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such computation any Pension Plans with respect to which assets exceed benefit liabilities), in excess of (i) $20,000,000, in the event Assumptions are generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000, in the event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans; or

         8.11.    MATERIAL ADVERSE EFFECT.

                  Any event or change shall occur after the Closing Date that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

         8.12.    CHANGE IN CONTROL.

                  A Change in Control shall have occurred; or

         8.13. INVALIDITY OF INTERCREDITOR AGREEMENT; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

                  At any time after the execution and delivery thereof, (i) the Intercreditor Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document (with respect to the obligations thereunder of Company or any Material Subsidiary (other than any Bankrupt Subsidiary)) shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Secured Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien (with the priority set forth in subsection 5.15A) in any Collateral purported to be covered thereby, in each case for any reason other than the failure of Collateral Agent or any Lender to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

         8.14.    TERMINATION OF MATERIAL CONTRACTS.

                  Any Material Contract of the type described in clause (i) of the definition of Material Contract, or any power purchase agreement to which Company or any of its Subsidiaries is a party relating to a Project, shall be terminated by Company or any of its Subsidiaries or by the counterparty or counterparties thereto, if such termination is enforceable by Company, such Subsidiary, or such counterparty or counterparties, unless (a) such Material Contract is replaced within 10 days after such termination with a contract that is reasonably acceptable to the Requisite Lenders and on substantially the same economic terms as the relevant Material Contract being terminated, (b) the Subsidiary of Company party to such Material Contract or power purchase agreement, as the case may be, is a Bankrupt Subsidiary and such termination would not reasonably be expected to have a

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

Material Adverse Effect, or (c) the termination of such Material Contract occurs pursuant to the exercise by the counterparty or counterparties thereto of a contractual right to terminate such Material Contract for convenience and such termination would not reasonably be expected to have a Material Adverse Effect; or

         8.15.    NOL TREATMENT.

                  Any Capital Stock of Company of any of its Subsidiaries shall be issued, or any equity contribution shall be made to Company or any of its Subsidiaries, if (i) such issuance or equity contribution would reasonably be expected to have a material adverse effect on the availability or accessibility to Company and its Subsidiaries of the net operating losses disclosed to Administrative Agent and Lenders prior to the Closing Date as being held by DHC, or (ii) the proceeds of such issuance or equity contribution are applied to any purpose prohibited under this Agreement:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Revolving Loans, (b) an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and obligation of Administrative Agent and any Lender to make any Revolving Loan and the obligation of Issuing Lender to issue, renew or extend any Letter of Credit shall thereupon terminate, and
(ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrowers, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of any Lender to make any Revolving Loan and the obligation of Issuing Lender to issue, renew or extend any Letter of Credit hereunder shall thereupon terminate.

                  Any amounts described in clause (b) above, when received by Collateral Agent, shall be held by Collateral Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided (subject to the terms of the Intercreditor Agreement).

                  Further upon the occurrence and during the continuance of any Event of Default, subject to the Intercreditor Agreement, Administrative Agent and Collateral Agent may, and upon the written request of Requisite Lenders shall, (i) exercise all rights and remedies of Administrative Agent or Collateral Agent set forth in any of the Collateral Documents, in addition to all rights and remedies allowed by, the United States and of any state thereof, including but not limited to the UCC, and (ii) revoke Borrowers' rights to use cash collateral in which Administrative Agent or Collateral Agent has an interest. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the

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exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

SECTION 9. ADMINISTRATIVE AGENT

         9.1.     APPOINTMENT.

                  A. APPOINTMENT OF ADMINISTRATIVE AGENT. Bank One is hereby appointed Administrative Agent hereunder and under the other Credit Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Credit Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Credit Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1E) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any other Credit Party.

                  B. CONTROL. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Collateral Agent's security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

         9.2.     POWERS AND DUTIES; GENERAL IMMUNITY.

                  A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its Affiliates, agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any Borrower; and nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Credit Documents except as expressly set forth herein or therein.

                  B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders

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

or by or on behalf of any Borrower to Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrowers or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Revolving Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of the Letter of Credit Usage or the component amounts thereof.

                  C. EXCULPATORY PROVISIONS. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

                  D. ADMINISTRATIVE AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Revolving Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

         9.3. INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                  Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Revolving Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Revolving Loan or the issuance of any Letter of Credit or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

         9.4.     RIGHT TO INDEMNITY.

                  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and affiliates to the extent that any such Person shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or other such Persons in exercising the powers, rights and remedies of Administrative Agent or performing duties of Administrative Agent hereunder or under the other Credit Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting from Administrative Agent's gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

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

         9.5.     SUCCESSOR ADMINISTRATIVE AGENTS.

                  Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrowers, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and Administrative Agent and signed by Requisite Lenders. If Bank One is an Issuing Lender, any such resignation or removal of Bank One as Administrative Agent shall also constitute its resignation or removal as Issuing Lender. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon 5 Business Days' notice to Borrowers, to appoint a successor Administrative Agent. If, within 30 days after the date of Administrative Agent's notice of its intention to resign, no successor Administrative Agent shall have been so appointed by Requisite Lenders, then the Administrative Agent's resignation shall become effective on such date without the need for any further action and the Lenders shall be deemed to have been appointed as successor to Administrative Agent hereunder and shall thereafter perform all of the duties of Administrative Agent hereunder and/or under any other Credit Document until the appointment by Requisite Lenders of such other successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, including the Lenders as successor to Administrative Agent (who shall be deemed to have accepted such appointment pursuant to this subsection 9.5), such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (and, if the removed Agent is an Issuing Lender, all the rights, powers, privileges and duties of an Issuing Lender), the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement, and, if the retiring or removed Agent is an Issuing Lender, such retiring or removed Issuing Lender shall be discharged from its duties and obligations under this Agreement, without any other or further act or deed on the part of such retiring or removed Issuing Lender or any other Lender; provided, however, that the successor Issuing Lender shall be obligated to issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring or removed Issuing Lender to effectively assume the obligations of such retiring or removed Issuing Lender with respect to such outstanding Letters of Credit, and such retiring or removed Issuing Lender shall continue to have all rights of an Issuing Lender with respect to such outstanding Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

         9.6.     INTERCREDITOR AGREEMENT.

                  Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into and to be the agent for and representative of Lenders under the Intercreditor Agreement, and each Lender agrees to be bound by the terms of the Intercreditor Agreement; provided, that Administrative Agent shall not (i) enter into or

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

consent to any material amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders). Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof and of the Intercreditor Agreement, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

         9.7.     ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

                  (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of any Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their agents and counsel and all other amounts due Lenders and Administrative Agent under subsections 2.2, 3.2 and 10.2) allowed in such judicial proceeding, and

                  (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and their agents and counsel, and any other amounts due Administrative Agent under subsections 2.3, 3.2 and 10.2.

                  Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

         10.1. SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LETTERS OF CREDIT.

                  A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Neither any Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the relevant Letter of Credit Commitment of the Lender effecting such sale, assignment, transfer or participation. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. No Lender shall be permitted to assign any portion of its rights or obligations hereunder to any other Person if, upon giving effect to such assignment, Borrowers would be obligated to pay such assignee amounts greater than the amounts, if any, which Borrowers would have been required to pay such assigning Lender under subsection 2.4 if such assignment did not occur.

                  B.       ASSIGNMENTS.

                  (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided, that (a) except
         (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Credit Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000, determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent or, if a trade date is specified in the Assignment Agreement, as of such trade date, unless Administrative Agent otherwise consents, such consent not to be unreasonably withheld or delayed, (b) such assignment shall consist of corresponding amounts of the Letter of Credit Commitment of such Lender and the portion of such Letter of Credit Commitment that is available for the making of Revolving Loans (for example, if such assignment includes 20% of the Letter of Credit Commitment of such Lender it shall also include 20% of the portion of such Letter of Credit Commitment that is available for the making of Revolving Loans), (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $5,000, and the Eligible Assignee, if it shall not be a Lender prior to such assignment, shall deliver to Administrative Agent a counterpart to the Intercreditor Agreement and such documents and information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), and no such assignment shall be effective unless and until such Assignment Agreement is accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii), (d) except in the case of an assignment to another Lender, Administrative Agent and Issuing Lender shall have consented thereto (which consents shall not be unreasonably withheld or delayed (it being understood that nothing in this clause (c) shall affect the requirement that the relevant assignee meet the requirements in the definition of Eligible Assignee and any other applicable requirements of this Agreement)), (e) no assignment by a Defaulting Lender shall be permitted unless such Defaulting Lender or assignee has funded such Defaulting Lender's defaulted funding obligations with respect to Revolving Loans and participations in Letters of Credit and (f) unless an Event of Default or Potential Event of Default then exists, Borrowers shall have consented to any such assignment (such consent not to be unreasonably withheld or delayed). Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement,
         (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, (y) the assignee shall be a party to the Intercreditor Agreement and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a "Creditor Party" thereunder (as such term is defined in the Intercreditor Agreement) and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement and the Intercreditor Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsection 10.9; provided, that anything contained in any of the Credit Documents to

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         the contrary notwithstanding (but subject to subsection 9.5), if such
         Lender is the Issuing Lender such Lender shall continue to have all rights and obligations of Issuing Lender with respect to any Letters of Credit issued by it until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The assigning Lender of any Revolving Loan Commitments and/or Revolving Loans shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Revolving Notes, if any, to Administrative Agent for cancellation, and thereupon new Revolving Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1F, be issued to the assignee and/or to the assigning Lender, substantially in the form of
         Exhibit II annexed hereto, with appropriate insertions, to reflect the new Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrowers and such Lender, as between Agents and such Lender, or as between Issuing Lender and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Letter of Credit Commitment, Letters of Credit or participations therein or the other Obligations owed to such Lender.

                  (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee and the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent and Issuing Lenders have consented to the assignment evidenced thereby (to the extent each such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

                  C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or any Borrower or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely

                                     -147-
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responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the Maturity Date or (ii) a reduction of the principal amount of or the rate of interest payable on any Obligation allocated to such participation. Subject to the further provisions of this subsection 10.1C, each Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided, such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrowers' prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7.

                  D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of the Obligations owed to such Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank; provided, that
(i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

                  E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries (including CPIH Subsidiaries) in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.

                  F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making or purchasing of loans such as the Revolving Loans and in the funding of or purchasing participations of the type purchased in the Letters of Credit; and (iii) that it will make or purchase Revolving Loans and fund or purchase such participations for its own account in the ordinary course of its business and without a view to distribution thereof within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such

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Revolving Loans or participations or any interests therein shall at all times remain within its exclusive control).

                  G. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of the Obligations owed to such Lender hereunder to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

         10.2.    EXPENSES.

                  Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree, jointly and severally, to pay promptly (i) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Credit Parties (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of Borrowers' performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Credit
Documents including with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of advisors and counsel to Administrative Agent (including Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd.) in connection with the negotiation, preparation, execution, interpretation or administration of the Credit Documents and any proposed consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Collateral Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or their counsel; (vi) all the actual costs and reasonable expenses incurred in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; and
(viii) all the actual costs and reasonable expenses, including reasonable attorneys' fees and costs of settlement, incurred by Administrative Agent, Issuing Lender and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit

Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to the Chapter 11 Cases or any other insolvency or bankruptcy proceedings.

         10.3.    INDEMNITY.

                  In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrowers jointly and severally agree to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent, Issuing Lender and Lenders, and the officers, directors, employees, agents and affiliates of Administrative Agent, Issuing Lender and Lenders (collectively called the "INDEMNITEES"), including Issuing Lenders, from and against any and all Indemnified Liabilities (as hereinafter defined); provided, that Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

                  As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents and the Chapter 11 Cases (it being understood that such Indemnified Liabilities arising out of the Chapter 11 Cases shall apply solely to Indemnitees in their capacities as Administrative Agent, Lenders and Issuing Lender or officers, directors, employees, agents and affiliates of Administrative Agent, Lenders or Issuing Lender, and not in any other capacities) or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Revolving Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)), (ii) the statements contained in the commitment letter delivered by any Lender with respect thereto, or (iii) any

Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries).

                  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

         10.4.    SET-OFF.

                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Borrower at any time or from time to time, without notice to each Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of such Lender to or for the credit or the account of any Borrower or any other Credit Party against and on account of the obligations and liabilities of any Borrower or any other Credit Party to that Lender (or any Affiliate of such Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Credit Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Credit Document, irrespective of whether or not (i) any Agent or any Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Revolving Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Each Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

         10.5.    RATABLE SHARING.

                  A. Subject at all times to their obligations under the Intercreditor Agreement, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment or mandatory payment (other than a payment or prepayment of the Revolving Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest and other amounts payable in respect of Revolving Loans, Letters of

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Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Credit Documents with respect to the Obligations (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an assignment agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender and to Administrative Agent.

                  B. Notwithstanding anything in this subsection 10.5 to the contrary, in the event any one or more Lenders (for purposes of this subsection 10.5, "ENFORCING LENDERS") receives any amounts that are subject to the sharing provisions of subsection 10.5A as a result of such Enforcing Lender or Enforcing Lenders, but not Administrative Agent or all Lenders, commencing Proceedings to recover such amounts, no Lender that is not an Enforcing Lender shall be entitled to the benefits of subsection 10.5A with respect to the amounts received by such Enforcing Lenders (i) unless and until such Lender has paid its Pro Rata Share of the out-of-pocket costs and expenses (including legal fees and expenses of counsel to such Enforcing Lenders) incurred by such Enforcing Lenders in connection with such Proceedings or (ii) in any greater amount at any time than such Lender would be entitled to receive under such subsection if all Lenders paid their Pro Rata Shares of such costs and expenses.

         10.6.    AMENDMENTS AND WAIVERS.

                  No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or the Credit Documents, and no consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided, that no such amendment, modification, termination, waiver or consent shall, without the consent of: (a) each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce the principal amount of any Revolving Loan or any funded amount with respect to a participation in a Letter of Credit,

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(2) increase the maximum aggregate amount of such Lender's Revolving Loan
Commitment, Letter of Credit Commitment or Letters of Credit, (3) postpone the Maturity Date or any other scheduled payment date with respect to the principal balance of the Revolving Loans, (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any funded amount with respect to a participation in a Letter of Credit or any Revolving Loan (other than any waiver of any increase in the interest rate applicable pursuant to subsection 2.2E, the penultimate sentence of subsection 3.2 or subsection 6.13) or the amount of any fees payable hereunder, (6) reduce the amount or postpone the due date of any reimbursement of a drawing (other than from a Mandatory Payment) in respect of any Letter of Credit, (7) extend the expiration date of any Letter of Credit beyond the Maturity Date, (8) change in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit, or (9) change in any manner or waive the provisions contained in subsection 8.1; (b) each Lender, (1) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Letter of Credit Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) release any Lien granted in favor of Administrative Agent or Collateral Agent with respect to all or substantially all of the Collateral or release any substantial portion of Borrowers from their obligations under this Agreement, in each case other than in accordance with the terms of the Credit Documents, or (4) change in any manner or waive the provisions contained in subsection 10.6; (c) Administrative Agent and Issuing Lender, change in any manner the definition of "Eligible Assignee"; (d) Administrative Agent, affect the rights or duties of Administrative Agent (in its capacity as Administrative Agent) under this Agreement or any other Credit Document; and (e) Issuing Lender, affect the rights or duties of Issuing Lender (in its capacity as Issuing Lender) under this Agreement or any other Credit Document.

                  In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of Issuing Lender, (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, as the case may be and (iii) no amendment, modification, termination or waiver of any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Issuing Lender shall be effective without the written concurrence of Issuing Lender. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower or Borrowers in any case shall entitle any Borrower or Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrowers, on Borrowers. Administrative Agent agrees that promptly after the effectiveness of any amendment, termination, supplement, waiver or other modification of this Agreement it shall provide, or cause to be provided, to each Lender a copy thereof to the extent such a copy is available to Administrative Agent.

         10.7.    INDEPENDENCE OF COVENANTS.

                  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

         10.8.    NOTICES; EFFECTIVENESS OF SIGNATURES.

                  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service or (subject to the following paragraph of this subsection 10.8) electronic mail and shall be deemed to have been given (a) when delivered in person or by courier service, (b) upon receipt of telefacsimile in complete and legible form, (c) 3 Business Days after depositing it in the United States mail with postage prepaid and properly addressed, or (d) in the case of communications delivered by electronic mail to the extent provided in the following paragraph of this subsection 10.8, as provided pursuant to such paragraph; provided, that notices to Administrative Agent and Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

                  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Section 2 or Section 3 hereof if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

                  Credit Documents and notices under the Credit Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Credit Parties, Administrative Agent and

Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

         10.9.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  A. All representations, warranties and agreements made herein or in any other Credit Document shall survive the execution and delivery of this Agreement and the issuance of the Letters of Credit hereunder.

                  B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 2.6D, 2.7, 3.5A, 10.2, 10.3, 10.4, 10.19 and 10.20 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.19 and 10.20 shall survive the payment of the Revolving Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement (and the benefits to a Lender of such agreements of Borrowers shall survive such Lender's ceasing to be a party hereto pursuant to subsection 10.1B).

         10.10.   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                  No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         10.11.   MARSHALLING; PAYMENTS SET ASIDE.

                  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

         10.12.   SEVERABILITY.

                  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         10.13. OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE WAIVER.

                  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Letter of Credit Commitments of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

                  To the extent permitted by law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Credit Document, any transaction contemplated by the Credit Documents, any Letter of Credit or Revolving Loan or the use of proceeds of drawings thereunder.

         10.14.   RELEASE OF SECURITY INTEREST.

                  Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Credit Party desires to obtain a security interest release from Collateral Agent, such Credit Party shall deliver to Administrative Agent and Collateral Agent an Officer's Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and of the Credit Documents and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Collateral Agent shall, at such Credit Party's expense, so long as Collateral Agent (a) believes in good faith that the facts stated in such Officer's Certificate are true and correct and (b) if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral as may be reasonably requested by such Credit Party. In the event of any conflict or inconsistency between this subsection 10.14 and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         10.15.   HEADINGS.

                  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         10.16.   APPLICABLE LAW.

                  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

         10.17.   CONSTRUCTION OF AGREEMENT.

                  Each of the parties hereto acknowledges that it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, that it has had full and fair opportunity to review and revise the terms of this Agreement, and that this Agreement has been drafted jointly by all of the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

         10.18.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK (AS ANY OF ADMINISTRATIVE AGENT, ANY LENDER OR LENDERS BRINGING SUCH ACTION MAY ELECT IN ITS OR THEIR SOLE DISCRETION). BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                  (I)      ACCEPTS (AND SUBMITS TO) GENERALLY AND
         UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                  (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                  (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH

         BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

                  (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                  (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

                  (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

         10.19.   WAIVER OF JURY TRIAL.

                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS CREDIT TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE CREDIT EXTENDED HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         10.20.   CONFIDENTIALITY.

                  Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrowers that in any event a Lender may make (a) disclosures to Affiliates and professional advisors of such Lender, (b) disclosures reasonably required by (i) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Obligations or any participations therein, or (ii) any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors provided, that such assignee, transferee, participant, contractual counterparty or professional advisor agrees to keep such information confidential to the same extent required of Lenders hereunder, (c) disclosures to any court or tribunal (whether or not pursuant to subpoena) in connection with any action arising out of or related to this Agreement, or (d) disclosures required or requested by any Government Authority or representative thereof or pursuant to legal process; provided, that unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries (including CPIH Subsidiaries).

                  Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their respective Affiliates) (collectively, the "LENDER PARTIES") may disclose to any and all Persons, without limitation of any kind, (x) any information with respect to United States federal and state income tax treatment and United States federal income tax structure of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other non-public business or financial information that is unrelated to such tax treatment or facts, and (y) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Lender Parties.

         10.21.   NO FIDUCIARY DUTY.

                  Neither Administrative Agent nor any Lender has or shall have, by reason of this Agreement or any of the Credit Documents, a fiduciary relationship in respect of, or a fiduciary duty to, any Borrower, Borrowers, any other Credit Party or Credit Parties, and the relationship between Administrative Agent and Lenders, on one hand, and each Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

         10.22.   COUNTERPARTS; EFFECTIVENESS.

                  This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         10.23.   NO THIRD PARTY BENEFICIARIES.

                  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees and Released Parties related to Administrative Agent, and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

                              COVANTA ENERGY CORPORATION, as Borrower

                              By:_______________________________________________
                              Title:____________________________________________

                              EACH OF THE ENTITIES NAMED ON SCHEDULE A ANNEXED HERETO, as a Borrower

                              By:_______________________________________________
                              Title:____________________________________________

                              Notice Address for each Borrower:
                                       c/o Covanta Energy Group, Inc.
                                       40 Lane Road
                                       Fairfield, NJ  07007
                                       Attn:  Jeffrey Horowitz, Esq.

ADMINISTRATIVE AGENT AND LENDERS:

                              BANK ONE, NA,
                              as Administrative Agent and as Issuing Lender

                              By:_______________________________________________
                                 Name:__________________________________________
                                 Title:_________________________________________

                              Notice Address:
                                 120 South LaSalle Street
                                 8th Floor
                                 Chicago, IL 60603
                                 Attn:  Douglas Boersma
                                 Facsimile:  (312) 661-7352

                              SZ INVESTMENTS, L.L.C.,
                              as a Lender

                              By:_______________________________________________
                                 Name:__________________________________________
                                 Title:_________________________________________

                              Notice Address:
                              Two North Riverside Plaza
                              Suite 600
                              Chicago, Illinois 60606
                              Attention:Donald J. Liebentritt and Philip
                                        G. Tinkler
                              Facsimile: (312) 454-0335

                              D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.,
                              as a Lender

                              By:_______________________________________________
                                 Name:__________________________________________
                                 Title:_________________________________________

                              Notice Address:

                              120 West Forty-Fifth Street
                              Floor 39, Tower 45
                              New York, NY 10036
                              Attention:  Max Holmes
                              Facsimile:  (212) 478-0100

                              with a copy to:
                              Willkie Farr & Gallagher
                              787 Seventh Avenue
                              New York, NY 10019
                              Attention:  Steven Wilamowsky, Esq.
                              Facsimile:  (212) 728-8111

                              THIRD AVENUE TRUST, ON BEHALF OF THE THIRD
                              AVENUE VALUE FUND SERIES,
                              as a Lender

                              By:_______________________________________________
                                 Name:__________________________________________
                                 Title:_________________________________________

                              Notice Address:

                              622 Third Avenue
                              New York, NY 10017
                              Attention:  General Counsel
                              Facsimile:  (212) 735-0003

                              with a copy to:
                              Pillsbury Winthrop LLP
                              One Battery Park Plaza
                              New York, NY 10004
                              Attention:  Richard Epling, Esq.
                              Facsimile:  (212) 858-1500